UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant Filed by a Party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Materials Pursuant to §240.14a-12

Cascade Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share of Cascade Financial Corporation (the “Common Stock”)
(2)	Aggregate number of securities to which transaction applies: 12,271,529 shares of Common Stock and 5,700 restricted stock units
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based on the sum of (A) 12,271,529 shares of Common Stock (the number of issued and outstanding shares of Common Stock as of March 24, 2011, plus (B) 5,700 restricted stock units outstanding as of March 24, 2011 multiplied by $0.44798382436. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161000 by the sum reflected in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $5,500,000.00
(5)	Total fee paid: $638.55
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[CASCADE LOGO]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Cascade Shareholders:

You are cordially invited to attend the special meeting of shareholders of Cascade Financial Corporation (“Cascade”) to be held on __________, _______________, 2011 at 5:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201.

At this special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Reorganization, dated as of March 3, 2011, and entered into on March 4, 2011 by Cascade and Opus Bank, pursuant to which (i) a wholly-owned subsidiary of Opus Bank will be merged with and into Cascade, with Cascade continuing thereafter as a wholly-owned subsidiary of Opus Bank, and (ii) Cascade’s subsidiary, Cascade Bank, will be merged with and into Opus Bank, with Opus Bank as the surviving bank.

If the merger is completed, each outstanding share of Cascade common stock will be converted into the right to receive approximately $0.45 in cash, without interest and less any applicable withholding taxes. In addition, Opus Bank has offered to purchase the $39.0 million of outstanding Cascade preferred stock (including accrued interest) and the associated warrant issued to the U.S. Department of the Treasury (“Treasury”) under the Capital Purchase Program for $16.25 million in cash. Treasury has indicated its willingness to agree to sell its Cascade preferred stock and warrant to Opus Bank for such cash consideration subject to entry into definitive documentation acceptable to Treasury in its sole discretion. Opus Bank also will assume Cascade’s obligations under its $25.8 million of trust preferred securities.

Upon completion of the merger, shares of Cascade common stock will no longer be listed on any stock exchange or quotation system, and you will not participate in our future earnings or growth.

Cascade’s executive officers and directors have agreed to vote their aggregate of 1,294,264 shares of Cascade common stock (which constitutes approximately 10.5% of Cascade’s outstanding shares of common stock), “FOR” the merger proposal.

Your vote is important. Because approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the special meeting, failing to vote or abstaining from voting, either in person or by proxy, will have the same effect as a vote against approval of the merger agreement. Whether or not you plan to attend the special meeting in person, please take the time to vote by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided or submit your proxy by telephone or over the Internet following instructions on the proxy card. If you deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement.

The Cascade Board of Directors has unanimously determined that the proposed merger and the transactions contemplated thereby are fair to and in the best interests of Cascade and its shareholders. The Board of Directors recommends that you vote, or give instruction to vote, “FOR” the adoption of the merger proposal.

The accompanying proxy statement contains a more complete description of the special meeting and the terms of the merger. We urge you to carefully review the entire proxy statement and the documents included with the proxy statement.

We look forward to seeing you at the special meeting, and we appreciate your continued loyalty and support.

Sincerely yours,

Carol K. Nelson
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement, dated April _____, 2011, is first being mailed to shareholders of Cascade on or about April _____, 2011.

[CASCADE LOGO]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON _______________, 2011

TO THE SHAREHOLDERS OF CASCADE FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cascade Financial Corporation (“Cascade”) will be held at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, on __________, _______________, 2011 at 5:00 p.m., Pacific time, for the following purpose:

1.           To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 3, 2011, by and among Cascade, Cascade Bank, Opus Bank (“Opus”) and Opus Acquisition, Inc., a wholly-owned subsidiary of Opus (“Opus Acquisition”), pursuant to which (i) Opus Acquisition will be merged with and into Cascade, with Cascade continuing thereafter as a wholly-owned subsidiary of Opus, and (ii) Cascade Bank will be merged with and into Opus, with Opus as the surviving bank, on and subject to the terms and conditions contained therein.

2.           To consider and vote on a proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve and adopt the merger agreement.

These proposals are described in detail in the accompanying proxy statement. At the special meeting, we may transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Cascade has fixed the close of business on _______________, 2011 as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Cascade’s outstanding common stock entitled to vote at the special meeting.

Cascade shareholders have the right to dissent from the merger and obtain payment of the fair value of their Cascade shares under Washington law. A copy of the applicable Washington statutory provisions regarding dissenters’ rights is attached as Appendix C to the accompanying proxy statement. For details of your dissenters’ rights and applicable procedures, please see the discussion under the heading “Dissenters’ Rights of Appraisal” of the accompanying proxy statement.

The Board of Directors of Cascade unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote present or represented by proxy of the holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope or submit your proxy by telephone or over the Internet following instructions on the proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement.

Please do not send any share certificates to Cascade at this time.  If our shareholders approve the adoption of the merger agreement and the merger is consummated, then the paying agent will send Cascade shareholders written instructions for exchanging their shares for the merger consideration.

By order of the Board of Directors,

Carol K. Nelson
Chief Executive Officer
Everett, Washington

Important Notice Regarding the Availability of Proxy Materials for
Cascade’s Special Meeting of Shareholders on ____, 2011.
The Cascade Notice of Special Meeting, Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended December 31, 2010, are available online at
http://www.cascadebank.com/shareholder.cfm? or http://www.snl.comIrweblinkx/docs.aspx?iid=102173.

_______________, 2011

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Merger	1
The Special Meeting	2
Background of the Merger	3
Reasons for the Merger	3
Cascade Obtained an Opinion that the Merger Consideration is Fair to Cascade’s Shareholders from a Financial Point of View	4
Regulatory Approvals	4
Recommendation of Cascade’s Board of Directors	4
Merger Financing	4
Effect of the Merger on Options and Restricted Stock	5
Material U.S. Federal Income Tax Consequences of the Merger	5
Interest of Cascade’s Directors and Executive Officers in the Merger	5
Security Ownership of Certain Beneficial Owners and Management	6
Dissenters’ Rights of Appraisal	6
Conditions to the Merger	6
No Solicitation	7
Termination of the Merger Agreement and Termination Fee	7
Amendments and Waivers	9
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	10
Questions and Answers About the Merger	10
Questions and Answers About the Special Meeting	12
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	17
THE SPECIAL MEETING	19
Date, Time, Place and Purpose of the Special Meeting	19
Record Date and Quorum	19
Vote Required for Approval	19

i

Proxies and Revocation	19
Adjournments	20
Dissenters’ Rights	21
Solicitation of Proxies	21
Recommendation of the Cascade Board of Directors	21
Questions and Additional Information	21
THE MERGER	22
The Parties to the Merger	22
Background of the Merger	23
Reasons for the Merger and Recommendation of the Board of Directors of Cascade	27
Opinion of Cascade’s Financial Advisor	30
Interest of Cascade’s Directors and Executive Officers in the Merger	37
Effects on Cascade if the Merger is Not Completed	39
Material U.S. Federal Income Tax Consequences of the Merger	40
Regulatory Approvals	41
THE MERGER AGREEMENT	43
General	43
Merger Consideration	43
Effect of the Merger on Cascade Stock Options and Restricted Shares	43
Merger Financing	43
Exchange of Cascade Stock Certificates	43
Effective Date and Time of the Merger	44
Conduct of Business Pending Effective Time	44
Additional Covenants	47
No Solicitation	48
Conditions to Completion of the Merger	49
Certain Employee Matters	50
Representations and Warranties of Cascade and Opus	51
Amendments and Waivers	52

ii

Termination of the Merger Agreement and Termination Fee	53
Cascade Shareholder Agreements	54
DISSENTERS’ RIGHTS OF APPRAISAL	55
Cascade Dissenters’ Rights	55
IMPORTANT INFORMATION ABOUT CASCADE FINANCIAL CORPORATION	57
Description of Business	57
Regulatory Actions	57
Description of Property	59
Legal Proceedings	59
Financial Statements and Supplementary Data	59
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	59
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	59
Selected Financial Data	59
Quantitative And Qualitative Disclosures About Market Risk	59
MARKET DATA AND DIVIDEND DATA	60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
ADJOURNMENT OF THE SPECIAL MEETING	63
OTHER BUSINESS	63
FUTURE SHAREHOLDER PROPOSALS	63
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	63
WHERE YOU CAN FIND MORE INFORMATION	63

APPENDICES:

Appendix A -Agreement and Plan of Reorganization, dated as of March 3, 2011, among Opus Bank, Opus Acquisition, Inc., Cascade Financial Corporation and Cascade Bank	A-1
Appendix B - Opinion of Sandler O’Neill + Partners, L.P.	B-1
Appendix C - Dissenters’ Rights Under the Washington Business Corporation Act	C-1
Appendix D - Cascade’s Annual Report on Form 10-K for the year ending December 31, 2010	D-1
Appendix E – Form of Proxy	E-1

iii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the merger agreement, and the documents to which we refer you. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized. See also “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “Cascade,” “we,” “our,” “us” and similar words in this proxy statement refer to Cascade Financial Corporation and its subsidiaries.

The Parties to the Merger (page 22)

Cascade Financial Corporation is a Washington corporation and a bank holding company. Through its wholly-owned subsidiary, Cascade Bank, which we refer to as Cascade Bank, Cascade operates in western Washington state. Cascade’s primary business is providing traditional commercial and retail banking services to customers. Cascade also provides other financial services, including, mortgage services and investment products.

Cascade and Cascade Bank are subject to pending regulatory actions with respect to their operations, including a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“Washington DFI”), which we refer to as the “FDIC Order,” and a supervisory agreement with the Federal Reserve Bank of San Francisco (“FRB”), which we refer to as the “FRB Agreement,” described below in “Important Information About Cascade Financial Corporation—Regulatory Actions”. As a result of these regulatory actions, the significant operating losses we incurred in 2010 and 2009, and the resulting deterioration of our capital position, we believe there is substantial doubt about our ability to continue as a going concern.

Opus Bank, which we refer to as Opus, is a California state-chartered bank headquartered in Irvine, California. Opus provides high value, relationship-based banking products and exceptional service to its clients, which are primarily comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers. Opus offers a wide range of loan products, including commercial and industrial, commercial real estate, multi-family residential, jumbo single-family residential, construction and consumer loans, and is a Small Business Administration (“SBA”) Preferred Lender. Opus operates banking offices in Los Angeles County, California, located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance.

Opus Acquisition, Inc., which we refer to as Opus Acquisition, is a wholly-owned subsidiary of Opus and is a Washington corporation formed on March 2, 2011 for the purpose of effecting the merger. Opus Acquisition has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Merger (page 22)

If Cascade’s shareholders approve the merger agreement at the special meeting, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of all other conditions to the merger, (i) Opus Acquisition will merge with and into Cascade with Cascade being the surviving corporation and (ii) Cascade Bank will merge with and into Opus, with Opus as the surviving bank. As a result of the merger, Cascade will become a wholly-owned subsidiary of Opus. Upon completion of the merger, shares of Cascade common stock will no longer be listed on any stock exchange or quotation system and each such outstanding share of Cascade common stock will be converted into the right to receive approximately $0.45 in cash, without interest and less any applicable withholding taxes. We currently expect to complete the merger in the latter part of the second quarter of 2011, however, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated.

We have included the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

The Special Meeting (page 19)

Date, Time and Place. The special meeting will be held on _______________, 2011, starting at 5:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, Everett, Washington 98201.

Purpose. At the special meeting, you will be asked to consider and vote on (1) the approval and adoption of the merger agreement, and (2) the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Cascade common stock at the close of business on _______________, 2011, the record date for the special meeting. You will have one vote for each share of Cascade common stock that you owned on the record date. As of the record date, there were 12,271,529 shares of Cascade common stock issued and outstanding and entitled to vote. A majority of Cascade common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote present or represented by proxy of the holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date and entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast in person or  by proxy at the special meeting on the matter.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet and you are a registered shareholder, you must do so no later than 2:00 p.m., Pacific time, on the date prior to the date of the special meeting. If your shares are held by a broker, you must do so no later than 8:59 p.m., Pacific time, the day prior to the date of the special meeting. If you do not return your proxy card or submit your proxy by phone or the Internet or attend the special meeting, your shares of Cascade common stock will not be voted. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number or the Internet voting instructions printed on your proxy card.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Cascade common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If your shares of Cascade common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of Cascade common stock, your nominee will not be able to vote such shares at the special meeting. Because the proposal to adopt the merger agreement requires the affirmative vote of holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date,   and your broker, bank, trust or other nominee does not have discretionary authority to vote on the merger proposal, the failure to instruct your nominee on how to vote your shares or abstaining from voting (including by way of a broker non-vote),  will have the same effect as a vote against approval of the merger agreement.  Because the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting on the matter, failure to vote or abstaining from voting will have no effect on the outcome of the proposal.

Revocability of Proxy. Any shareholder of record of Cascade common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 2:00 p.m., Pacific time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attention:  Corporate Secretary

Background of the Merger (page 23)

Since July 21, 2010, Cascade Bank has been operating under  the FDIC Order. Since November 2010, Cascade has operated under  the FRB Agreement.  The FDIC Order requires  Cascade Bank  to increase its capital ratios and imposes other restrictions on our operations. As of December 31, 2010, Cascade Bank required approximately $68.0 million in new capital to meet the minimum capital requirements mandated under the FDIC Order. Since late 2009, Cascade’s Board of Directors and management team have been reviewing alternatives to improve Cascade’s capital position with the assistance of its financial advisor, Sandler O’Neill + Partners LP (“Sandler O’Neill”), a nationally recognized investment banking firm and expert in the banking industry. As part of its review, the Board of Directors considered a range of alternatives, including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and actively solicited offers from potential investors and acquirers. After reviewing the range of alternatives available to Cascade, the Board of Directors determined that a merger with Opus pursuant to the terms of the merger agreement was in the best interests of Cascade and its shareholders. The merger agreement with Opus has been unanimously approved by the Boards of Directors of Cascade, Cascade Bank and Opus.

Reasons for the Merger (page 27)

In evaluating whether to adopt the merger agreement, the Cascade Board of Directors consulted with Cascade’s management and its financial and legal advisors, and considered a number of factors, including, among others:

•
the current condition of Cascade and the future prospects of its business in light of the current economic environment and the requirement for Cascade to raise capital in order to protect against potential future loan losses and achieve compliance with the FDIC Order and the FRB Agreement;

•
the pending regulatory actions against Cascade as a result of its noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Cascade Bank, and the risk of further regulatory action and penalties, including the potential seizure of Cascade Bank and the appointment of the FDIC as receiver;

•	the fact that Cascade’s existing capital resources were limiting management’s ability to effectively manage certain problem credits;

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Cascade in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Cascade;

•	the “going concern” qualification in our auditor’s opinion to our audited financial statements for the year ended December 31, 2010;

•
the information presented by Cascade’s financial advisor, Sandler O’Neill, to the Cascade Board of Directors with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration is fair from a financial point of view to the holders of Cascade common stock; and

•
the fact that Opus has agreed to retain most, if not all, of Cascade Bank’s officers and employees, which are expected to provide a degree of continuity and involvement by Cascade constituencies following the merger, in furtherance of the interests of Cascade’s customers, employees and the community.

These factors and others are more fully discussed under the heading “The Merger — Reasons for the Merger and Recommendation of the Board of Directors of Cascade”. After reviewing all of these factors, the Cascade Board unanimously determined that the merger and the transactions contemplated thereby are in the best interests of Cascade and Cascade’s shareholders and unanimously recommended that Cascade’s shareholders vote at the Cascade special meeting to approve the merger agreement.

Cascade Obtained an Opinion that the Merger Consideration is Fair to Cascade’s Shareholders from a Financial Point of View (page 30)

Sandler O’Neill was retained by Cascade to render an opinion to the Cascade Board of Directors with respect to the fairness, from a financial point of view, of the merger proposal consideration. Sandler O’Neill rendered an opinion to the Cascade Board of Directors that, as of March 3, 2011, the date the Cascade Board of Directors voted on the merger proposal, the consideration to be received in the merger was fair to Cascade’s shareholders from a financial point of view. A copy of the opinion delivered by Sandler O’Neill is attached to this proxy statement as Appendix B. Cascade’s shareholders should read the opinion completely to understand the assumptions made, matters considered, limitations and qualifications of the review undertaken by Sandler O’Neill in providing its opinion.

Regulatory Approvals (page 41)

Opus and Cascade have agreed to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FDIC and the State of California Department of Financial Institutions (“California DFI”), notice to the Washington DFI, and the waiver or approval of the FRB, each as described under “The Merger — Regulatory Approvals”. The merger cannot proceed in the absence of these regulatory approvals. Any approval granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than Opus’ management contemplates. Although Opus and Cascade expect to obtain the timely required regulatory approvals, there can be no assurance as to if or when these regulatory approvals will be obtained, or the terms and conditions on which the approvals may be granted.

Recommendation of Cascade’s Board of Directors (page 27)

Cascade’s Board of Directors believes that the merger is advisable and in the best interests of Cascade and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Merger Financing (page 43)

Opus’ obligation to complete the merger is not subject to a financing condition. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be $21.75 million, which includes $16.25 million to purchase the preferred stock and warrant issued by Cascade to the U.S. Department of the Treasury (“Treasury”) and $5.5 million to pay Cascade’s shareholders and holders of restricted stock the amounts due to them under the merger agreement at the closing of the merger. These payments are expected to be funded by Opus from cash on hand.

Effect of the Merger on Options and Restricted Stock (page 43)                                                                                                           Cascade Stock Options

All of Cascade’s 380,810 outstanding stock options are underwater and will be cancelled upon closing of the merger. No merger consideration will be paid for any of Cascade’s outstanding stock options.

Restricted Stock

All shares of Cascade common stock subject to time lapse restrictions will become fully vested and free of restrictions as of the effective time of the merger and holders of such shares will be entitled to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (page 40)

In general, the merger will be a taxable transaction for U.S. holders of Cascade common stock.  For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Holders are strongly encouraged to consult their tax advisors regarding the tax consequences of the merger to them. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Interests of Cascade’s Directors and Executive Officers in the Merger (page 37)

When considering the recommendations of the Cascade Board of Directors, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders, including the following: Stock Ownership

The directors and executive officers of Cascade, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 1,294,264 shares of Cascade common stock, including 100 shares of restricted stock that will be vested at the time of the merger, representing an aggregate of approximately 10.5% of the total outstanding shares of Cascade common stock.;

Change of Control Agreements

Cascade is a party to an employment agreement with Carol K. Nelson, and change of control/severance agreements with four of its other executive officers, Steven R. Erickson, Robert G. Disotell, LeAnne M. Harrington and Debbie E. McLeod. These agreements generally provide that in the event of a termination of employment by Cascade, or by the executive for good reason (other than Ms. Nelson), within 6 months before, or within 24 months (12 months for Ms. Nelson) after, a change of control, for reasons other than for cause, the executive will receive a lump sum payment on the first day of the seventh month after the termination of his or her employment in an amount equal to two times the amount of his or her base salary and incentive compensation for the twelve months prior to the effective date of the change of control and (with the exception of Ms. Nelson’s employment agreement) will continue to be covered by applicable life, medical, dental and disability plans for 24 months following termination of employment. Ms. Nelson’s agreement includes a retirement benefit of two times her salary and incentive compensation for the twelve months prior to her retirement, if she retires from Cascade after attaining age 57, payable over a 24 month period, and certain health benefits. The maximum aggregate amount of such payments (based on two times their salaries and bonuses) due to Ms. Nelson, Messrs. Erickson and Disotell, and Mses. Harrington and McLeod, upon such termination of their employment would be $621,638, $362,065, $325,323, $246,555 and $302,225, respectively.

Retention Arrangements

In exchange for the release of any claims under, and the cancellation of, the Cascade agreements described in the preceding paragraph, Opus intends to:

•
enter into a new employment agreement with Ms. Nelson and new change of control agreements with each of Messrs. Disotell and Erickson and Mses. Harrington and McLeod, with substantially similar terms as their current agreements;

•	increase the base salary of each of these executive officers; and
•	provide a retention payment to each of these executive officers.

Opus also intends to enter into similar retention arrangements with Debra L. Johnson, the chief financial officer of Cascade.  No retention arrangements have been finalized at this time.  The specific terms and conditions of all of the retention arrangements will be determined by Opus prior to closing, in consultation with Cascade's senior management.  See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger—Employment and Change of Control Severance Agreements—Proposed Arrangement”.

Insurance and Indemnification

Opus has agreed to maintain Cascade’s existing policies of directors and officers liability insurance (or at Opus’ option, obtain comparable coverage under its own insurance policies) for a period of six years after the merger. Opus has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Cascade for six years after the merger. Cascade previously purchased a prepaid non-cancellable six-year tail policy for $1.5 million.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee benefit matters for our officers and other employees. See “The Merger Agreement—Certain Employee Matters.”

Security Ownership of Certain Beneficial Owners and Management (page 61)

As of _______________, 2011, the record date for the special meeting, the directors and executive officers of Cascade beneficially owned in the aggregate approximately 1,294,264 shares of Cascade’s outstanding common stock entitled to vote at the special meeting or approximately 10.5% of Cascade’s outstanding common stock. All of our directors and executive officers have entered into shareholder agreements with Opus pursuant to which they have agreed to vote all of their shares of Cascade common stock in favor of the merger agreement.

Dissenters’ Rights of Appraisal (page 21)

As a shareholder of Cascade, you have dissenters’ rights under Washington law in connection with the merger described in this proxy statement.

Conditions to the Merger (page 49)

A number of conditions must be met for the parties to complete the merger. Any of these conditions may be waived by the party for whose benefit the condition exists. Currently, none of the parties intends to waive any condition to the merger. Conditions to the merger include:

•	the receipt of the approval of Cascade shareholders;

•
the receipt of the approval of Treasury to Opus’ purchase of the $39.0 million of outstanding preferred stock and the related warrant issued by Cascade to Treasury pursuant to the TARP Capital Purchase Program for $16.25 million on the terms of Treasury letter dated March 3, 2011;

•	the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger and related transactions;

•
approval from all necessary governmental agencies and authorities and no such approvals shall contain any conditions, restrictions or requirements which the Opus Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered into the merger agreement had such conditions, restrictions or requirements been known (any such condition, restriction or requirement, a “burdensome condition”);

•	the receipt of required consents to the transfer or assumption of Cascade’s leases and other material contracts;

•	the continuing accuracy of the parties’ representations and warranties to each other as of the closing date of the merger subject to the materiality standards in the merger agreement; and

•	the performance or compliance in all material respects by each party with its respective covenants and conditions required by the merger agreement.

No Solicitation (page 48)

So long as the merger agreement is in effect, Cascade and Cascade Bank may not:

•
solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal;

•	provide any confidential information or data to any person relating to any acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Opus;

•
approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

However, Cascade may participate in negotiations or discussions in response to an unsolicited acquisition proposal that the Board of Directors determines is a “superior proposal” if the Board of Directors of Cascade has determined, based on the advice of its outside counsel and financial advisor, that the failure to do so would breach, or would reasonably be expected to result in a breach of the fiduciary obligations of Cascade’s Board of Directors, Cascade has agreed to notify Opus of any superior proposal received. “Superior proposal” is described in “The Merger Agreement—No Solicitation”

Termination of the Merger Agreement and Termination Fee (page 53)

The parties can mutually agree at any time to terminate the merger agreement.

Any party can unilaterally terminate the merger agreement:

•
provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and which breach would entitle the non-breaching party not to consummate the merger;

•
if the merger is not consummated by August 1, 2011, except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or observe the covenants and agreements of such party or the failure of any of Cascade’s shareholders (if Cascade or Cascade Bank is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant shareholder agreement executed in connection with the merger agreement;

•
if the approval of any governmental authority required is denied by final nonappealable action or an application for such approval is permanently withdrawn at the request of a governmental authority, provided, however, that no party has the right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party; and

•	if Cascade’s shareholders do not approve the merger agreement.

Cascade may terminate the merger agreement, if:

•
at any time prior to the special meeting of Cascade’s shareholders to vote on the merger with Opus, Cascade receives an acquisition proposal from a third party and the Cascade Board of Directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such proposal is financially superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such “superior proposal” would be inconsistent with the proper exercise of its fiduciary duties and Opus does not make another proposal at least as favorable as the third party’s acquisition proposal within five business days after written notice by Cascade that its Board of Directors intends to accept the other proposal.  Any termination by Cascade pursuant to this termination right is conditioned upon Cascade paying Opus a $2.25 million termination fee.

Opus may terminate the merger agreement, in which case Cascade will be obligated to pay Opus a $2.25 Million termination fee, if:

•
Cascade breaches the non-solicitation provisions described under “The Merger Agreement—No Solicitation”; Cascade’s Board of Directors fails to make its recommendation to its shareholders to approve the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Opus; or Cascade materially breaches its obligations by failing to call, give notice of, convene and hold the special meeting of Cascade’s shareholders; or

•
a tender offer or exchange offer for 15% or more of the outstanding shares of Cascade’s common stock is commenced and Cascade’s Board of Directors recommends that Cascade’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

Cascade is required to pay a $2.25 million termination fee if an acquisition proposal has been publicly announced or otherwise communicated or made known to our senior management or Board of Directors (or any third party has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal), and:

•	the merger agreement is terminated:

▪	by Opus because of an uncured breach of any of Cascade’s or Cascade Bank’s representations, warranties or covenants set forth in the merger agreement;

▪	by Opus or Cascade or Cascade Bank prior to the vote of Cascade’s shareholders on the merger agreement because the merger has not been consummated by August 1, 2011; or

▪	by Opus or Cascade or Cascade Bank if Cascade’s shareholders do not approve the merger agreement; and

•
we enter  into a “control transaction” within 15 months after such termination, or a “control transaction” is consummated otherwise than pursuant to an agreement with Cascade or Cascade Bank within 18 months after such termination. “Control transaction” is described under “The Merger Agreement—Termination of the Merger Agreement and Termination Fee”.

If the merger agreement is terminated by either Cascade or Cascade Bank or Opus, due to a breach of a representation, warranty, covenant or undertaking by the other party, the breaching party is required to pay the non-breaching party $1.5 million as liquidated damages.

Amendments and Waivers (page 52)

Prior to the completion of the merger, any provision of the merger agreement may be waived (except with regard to the receipt of regulatory and shareholder approvals) by the party benefited by the provision, or amended or modified at any time, by an agreement in writing among the parties executed in the same manner as the merger agreement, except that after the special meeting of Cascade’s shareholders, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that Cascade shareholders may have regarding the merger and the special meeting, and brief answers to those questions. You are encouraged to read carefully this entire proxy statement, including the Appendices, and the other documents to which this proxy statement refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this proxy statement to Opus are to Opus Bank, a California state-chartered bank; all references to Opus Acquisition are to Opus Acquisition, Inc., a Washington corporation; all references to Cascade are to Cascade Financial Corporation, a Washington corporation, and its subsidiaries; all references to Cascade Bank are to Cascade Bank; and all references to the merger agreement are to the Agreement and Plan of Reorganization, dated as of March 3, 2011, by and among Cascade, Cascade Bank, Opus and Opus Acquisition, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Questions and Answers About the Merger.

Q:	Why am I receiving this document?

A:
Opus and Cascade have agreed to a merger, pursuant to which (i) Opus Acquisition will merge with and into Cascade and Cascade will continue as the surviving corporation as a direct, wholly-owned subsidiary of Opus and will cease to be a publicly held corporation, and (ii) Cascade Bank will merge with and into Opus, and Opus Bank will continue as the surviving bank. To complete the merger, Cascade shareholders must vote to approve and adopt the merger agreement, and Cascade is holding a special meeting of shareholders to obtain such shareholder approval.

This document is the proxy statement by which the Cascade Board of Directors is soliciting proxies from you to vote on the approval and adoption of the merger agreement, as it may be amended from time to time, at the special meeting or at any adjournment of the special meeting.

Q:	What will happen in the merger?

A:
In the merger, (i) Opus Acquisition, a wholly-owned subsidiary of Opus formed for the purposes of the transaction, will merge with and into Cascade and Cascade will continue as the surviving corporation as a direct, wholly-owned subsidiary of Opus and will cease to be a publicly held corporation, and (ii) Cascade Bank will merge into Opus, and Opus Bank will continue as the surviving bank.

Q:	What will I receive in the merger?

A:
If the merger is completed, each share of Cascade common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately $0.45 in cash (the “merger consideration”), without interest and less any applicable withholding tax. The closing sale price of our common stock as quoted on the NASDAQ Capital Market on March 3, 2011, the last trading day prior to announcement of the execution of the merger agreement, was approximately $0.55 per share. The approximately $0.45 per share to be paid for each share of common stock in the merger represents a discount of approximately 18.0% to the closing sale price on March 3, 2011.

While the cash price to shareholders is less than Cascade’s recent trading price per share as reported on NASDAQ prior to the announcement of the merger, this transaction gives all of our shareholders a way to liquidate their investment at a fixed price, without being subjected to further market price and liquidity risks.

Q.	Who is Opus Bank?

A.
Opus is a FDIC insured California state-chartered commercial bank, formerly known as Bay Cities National Bank. In September 2010, Opus completed a recapitalization which raised approximately $460.0 million of new capital. The recapitalization was led by Stephen H. Gordon, chairman and chief executive officer of Opus. Opus’ business model is to build, through organic growth and acquisitions, a super-regional banking franchise in the Western region of the United States. Opus operates banking offices in Los Angeles County, California, located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, and maintains an executive and administrative office in Irvine, located in Orange County, California. As of December 31, 2010, Opus had $693.5 million of total assets, $104 million of total loans, $275.3 million in total deposits, and $414.2 million of total equity.

As a community focused bank and SBA Preferred Lender, Opus provides much needed capital funding to entrepreneurs and businesses that have the vision and ability to grow. Through its commercial and SBA loans, Opus Bank provides working capital for inventory growth, investment in new equipment, and expanded employment, which should stimulate our communities’ economic growth. Opus is a true community bank and offers high value, relationship-based banking products and exceptional service to small and mid-sized commercial businesses, consumers, professionals, and families. Opus offers a wide range of loan products, including commercial and industrial, commercial real estate, multi-family residential, and jumbo single-family residential loans.

Q.	Why did Cascade agree to a deal with Opus?

A.
Since late 2009, Cascade’s Board of Directors and management team have been reviewing alternatives to improve Cascade’s capital position. As part of its review, the Board of Directors considered a range of alternatives including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, including a public offering.

After actively marketing Cascade for the past eighteen months nationally to potential investors and acquirers with the assistance of our financial advisor, Sandler O’Neill, exploring all options and consulting with the banking regulators, ultimately our Board of Directors was convinced that the merger transaction with Opus was in the best interest of Cascade and its shareholders, given the regulatory and economic risks we faced, and the difficulty of raising additional capital as required by the FDIC Order.

Q.	What are the terms of the transaction?

A.
According to the terms of the merger agreement, Opus will pay $16.25 million to retire Cascade’s $39.0 million in preferred stock and associated warrant issued to Treasury under the TARP Capital Purchase Program, and $5.5 million in cash to the holders of Cascade’s common stock. The purchase price for Cascade’s common stock represents approximately $0.45 per share of outstanding common stock.

Q:	Does Cascade’s Board of Directors recommend that shareholders approve and adopt the merger agreement?

A:
Yes. The Cascade Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and in the best interests of Cascade and its shareholders. Therefore, the Cascade Board of Directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement at the special meeting. See “The Merger—Reasons for the Merger and Recommendation of the Board of Directors of Cascade.”

In considering the recommendation of Cascade’s Board of Directors, shareholders of Cascade should be aware that members of Cascade’s Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Cascade shareholders. See “The Merger—Interest of Cascade’s Directors and Executive Officers in the Merger.”

Q:	What happens if the merger is not completed?

A:
If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, we will remain subject to the FDIC Order and the FRB Agreement, and shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2010, included as Appendix D to this proxy statement, and any updates to those risks and uncertainties set forth in our current and quarterly reports and press releases we file with the SEC. Under specified circumstances, we may be required to pay Opus a termination fee and expenses as described under the caption “The Merger Agreement—Termination of the Merger Agreement and Termination Fee.”

Q:	Will the proceeds I receive for my shares in the merger be taxable to me?

A:
In general, the merger will be a taxable transaction for “U.S. holders” (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Cascade common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Please review carefully the information under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What if I have Cascade stock options or restricted stock?

A:
Upon completion of the merger, each award, option, or other right to purchase or acquire shares of Cascade common stock granted by Cascade under its stock option, incentive and purchase plans, which are outstanding immediately prior to the merger, whether or not vested, will be cancelled. As of March ____, 2011, there were 5,700 shares of Cascade restricted stock outstanding, each of which will vest on or before the merger, and be converted into and become rights to the merger consideration. Cascade’s directors, executive officers and their affiliates own 100 shares of such restricted stock.

Q:	When do Opus and Cascade expect to complete the merger?

A:
Opus and Cascade are working to complete the merger as soon as practicable. We currently expect the merger to be completed in the latter part of the second quarter of 2011, subject to the approval and adoption of the merger agreement by Cascade shareholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will be consummated. See “The Merger Agreement—Conditions to Completion of the Merger.”

Questions and Answers About the Special Meeting.

Q:	What am I being asked to vote on?

A:	Cascade shareholders are being asked to vote on the following proposals:

•	to approve and adopt the merger agreement; and

•
to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The approval by Cascade shareholders of the proposal to approve and adopt the merger agreement is a condition to the obligations of Opus and Cascade to complete the merger.

Q:	When and where is the special meeting?

A:	The special meeting will be held on _______________, 2011, at 5:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201.

Q:	Who can vote at the special meeting?

A:
All holders of Cascade common stock who held shares at the close of business on the record date for the special meeting (_______________, 2011) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on _______________, 2011, there were 12,271,529 shares of Cascade common stock outstanding and entitled to vote, held by approximately 3,300 holders of record. Each share of Cascade common stock is entitled to one vote.

Q:	How can I attend the Cascade special meeting?

A:
Cascade shareholders as of the close of business on _______________, 2011, and those who hold a valid proxy for the special meeting are entitled to attend the Cascade special meeting. Cascade shareholders should be prepared to present the admission ticket included with their proxy card and photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. Cascade shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as a most recent account statement prior to _______________, 2011, or other similar evidence of ownership. If Cascade shareholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the Cascade special meeting.

The Cascade special meeting will begin promptly at 5:00 p.m., Pacific time. Check-in will begin at 4:15 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Q:	What shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•
Approval and Adoption of the Merger Agreement. The affirmative vote of holders of at least two-thirds of the shares of Cascade common stock issued and outstanding. If you abstain or fail to vote on this proposal, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

•
Adjournment. The affirmative vote of holders of  a majority of the votes cast in person or  by proxy at the special meeting on the matter.  If you abstain or fail to vote on this proposal, it will have no effect on the outcome of the proposal.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:
The presence in person or by proxy of the holders of a majority of the outstanding shares of Cascade common stock is necessary to constitute a quorum at the special meeting. If a shareholder is not present in person or represented by proxy at the special meeting, such shareholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:
No. If you hold shares of Cascade common stock in an account at a bank, broker or other nominee and do not chose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of Cascade common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a legal proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of Cascade common stock and authorizing you to vote. Brokers will NOT vote shares of Cascade common stock held in “street name” unless you have instructed your broker how to vote.

Q:	Is my vote important?

A:
Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Cascade to obtain the necessary quorum to hold the special meeting. In addition, if you abstain or fail to vote, that will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval and adoption of the merger agreement without instructions from you. The Cascade Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Cascade shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Cascade’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do I have dissenters’ rights in respect of the merger?

A:
Yes. If you (i) do not vote in favor of the adoption of the merger agreement and (ii) deliver to Cascade before the special meeting a written notice of dissent and otherwise comply with the requirements of Washington law, you will be entitled to assert dissenters’ rights. A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “Dissenters’ Rights of Appraisal”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this proxy statement as Appendix C.

Q:	How do the Cascade insiders intend to vote their shares?

A:
Cascade’s directors and executive officers have agreed to vote their aggregate 1,294,264 shares of Cascade common stock (which constitutes approximately 10.5% of Cascade’s outstanding shares of common stock), “FOR” the merger proposal.

Q:	Should I send in my share certificates now?

A:
No. You should not send in your share certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your Cascade shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:
Cascade will count a properly executed proxy marked “ABSTAIN” with respect to the merger proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the merger will have the same effect as a vote “AGAINST” the merger agreement.

In order to exercise your dissenters’ rights, you must deliver to Cascade before the special meeting a written notice of dissent, not vote in favor of the merger agreement, and otherwise comply with the requirements of Washington law.  Your vote against the merger agreement, alone, will not constitute notice of your intent to exercise dissenters’ rights.

Q:	How will my proxy be voted?

A:
All shares of Cascade common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Cascade common stock should be voted, the shares of Cascade common stock represented by your proxy will be voted as the Cascade Board of Directors recommends and therefore “FOR” the approval and adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

Q:	How will my shares of common stock held in Cascade’s 401(k) Plan be voted?

A:
If a shareholder is a participant in the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan, which we refer to as the 401(k) Plan, the proxy card represents the voting instruction to the plan administrator, Northwest Plan Services, Inc., as to how the plan administrator should instruct the plan trustees to vote shares of Cascade common stock held in the participant’s 401(k) Plan account. The contact information for Northwest Plan Services, Inc. is Attention:  CASB Proxy, 5446 California Avenue S.W., Suite 200, Seattle, Washington 98136; telephone (206) 933-1500, facsimile (206) 938-5987; e-mail nwp401(k)@nwp401(k).com.  The instructions are confidential and will not be disclosed to Cascade or the plan trustees.  If participants properly execute the proxy card, the plan administrator will tabulate the votes in accordance with such participants’ voting instructions, and the plan administrator will instruct the 401(k) Plan trustees how to vote such participants’ shares in the 401(k) Plan.  Shares for which no voting instructions are received or for which proper voting instructions are not received will be voted in the same proportion as shares for which the plan administrator  has received voting instructions.  The trustees of the 401(k) Plan are Richard Anderson, Debbie Bronson, Debra Johnson, Carol Nelson and Brandt Westover.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Cascade without an indication of how the shareholder intends to vote will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Shareholders will not be entitled to exercise their dissenters’ rights if such shareholders return proxy cards to Cascade without an indication of how they desire to vote with respect to the merger proposal.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Cascade common stock will be represented and voted at the special meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If your shares of Cascade common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time before your proxy is voted by any of the following actions:

•	delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 2:00 p.m., Pacific time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attention:  Corporate Secretary

Q:	Who can answer my questions?

A:
Cascade shareholders, banks and brokers should call Advantage Proxy toll-free at (877) 870-8565 with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement or proxy cards.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and are considered “forward-looking.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue”, “predicts”, “potential”, “ongoing”, or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, effects on us if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•
the conditions to the completion of the merger may not be satisfied, or the merger agreement may be terminated prior to closing, which would, in some cases, require us to pay a $2.25 million termination fee to Opus;

•	we may be required to pay $1.5 million as liquidated damages to Opus if we breach or fail to perform our obligations under the merger agreement;

•	the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule;

•
disruptions and uncertainty, including diversion of management attention, resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	we have and will continue to incur significant expenses related to the merger prior to its closing and the merger may involve unexpected costs or unexpected liabilities;

•	the impact of compensation and other restrictions imposed under the TARP Capital Purchase Program until Cascade’s outstanding preferred stock issued under such program is repaid;

•
legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, increases in regulatory capital requirements, and changes in Treasury’s Capital Purchase Program;

•
Cascade’s ability to comply with any requirements imposed on us and Cascade Bank by our respective regulators, including the FDIC Order and the FRB Agreement, and the potential negative consequences that may result;

•	the outcome of any legal proceedings, if any, that may be instituted against Cascade or Opus and others related to the merger agreement;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	changes in the general economic business conditions;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in the financial performance and/or condition of borrowers;

•	inflation, interest rate, cost of funds, securities market and monetary fluctuations;

•	changes in the competitive environment in which we operate; and

•
additional factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement, under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” and as such factors may be revised or updated in subsequent current and quarterly reports and press releases we file with the SEC.

See “Where You Can Find More Information.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Cascade’s shareholders as part of the solicitation of proxies by the Cascade Board of Directors for use at the special meeting to be held on _______________, 2011, starting at 5:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, or at any adjournment or postponement thereof. The purpose of the special meeting is for Cascade’s shareholders to consider and vote on (i) the approval and adoption of the merger agreement and (ii) approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Cascade’s shareholders must adopt the merger agreement in order for the merger to occur. If Cascade’s shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on _______________, 2011 as the record date for the special meeting, and only holders of record of Cascade common stock on the record date are entitled to vote at the special meeting. As of the record date, there were 12,271,529 shares of Cascade common stock outstanding and entitled to vote. Each share of Cascade common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Cascade common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Cascade common stock present in person or represented at the special meeting but not voted, including shares of Cascade common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of holders of at least two-thirds of the shares of Cascade common stock  issued and outstanding as of the record date of _______________, 2011. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting on the matter. Therefore, if you abstain or fail to vote, it will have no effect on the outcome of the proposal to adjourn the special meeting.

Proxies and Revocation

If you are a shareholder of record of your shares of Cascade common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by Cascade at any time prior to 2:00 p.m., Pacific time, on the date prior to the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Cascade Board of Directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of Cascade common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers, banks, trusts or other nominees who hold shares of Cascade common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, trust or other nominee holds your shares of Cascade common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers, banks, trusts and other nominees will not have discretionary authority to vote on either proposal, Cascade anticipates that there will not be any broker non-votes in connection with either proposal.

Proxies received by Cascade at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of shares of Cascade common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 2:00 p.m., Pacific time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attn: Corporate Secretary

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Cascade prior to 2:00 p.m., Pacific time, on the date prior to the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting on the matter may adjourn the special meeting. Because a majority of the votes cast at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions or failure to vote will have no effect on the outcome of the proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Cascade’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Dissenters’ Rights

Cascade shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Cascade shares, and receive payment in cash equal to the appraised fair value of their Cascade shares instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Cascade shareholder must (i) notify Cascade prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Cascade common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s dissenters’ rights.

A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “Dissenters’ Rights of Appraisal”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this proxy statement as Appendix C.

Solicitation of Proxies

Cascade will pay all of the costs of soliciting proxies in connection with the Cascade special meeting. Cascade has engaged Advantage Proxy as its proxy solicitation firm. Such firm will be paid its customary fee of $12,500 plus $5.00 per call, and out of pocket expenses. In addition, solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers and employees of Cascade who will not be specially compensated for such solicitation. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Recommendation of the Cascade Board of Directors

THE CASCADE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF CASCADE AND ITS SHAREHOLDERS. THE MEMBERS OF THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE CASCADE SHAREHOLDERS VOTE AT THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL.

Cascade’s shareholders should note that Cascade directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Cascade. See “The Merger— Interest of Cascade’s Directors and Executive Officers in the Merger.”

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, Cascade shareholders, banks and brokers should call Advantage Proxy toll-free at (877) 870-8565.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by Cascade, Opus or any other person. The delivery of this proxy statement does not, under any circumstances, create any implication that there has been no change in the business or affairs of Cascade or Opus since the date of this proxy statement.

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement as Appendix A. All shareholders are urged to read the merger agreement in its entirety.

The Parties to the Merger

Cascade Financial Corporation and Cascade Bank

Cascade is a Washington corporation and a bank holding company with $1.5 billion of total assets, $997.7 million of total loans, $1.1 billion in total deposits, and $58.5 million of total equity, as of December 31, 2010. Through its wholly-owned subsidiary, Cascade Bank, Cascade operates in western Washington state. Cascade’s primary business is providing traditional commercial and retail banking services to customers. Cascade also provides other financial services, mortgage services and investment products.

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank maintains an “Outstanding” CRA rating and has proudly served the Puget Sound region for over 90 years. Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds, in the state of Washington.

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Telephone: (425) 339-5500

Opus Bank

Opus is an FDIC insured California state-chartered commercial bank with $693.5 million of total assets, $104 million of total loans, $275.3 million in total deposits, and $414.2 million of total equity, as of December 31, 2010. Opus provides high value, relationship-based banking products and exceptional service to its clients comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers. Opus Bank offers a wide range of loan products, including commercial and industrial, commercial real estate, multifamily residential, jumbo single-family residential, construction, consumer loans, and is a SBA Preferred Lender. Opus Bank currently operates banking offices in Los Angeles County, California located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, and maintains an executive and administrative office in Irvine, located in Orange County, California.

Opus Bank
19900 McArthur Boulevard, 12th Floor
Irvine, California 92612
Telephone: (949) 250-9800

Opus Acquisition, Inc.

Opus Acquisition, a wholly-owned subsidiary of Opus, is a Washington corporation formed on March 2, 2011 for the purpose of effecting the merger. At the effective time of the merger, Opus Acquisition will be merged with and into Cascade, with Cascade as the surviving corporation. Opus Acquisition has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Opus Acquisition, Inc.
c/o Opus Bank
19900 McArthur Boulevard, 12th Floor
Irvine, California 92612
Telephone: (949) 250-9800

Background of the Merger

Examination of Strategic Alternatives by Cascade Prior to Discussions with Opus

When the financial and market crisis began and the economic recession deepened in Washington state in the Fall of 2008, Cascade’s Board of Directors and management began discussing strategies to improve Cascade’s capital position and address the potential deterioration in Cascade’s loan portfolio. Strategies discussed included raising capital by issuing capital securities, selling existing loans and securities, reducing lending, reducing expenses, and the sale/leaseback of appreciated bank properties.

In November 2008, Cascade was able to raise $39.0 million of additional capital by issuing preferred shares and a warrant to Treasury under the TARP Capital Purchase Program.

On December 18, 2008, Cascade filed a shelf registration statement with the SEC to raise up to $60.0 million of additional capital from time to time, through the sale of equity and debt securities if and when market conditions should improve.

In 2009 Cascade experienced increased losses in its loan portfolio, and in the first and second quarters of 2009 we announced losses to common shareholders of $5.40 million and $22.0 million, respectively. The second quarter loss included a $11.7 million non-cash charge for goodwill impairment.

In June 2009 Cascade announced that it would temporarily suspend its regular quarterly cash dividends on its common stock.

In September 2009, the FDIC designated Cascade as a “troubled institution” as a result of the safety and soundness examination of Cascade Bank by the FDIC and the Washington DFI. The examination report was received from the FDIC in December 2009 (the “examination report”).

In September 2009, the Cascade Board of Directors and management determined, in conjunction with the anticipated results from the examination report, that the losses in Cascade Bank’s loan portfolio made it imperative that Cascade take immediate steps to substantially increase its capital. The Board of Directors received presentations from two investment banking advisory firms to assess equity capital market conditions and estimate Cascade’s capital requirements. Financial modeling using stressed scenarios, including the methodology used by the FRB in its Supervisory Capital Assessment Program (SCAP) indicated a potential range of capital needed between $56.0 million and $120.0 million. Given the size of the potential capital raise and the anticipated offering price of Cascade stock, the Cascade Board of Directors believed it would also be prudent to explore the viability of a range of capital improvement alternatives including deleveraging the balance sheet, branch consolidations or closure, loan sales, common stock issuance or a merger transaction with a strategic partner.

Meanwhile, in order to preserve capital, the Cascade Board of Directors elected in November 2009 to defer interest payments on Cascade’s trust preferred debentures and to defer dividends on the preferred stock issued to Treasury.

On December 17, 2009, the Cascade Board of Directors engaged Sandler O’Neill to provide financial advice and assist the Board of Directors and management in pursuing all strategic and capital raising alternatives. These included, but were not limited to, the offering and sale of certain securities of Cascade in a public or private transaction or a possible business combination.

In December 2009, at Sandler O’Neill’s recommendation, Cascade engaged an independent loan review consulting firm to conduct an external review of Cascade’s loan portfolio, and authorized a special shareholder meeting to increase Cascade’s authorized common shares from 25 million to 100 million shares. Sandler O’Neill and the independent loan review consulting firm were onsite at Cascade’s office to conduct due diligence in January 2010.

Commencing in January 2010, the subject of raising capital was on the agenda for each monthly Board of Director’s meeting, with input from Sandler O’Neill by conference call or attendance at the meeting.

In February, 2010, Sandler O’Neill began contacting strategic partners and potential capital investors regarding a possible recapitalization or acquisition of Cascade. Sandler O’Neill contacted a number of potential financial investors between February 2010 and October 2010, with a total of 15 conducting meetings with management either in person or by phone. Beginning in October 2010, a total of 17 potential strategic partners were contacted regarding their interest in acquiring Cascade.

An increase of 40 million additional authorized shares was approved by our shareholders at the annual meeting on June 22, 2010.

Commencing in June 2010, the Finance Committee of Cascade’s Board of Directors and Sandler O’Neill began holding a series of weekly meetings to develop and execute a capital work plan, review options, define the range of capital needs and identify and recommend preferred capital raising options to the Board of Directors.

Also in June 2010, members of our senior management and Board of Directors, met with potential pool investors in Seattle in a meeting arranged by Sandler O’Neill, and met with a private equity group at Cascade’s offices in Everett, Washington, and conducted branch and property tours.

In July 2010, Sandler O’Neill was authorized by the Board of Directors to solicit interest in Cascade from the investment community, and management traveled to New York City with Sandler O’Neill to meet with potential investors, including institutional investors, private equity investors, and pool investors.

On July 21, 2010 Cascade announced its second quarter financial results, including a loss to common shareholders of $24.8 million, $12.9 million of which was a non-cash charge for impairment of goodwill.  When combined with Cascade’s first quarter 2010 financial results, year-to-date losses to common shareholders totaled $57.5 million for the six months ended June 30, 2010.

On July 21, 2010, as a result of the examination report and additional loan losses, the Cascade Board of Directors was required to enter into an agreement with the FDIC and the Washington DFI consenting to the FDIC Order, which required, among other things, that Cascade Bank increase its Tier 1 capital in such an amount as to equal or exceed 10% of Cascade Bank’s total assets and 12% of Cascade Bank’s risk-weighted  assets by November 18, 2010, and to maintain such capital levels thereafter.

In September 2010 we began implementing a series of securities transactions recommended by Sandler O’Neill to restructure our balance sheet and improve the capital ratios of Cascade Bank.

On October 12, 2010, Cascade and Sandler O’Neill established an electronic data room in which they made available to prospective investors and strategic partners certain confidential financial, operational and legal data regarding Cascade, and from which an interested party could make an acquisition or investment proposal.

In recent periods, the Cascade Board of Directors has also considered the effects on our operating results and capital of the restrictions imposed on us by the FDIC Order, and the restrictions imposed on us as a result of our participation in the TARP Capital Purchase Program. In addition, Cascade entered into the FRB Agreement on November 4, 2010.

In December 2010, Sandler O’Neill performed a market check to further solicit interest in acquiring Cascade. Sandler O’Neill contacted ten other international, national and regional banks and thrifts who declined interest. Senior management of Cascade also met with another regional bank that expressed potential interest in 2010. That bank and its advisors signed confidentiality agreements and entered the data room in December 2010.

Between late September 2010 and January 2011, five potential merger partners and/or investors who signed confidentiality agreements accessed the data room or received confidential information regarding Cascade and were provided the opportunity to ask questions of senior management. During this period, Sandler O’Neill regularly addressed the Cascade Board of Directors at its monthly meetings and weekly conference calls to update the Board of Directors on the interest level of the parties in the data room.

On January 26, 2011, one of the banks that had previously declined interest in making a proposal, claimed that it had resolved certain regulatory issues and asked to sign a confidentiality agreement. No pricing was discussed. Cascade had already entered into the reimbursement agreement with Opus on December 15, 2010. After discussion, and with the advice and counsel of its financial and legal advisors, the Cascade Board of Directors concluded that the Opus proposal was more likely to be approved by the regulators and to result in a better price for Cascade’s common shareholders, and decided not to enter into a confidentiality agreement with the other bank.

In addition, in January 2011, another potential strategic partner conducted significant due diligence and expressed interest in submitting a proposal to Cascade. No pricing was discussed. Cascade broke off discussions with that bank after Cascade’s financial advisor determined that any proposal they submitted would likely have to be conditioned on their securing additional capital, and that there were other potential regulatory issues.

Other than Opus, ultimately none of the potentially interested parties submitted a proposal to acquire Cascade. Based on feedback provided to Cascade’s investment banking advisors, the other parties did not believe they could structure a transaction that was financially feasible. In certain cases, Cascade, with the assistance of its advisors, determined there could be problems obtaining regulatory approval for the transaction.

On January 25, 2011, Cascade announced its fourth quarter 2010 financial results, which included a loss to common shareholders of $8.6  million, including additional provisions for loan losses of $5.5 million.

On January 27, 2011 members of Cascade’s executive management team, Cascade’s legal counsel and a representative of Sandler O’Neill met with the FDIC and the FRB in San Francisco to present Cascade’s efforts to preserve and raise capital since the examination report and FDIC Order.

Discussions and Negotiations between Opus and Cascade

On October 26, 2010, Opus executed a confidentiality agreement with Cascade and entered the data room to conduct its preliminary due diligence and evaluation of Cascade.

On November 10, 2010, members of our senior management met with Stephen H. Gordon, chief executive officer of Opus, and his management team. Opus expressed interest in conducting further due diligence in order to make a proposal, and requested an expense reimbursement agreement with Cascade before proceeding with its further evaluation of Cascade.

On December 15, 2010, Cascade and Opus entered into a reimbursement agreement requiring Cascade to reimburse up to $1.0 million of Opus’ additional due diligence expenses to evaluate a potential acquisition, principally related to evaluating Cascade Bank’s loan portfolio and foreclosed real estate assets. If, after receiving and accepting a timely acquisition proposal from Opus, Cascade commenced a recapitalization or accepted a third party acquisition proposal prior to entering into a definitive agreement with Opus, and Opus did not match the other proposal, then Cascade was required to reimburse Opus for such costs.

Opus performed its onsite loan due diligence in January 2011.

On January 24, 2011, Opus indicated a willingness to enter into a cash merger transaction with Cascade at a price equal to approximately $0.61 per share of our common stock, subject to its continued due diligence and provided that Treasury would be willing to agree to sell its Cascade preferred stock at a discounted price.

On January 25, 2011, Cascade’s Board of Directors convened its regular January Board meeting and met in executive session to review the proposed terms of Opus’ offer letter.

On January 25, 2011, management of Opus met with the Opus Board of Directors to discuss the terms of a possible nonbinding letter of intent between Opus and Cascade. After discussions, the Opus Board of Directors and Opus management concluded that entering into a nonbinding letter of intent with Cascade would be a reasonable next step toward negotiating a definitive merger agreement between the parties.

On January 27, 2011, representatives of Cascade, Cascade’s legal counsel and Sandler O’Neill traveled to San Francisco to meet with representatives of Opus to discuss the terms of the proposed nonbinding letter of intent and other aspects of the transaction in general prior to meeting with representatives from the FDIC and the FRB.

Opus sent a draft of the letter of intent to Cascade setting forth the terms of a proposed transaction on January 28, 2010. The non binding letter of intent provided that the consideration for the acquisition of Cascade would be $9.0 million cash for its common stock and $9.75 million to Treasury for its preferred stock and warrant, a 75% discount to the $39.0 million face value of the preferred stock (and 77% with accrued interest of $2.9 million), which was conditioned on obtaining Treasury’s approval of such discount. In addition, the letter of intent provided that Opus would have an exclusive period to February 28, 2011, to negotiate the terms of a definitive agreement with Cascade. Following receipt of the proposed letter of intent, management met with representatives of Sandler O’Neill and Cascade’s legal counsel, Keller Rohrback L.L.P. (“Keller Rohrback”), to clarify terms of the proposal and a revised nonbinding letter of intent was finalized on January 30, 2011, and circulated to the Cascade Board of Directors.

On January 30, 2011, the Cascade Board of Directors met with representatives of Sandler O’Neill and Keller Rohrback and reviewed the proposal in detail. On the same date, representatives of the Cascade Board of Directors met by telephone with representatives of Opus who answered questions regarding the proposal, and the Cascade Board of Directors further considered the proposal.

After a lengthy discussion of the terms of Opus’ proposal, the Cascade Board of Directors authorized management to execute the nonbinding letter of intent. This authorization was based on the following conclusions of the Board of Directors:

•
Cascade does not presently have sufficient capital to meet the capital requirements of the regulatory agencies through organic resources. As of December 31, 2010, Cascade was considered “undercapitalized” using the standard regulatory criteria, and needed at least $68.0 million of additional capital to comply with the FDIC Order.

•	The proposed merger consideration was reasonable in the context of the current market environment and when compared to Cascade’s other possible alternatives.

•	Other efforts to raise capital over the past 18 months had resulted in no actionable alternatives.

•	The proposed offer would give Cascade shareholders an opportunity to liquidate their investment at a fixed price.

On January 30, 2011, Cascade entered into the non-binding letter of intent with Opus dated as of January 28, 2011. Cascade’s data room was closed to all other investors.

On February 7, 2011, Opus submitted its written proposal to Treasury to purchase Cascade’s preferred stock and warrant for $9.75 million. On January 26, 2011, Cascade was notified that Treasury retained Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) as its agent to enter the data room and make an evaluation of Cascade.

Subsequent to entering into the nonbinding letter of intent, Opus continued to complete its financial and business due diligence and commenced legal and regulatory due diligence on Cascade. Opus and its legal counsel, Patton Boggs LLP (“Patton Boggs”), provided a draft of the merger agreement to Cascade on February 8, 2011. Discussions and negotiations of the merger agreement among the various parties and due diligence continued throughout February 2011.  During the next several days, the various parties continued to negotiate the terms and conditions of the merger agreement and Patton Boggs distributed revised drafts of the merger agreement during this period.

Treasury, in a letter to Opus management dated February 25, 2011, indicated that, while it would be willing to consent to a sale of its shares of Cascade’s preferred stock and warrant, it could not accept the proposed consideration. In a subsequent telephone call that occurred without Cascade participating, a representative of Treasury informed members of Opus management that Treasury and its financial advisor, Howe Barnes, concluded that the $18.75 million valuation for Cascade was reasonable; however Treasury would insist on receiving a larger share of the aggregate proposed consideration if it was to agree to sell its shares of Cascade’s preferred stock and its warrant.  Treasury suggested that it should receive 80% of the aggregate proposed consideration, with the remaining 20%, or only $3.75 million in the aggregate, going to Cascade’s common shareholders.  To seek to induce Treasury to agree to allow a larger portion of the aggregate merger consideration to be paid to Cascade’s common shareholders, Opus management offered to increase the aggregate merger consideration to be paid from $18.75 million to $21.75 million.

On March 3, 2011, members of Cascade and Opus, and representatives of Sandler O’Neill, participated in a conference call with Treasury to attempt to negotiate a further discount to the amount to be paid for its shares of Cascade preferred stock and warrant. The effect would have been an increase to the amount available to common shareholders.

On March 3, 2011, representatives of Treasury indicated in a telephone call with representatives of Cascade and Opus that it would agree to accept a division of the aggregate merger compensation between Treasury and Cascade’s common shareholders of $16.25 million to Treasury and $5.5 million to Cascade’s common shareholders.

  Our full Board of Directors  then met that same day to evaluate the revised merger proposal of Opus. After reviewing presentations by Keller Rohrback and Sandler O’Neill, receiving a fairness opinion from Sandler O’Neill and lengthy discussion of the terms and conditions of the transaction and other possible alternatives, the Cascade Board of Directors unanimously resolved to approve the merger transaction with Opus. In addition, outside legal counsel advised the Board of Directors regarding their fiduciary duties. In connection with this decision, among other things, the Board of Directors considered that the merger agreement could be terminated by Cascade upon payment of a $2.25 million termination fee if Cascade receives a superior proposal as defined and subject to certain conditions provided in the Opus merger agreement.

Representatives of Cascade and Opus finalized a mutually agreeable merger agreement and on March 3, 2011, subject to Opus’ receipt of Treasury’s nonbinding commitment letter confirming the pricing, Opus and Cascade executed the merger agreement and delivered the signature pages to their respective counsel in escrow with instructions not to release the signatures unless and until the letter from Treasury was received.

On the morning of Friday, March 4, 2011, Opus received a letter from Treasury accepting, subject to completion of definitive documentation, Opus’ latest proposal to purchase Treasury’s securities for $16.25 million, a discount of 58.3%.

Following approval by our Board of Directors on March 4, 2011, the parties authorized their counsel to release their respective signature pages to the other party. The entry into the agreement with Opus was publicly announced after the close of the market on March 4, 2011.

Reasons for the Merger and Recommendation of the Board of Directors of Cascade

The persistent economic recession has severely impacted Washington state, and specifically the Snohomish County area, where we are headquartered. Cascade Bank has not been immune to such forces. Despite tremendous effort, and recent signs of improvement in our business, we have found it difficult to increase our capital ratios to the levels required by the FDIC Order. Our Board of Directors and management have been carefully considering all of our options to substantially increase Cascade’s capital base in an effort to comply with the FDIC Order and remain competitive. These options included potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and a public offering.

After carefully considering all of our options, while recognizing our fiduciary duty to shareholders, the current capital market conditions and the significant amount of capital required to meet regulatory ratios, it became clear that a merger with Opus represented the best solution for our shareholders, customers, and employees. On March 4, 2011, Cascade and Cascade Bank entered into the merger agreement dated as of March 3, 2011 with Opus pursuant to which Opus will acquire Cascade and Cascade Bank and, immediately thereafter, merge Cascade Bank with and into Opus Bank, with Opus as the surviving bank.

Opus’ vision of building a high quality, relationship-based community bank is consistent with Cascade’s vision, and its plans to grow through a strong super regional banking franchise should enable Opus to continue serving the customers and communities currently served by Cascade. As a community bank with stronger financial and operational resources, Opus will be able to provide a wider selection of products and services to our customers. Like Cascade, Opus Bank is a true community bank, operating five branches in California. We share many strategic and cultural goals with Opus and by joining forces we will be able to continue to serve our communities and support the economy of the State of Washington.

The Cascade Board of Directors believes that the merger is in the best interests of Cascade and its shareholders. Accordingly, the Cascade Board of Directors has unanimously approved the merger agreement and unanimously recommends that Cascade shareholders vote “FOR” the proposal to approve the merger agreement.

In approving the merger agreement, the Cascade Board of Directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. The terms of the merger agreement, including the consideration to be paid to Cascade shareholders, were the result of arm’s length negotiations between representatives of Opus and Cascade. In evaluating whether to merge with Opus, Cascade’s Board of Directors considered a number of factors, including, without limitation, the following:

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Cascade in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Cascade;

•
the information presented by Cascade’s financial advisor, Sandler O’Neill, to the Cascade Board of Directors with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration of approximately $0.45 cash per share to be received by the holders of our common stock pursuant to the merger, is fair from a financial point of view to the holders of Cascade common stock. See Appendix B to this proxy statement and “—Opinion of Cascade’s Financial Advisor” for more information on the analyses and opinion, including the assumptions made, matters considered and limitations stated;

•	current conditions in the U.S. capital markets, including the unavailability of other sources of capital and strategic or other merger partners to Cascade;

•
the pending regulatory actions against Cascade and Cascade Bank, including Cascade’s noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Cascade, and the risk of further regulatory action and penalties, including the potential closure of Cascade Bank;

•
the current condition of Cascade and the future prospects of the business in light of the current economic environment and the possibility that Cascade would need to raise additional capital in order to protect against future loan losses;

•	the effects of increased regulatory requirements on the financial services industry generally and on our income and expenses;

•
the process conducted by Cascade’s management with the assistance of Sandler O’Neill to identify potential merger partners and to solicit proposals as to the financial terms, structure and other aspects of a potential transaction from potential merger partners;

•
the current and historical prices of our common stock and the fact that while the merger consideration of approximately $0.45 in cash per share of our common stock represented a discount of approximately 18% from the market price of our common stock on March 3, 2011, the date immediately prior to the announcement of the merger agreement, the merger consideration represents approximately 113% of Cascade’s tangible book value attributable to our common stock after deducting the $39.0 million of outstanding preferred stock and related warrant issued to Treasury by Cascade in connection with its participation in the TARP Capital Purchase Program;

•
the proposed merger is for cash consideration, which provides a specific value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value;

•	Opus’ ability to negotiate and execute a definitive agreement and to close the merger on an expedited basis;

•
subject to certain conditions set forth in the merger agreement, including the payment of a $2.25 million termination fee, the merger agreement allows our Board of Directors in the exercise of its fiduciary duties, to consider a superior proposal, as defined in the merger agreement, which is presented to it, and to withdraw its recommendation to our shareholders to adopt the merger agreement and to terminate the merger agreement to accept such a superior proposal;

•
the fact that Opus has agreed to: (i) employ Carol K. Nelson as Washington Region President following consummation of the merger, and (ii) offer employment to most, if not all, of Cascade Bank’s officers and employees, which is expected to provide a degree of continuity and involvement by Cascade constituencies following the merger, in furtherance of the interests of Cascade’s customers, employees and the community;

•	the non-economic terms of the transaction, including the impact on existing customers, employees and the community;

•	the terms of the merger agreement generally, including the absence of a financing condition to Opus’ obligation to complete the merger;

•	the likelihood of consummating the transaction generally; and

•	the likelihood that the transaction will be approved by regulatory authorities without unacceptable conditions.

Our Board of Directors also considered a number of countervailing risks and factors concerning the proposed merger. These countervailing risks and factors included the following:

•
the fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings, if any, or receive any benefit from any future increase in value of Cascade;

•	the fact that an all cash transaction would be taxable to shareholders of Cascade for U.S. federal income tax purposes;

•	the low price per share of common stock reflected by the merger consideration compared to the historical prices of our common stock;

•	employee attrition and the potential effect on business and customer relationships;

•
that officers of Cascade, one of whom is also a director, have interests in the merger in addition to their interests generally as Cascade shareholders, including employment and change of control/severance agreements for five of its current executive officers, as described in “The Merger—Interest of Cascade’s Directors and Executive Officers in the Merger;”

•
the restrictions on Cascade’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving Cascade, and the effect of a termination fee of $2.25 million in favor of Opus, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to our shareholders by increasing the cost of a third party acquisition;

•	the fee of $1.5 million payable if either party breaches the merger agreement;

•	the risk to Cascade and its subsidiaries that Opus may not be able to obtain required regulatory approvals;

•
the fact that our officers and employees will have to focus extensively on actions required to complete the merger, as well as the substantial transaction costs that we will incur for the merger, even if it is not consummated; and

•
the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and are subject to certain restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The discussion of the information, risks and factors that our Board of Directors considered in arriving at its decision to approve the merger agreement and recommend that our shareholders vote to adopt the merger agreement is not intended to be exhaustive, but includes all material factors considered by our Board of Directors. In view of the wide variety of factors and risks considered in connection with its evaluation of the merger, our Board of Directors did not and did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors, although individual members of the Board of Directors may have assigned different weights to the factors and risks in their individual assessments of the merger. The overall analysis of the factors described above included multiple discussions with and questioning of our management, financial advisors and legal counsel. Our Board of Directors carefully considered the risks and uncertainties associated with our remaining an independent publicly-traded company. Many of those risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement, and any updates to those risks and uncertainties as may be set forth in our subsequent current and quarterly reports and press releases filed with the SEC, and the factors described below under “—Effects on Cascade if the Merger is Not Completed.”

BASED ON THE REASONS STATED, CASCADE’S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CASCADE AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF CASCADE THEREFORE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CASCADE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Opinion of Cascade’s Financial Advisor

The fairness opinion of Sandler O’Neill is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Cascade. You should not rely on any of these statements as having been made or adopted by Cascade.

By letter dated as of January 1, 2010, Cascade retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Cascade in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the March 3, 2011 meeting of the Board of Directors of Cascade at which Cascade’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of March 3, 2011, the merger consideration was fair to Cascade’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Cascade shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Cascade Board of Directors and is directed only to the fairness of the merger consideration to Cascade shareholders from a financial point of view. It does not address the underlying business decision of Cascade to engage in the merger or any other aspect of the merger and is not a recommendation to any Cascade shareholder as to how such shareholder should vote at the special meeting with respect to the merger, or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Cascade and Cascade Bank that Sandler O’Neill deemed relevant;

•
certain unaudited financial statements and other historical financial information of Opus, including Opus’ call report for the quarter ended December 31, 2010, that Sandler O’Neill deemed relevant in determining Opus’ financial capacity to undertake the merger;

•	internal financial projections for Cascade and Cascade Bank for the years ending December 31, 2011 through December 31, 2013;

•
a comparison of certain financial information for Cascade and Cascade Bank, with similar institutions for which publicly available information is available, including those publicly traded institutions with elevated levels of non-performing assets;

•
to the extent publicly available, the financial terms of certain recent business combinations in the banking industry, including those recent business combinations involving institutions with elevated levels of non-performing assets as seller;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Cascade the business, financial condition, results of operations and prospects of Cascade and Cascade Bank, including certain financial matters relating to Cascade’s ongoing operations, liquidity position, capital adequacy, regulatory position and asset quality.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was publicly available or otherwise reviewed by Sandler O’Neill and Sandler O’Neill has assumed its accuracy and completeness. Sandler O’Neill has further relied on the assurances of management of Cascade and Opus that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill is not an expert in the evaluation or application of FAS 141(R) accounting. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets or liabilities, the collateral securing assets or the liabilities, including an estimate of the impact of FASB 141(R), contingent or otherwise, of Cascade or any of its subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Cascade, nor did it review any individual credit files relating to Cascade. Sandler O’Neill expressed no opinion as to the adequacy of the allowance for loan losses of Cascade. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Cascade.

With respect to the financial projections for Cascade used by Sandler O’Neill in its analyses, the senior management of Cascade confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of the future financial performance of Cascade, and Sandler O'Neill assumed for purposes of its analyses that such performances reflected in all projections and estimates would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. Sandler O’Neill has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Cascade or Opus since the date of the most recent financial statements made available to it.

Sandler O’Neill assumed, in all respects material to its analysis, that Cascade will remain as a going concern for all periods relevant to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. With Cascade’s consent, Sandler O’Neill relied upon the advice Cascade received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, market, economic and other conditions as they existed on, and could be evaluated as of the date of its opinion. Events occurring after the date hereof could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof.

In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Cascade, no transaction is identical to the merger and no discounted exchange/redemption of preferred stock issued to Treasury as part of the TARP Capital Purchase Program is identical to the redemption of Cascade’s preferred stock. Accordingly, an analysis of comparable companies, discounted TARP preferred exchanges/redemptions or merger transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values, TARP preferred stock exchange/redemption rates or merger transaction values, as the case may be, of Cascade and the companies to which it is being compared.

In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cascade, Opus and Sandler O'Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Cascade Board of Directors at the Board of Directors’ March 3, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Cascade’s common stock or the prices at which Cascade’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, all of the outstanding shares of Cascade common stock will be exchanged for total cash consideration of $5.5 million. Based upon 12,271,529 Cascade shares outstanding and financial information for Cascade as of or for the twelve-month period ended December 31, 2010, Sandler O’Neill calculated a $0.45 transaction price per share. Sandler O’Neill calculated the following ratios:

Transaction Ratios
Transaction Value / Fully Diluted 2010 Earnings per Share	NM
Transaction Value / Book Value per Share	26%
Transaction Value / Tangible Book Value per Share	27%
Tangible Book Premium / Core Deposits1	(1.4%)
Premium to Market2	(20%)
____________________
1Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.
2Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Cascade’s common stock and the relationship between the movements in the prices of Cascade’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the weighted average performance (based upon market capitalization) of a peer group of publicly traded Pacific Northwest banks and thrifts, selected by Sandler O’Neill and the weighted average performance (based upon market capitalization) of a peer group of publicly traded nationwide banks with elevated levels of non-performing assets and low levels of tangible common equity to tangible assets ratios, also selected by Sandler O’Neill. The institutions included in the respective peer groups are identified in the relevant section under “—Comparable Companies Analysis” below.

As reflected in the tables shown below, during the one-year and three-year periods ending March 2, 2011, Cascade’s common stock underperformed the various indices and peer groups to which it was compared.

	Cascade’s One Year Stock Performance
	Beginning Index Value	Ending Index Value
	March 2, 2010	March 2, 2011
Cascade	100.0%	27.4%
Cascade Pacific Northwest peers	100.0%	104.1%
Cascade Nationwide peers	100.0%	55.2%
Nasdaq Bank Index	100.0%	102.2%
S&P 500 Index	100.0%	117.0%

Cascade’s Three Year Stock Performance
	Beginning Index Value	Ending Index Value
	February 29, 2008	March 2, 2011
Cascade	100.0%	4.4%
Cascade Pacific Northwest peers	100.0%	47.7%
Cascade Nationwide peers	100.0%	10.3%
Nasdaq Bank Index	100.0%	72.6%
S&P 500 Index	100.0%	98.3%

Comparable Companies Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Cascade and two separate groups of depository institutions selected by Sandler O’Neill.

The Pacific Northwest peer group consisted of the following publicly traded banks and thrifts headquartered in the states of Oregon and Washington with total assets between $700 million and $5.0 billion:

Banner Corporation	PremierWest Bancorp
Cascade Bancorp (Bend, OR)	Riverview Bancorp, Inc.
Columbia Banking System, Inc.	Timberland Bancorp, Inc.
First Financial Northwest, Inc.	Washington Banking Company
Heritage Financial Corporation	West Coast Bancorp
Pacific Continental Corporation

The nationwide peer group consisted of the following publicly traded banks with total assets between $1.0 billion and $5.0 billion, tangible common equity / tangible assets less than 3.0% and nonperforming assets / assets greater than 8.0% that have not raised capital in the last 24 months:

Centrue Financial Corporation	Integra Bank Corporation
FNB United Corp.	Macatawa Bank Corporation
Green Bankshares, Inc.	Old Second Bancorp, Inc.
Independent Bank Corporation	Princeton National Bancorp, Inc.

The analysis compared publicly available financial and market trading information for Cascade and the high, low, mean and median data for the peer groups as of and for the twelve-month period ended December 31, 2010. The table below compares the data for Cascade and the median data for the Cascade peer groups, with pricing data as of March 2, 2011.

Comparable Group Analysis

	Cascade	Pacific Northwest Peer Group Median Result	Nationwide Peer Group Median Result
Total Assets (in millions)	$1,498	$1,411	$2,022
Tangible Common Equity / Tangible Assets	1.39%	9.87%	1.54%
Tier 1 Leverage Ratio	5.5%	12.0%	5.66%
Total Risk-Based Capital Ratio	10.0%	17.9%	9.89%
Nonperforming Assets / Total Assets	9.77%	6.41%	10.19%
Allowance for Loan Losses / Total Loans	2.63%	2.58%	4.04%
Nonperforming Assets / Tangible Common Equity plus Allowance for Loan Losses	312.5%	55.1%	202.1%
Net Charge-offs / Average Loans	5.06%	1.88%	3.67%
Most Recent Quarter Net Interest Margin	2.54%	3.84%	3.52%
Most Recent Quarter Efficiency Ratio	105.4%	69.1%	86.1%
Most Recent Quarter Return on Avg. Assets	(2.10%)	0.40%	(5.69%)
Most Recent Quarter Return on Avg. Equity	(46.8%)	2.8%	(65.6%)
Market Capitalization (in millions)	$7	$210	$17
Price / Tangible Book Value Per Share	33%	122%	67%
Dividend Yield	0.00%	0.00%	0.00%
Last Twelve Months’ Stock Price Change	(73%)	(1%)	(52%)

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 10 merger transactions with announced transaction values announced nationwide between January 1, 2008 and March 2, 2011 involving banks and thrifts as acquired institutions having ratios of tangible common equity / tangible assets of less than 5.0% and nonperforming assets / total assets greater than 8.0%. Sandler O'Neill reviewed the acquired institutions’ ratios of tangible common equity / tangible assets and nonperforming assets / total assets as well as the multiples of transaction price at announcement to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. Sandler O’Neill calculated an actual transaction value of $0.45 per share for each outstanding share of Cascade.

	Cascade	Peer Group Median Result
Seller’s Tangible Common Equity / Tangible Assets	1.39%	3.51%
Seller’s Nonperforming Assets / Total Assets	9.77%	9.46%
Transaction Price / Book Value	26%	48%
Transaction Price / Tangible Book Value	27%	69%
Tangible Book Premium / Core Deposits1	(1.4%)	(4.3%)
Premium to Market Price2	(20%)	(24%)
____________________
1Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
2Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Sandler O’Neill then performed the same analysis on the four transactions in the above group in which cash consideration was paid to the acquired institution’s shareholders. Sandler O'Neill reviewed the multiples of transaction price at announcement to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to market price and computed high, low, mean and median multiples and premiums for the transactions.

	Cascade	Peer Group Median Result
Transaction Price / Book Value	26%	27%
Transaction Price / Tangible Book Value	27%	27%
Tangible Book Premium / Core Deposits1	(1.4%)	(4.4%)
Premium to Market Price2	(20%)	NM
____________________
1Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
2Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Sandler O’Neill also reviewed a separate group of 10 selected merger transactions announced nationwide between January 1, 2008 and March 2, 2011 with announced transaction values and publicly-available FASB 141(R) loan portfolio marks involving banks and thrifts as acquired institutions. FASB 141(R) purchase accounting rules include, among other things, fair value marks applied to the acquired institution’s balance sheet at closing of the transaction. Sandler O’Neill reviewed the multiples of transaction price at announcement to stated book value per share and transaction price at announcement to adjusted tangible book value per share.

	Cascade	Peer Group Median Result
Transaction Price / Stated Tangible Book Value	36%	109%
Transaction Price / Adjusted Tangible Book Value1	NM	242%
____________________
1Adjusted tangible book value defined as tangible book value less the loan portfolio mark tax affected at 35%; adjusted tangible book value does not include adjustments for all other estimated 141(R) marks.

Based upon the publicly-available information in the selected transactions detailed immediately above, Sandler O’Neill calculated a median FASB 141(R) mark to the selling institution’s loan portfolio of 11.1%. Sandler O’Neill then applied that percentage mark to Cascade’s loan portfolio and applied a range of additional pre-tax asset marks to Cascade’s balance sheet chosen to reflect different assumptions regarding the potential impact of FASB 141(R) balance sheet marks applied in the transaction. As the table below illustrates, this analysis indicated an imputed range of pro forma tangible book values per share from negative $2.78 to negative $8.07.

Additional Pre-Tax Asset Mark
$0	($25,000,000)	($50,000,000)	($75,000,000)	($100,000,000)
($2.78)	($4.10)	($5.43)	($6.75)	($8.07)

In all cases, the application of additional FASB 141(R) balance sheet marks above the levels applied to Cascade’s loan portfolio in the analysis above would produce a negative tangible book value per share.

Analysis of Selected Discounted TARP Preferred Exchanges/Redemptions. Sandler O’Neill reviewed the nine announced discounted TARP preferred stock exchanges/redemptions for common stock or cash since the initiation of Treasury’s TARP Capital Purchase Program. Sandler O’Neill reviewed the exchange discount to face value received by Treasury as well as the ratio of relative consideration received by Treasury to the consideration received (or implied in the case of a capital raise) by common shareholders in each of these transactions. The median multiples were compared to the terms agreed to by Treasury in connection with the merger.

	Cascade	Precedent Transaction Median Result
Exchange Discount	58.3%	60.0%
U.S. Treasury Consideration / Legacy Shareholder Consideration	2.95:1	3.85:1

Discounted Cash Flow and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of Cascade through December 31, 2015 under various circumstances, assuming Cascade performed in accordance with the financial projections for the years ending December 31, 2011 through December 31, 2013 and growth assumptions for the years ending December 31, 2014 and December 31, 2015 discussed with management. Sandler O’Neill assumed the completion of an exchange of Cascade’s outstanding TARP preferred stock into common shares at a 58% discount (at $0.50 per share) and a common equity raise of $57 million at $0.50 per share assumed to take place during 2011 to raise Cascade’s pro forma Tier 1 Leverage Ratio to 10%. To approximate the terminal value of Cascade’s common stock at December 31, 2015, Sandler O’Neill applied price/earnings multiples ranging from 10.0x to 20.0x and price/tangible book value multiples ranging from 100% to 225%. Both the range of price/earnings and price/tangible book value multiples were chosen to reflect different assumptions regarding market conditions. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cascade common stock. Also to reflect varying market conditions, Sandler O’Neill assumed that the offering price in the assumed $57 million common stock offering varied from $0.20 to $0.60 per share. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Cascade common stock of $0.09 to $0.52 when applying the price/earnings multiples to the varying discount rates and $0.13 to $0.70 when applying multiples of tangible book value to the varying discount rates. This analysis also indicated an imputed range of values per share of Cascade common stock of $0.05 to $0.55 when applying the price/earnings multiples to the varying issue price per share and $0.07 to $0.76 when applying multiples of tangible book value when the varying issue price per share in the assumed $57 million common stock offering.

Discount Rate
Earnings Multiple	14.0%	15.0%	16.0%	17.0%	18.0%
10.0x	$0.15	$0.13	$0.12	$0.10	$0.09
12.0x	$0.22	$0.20	$0.19	$0.17	$0.15
14.0x	$0.29	$0.27	$0.25	$0.24	$0.22
16.0x	$0.37	$0.35	$0.32	$0.30	$0.28
18.0x	$0.44	$0.42	$0.39	$0.37	$0.35
20.0x	$0.52	$0.49	$0.46	$0.44	$0.41

Discount Rate
Tang. Book Multiple	14.0%	15.0%	16.0%	17.0%	18.0%
100%	$0.19	$0.17	$0.15	$0.14	$0.13
125%	$0.29	$0.27	$0.25	$0.23	$0.22
150%	$0.39	$0.37	$0.35	$0.33	$0.31
175%	$0.50	$0.47	$0.44	$0.42	$0.40
200%	$0.60	$0.57	$0.54	$0.51	$0.49
225%	$0.70	$0.67	$0.64	$0.61	$0.58

Issue Price Per Share
Earnings Multiple	$0.20	$0.30	$0.40	$0.50	$0.60
10.0x	$0.05	$0.07	$0.10	$0.12	$0.14
12.0x	$0.08	$0.12	$0.15	$0.19	$0.22
14.0x	$0.11	$0.16	$0.21	$0.26	$0.30
16.0x	$0.14	$0.20	$0.27	$0.33	$0.39
18.0x	$0.17	$0.25	$0.32	$0.40	$0.47
20.0x	$0.20	$0.29	$0.38	$0.47	$0.55

Issue Price Per Share
Tang. Book Multiple	$0.20	$0.30	$0.40	$0.50	$0.60
100%	$0.07	$0.10	$0.13	$0.16	$0.19
125%	$0.11	$0.16	$0.21	$0.25	$0.30
150%	$0.15	$0.22	$0.29	$0.35	$0.41
175%	$0.19	$0.28	$0.36	$0.45	$0.53
200%	$0.23	$0.34	$0.44	$0.54	$0.64
225%	$0.27	$0.40	$0.52	$0.64	$0.76

In connection with its analyses, Sandler O’Neill considered and discussed with the Cascade Board of Directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, asset quality, issue price per share in a recapitalization, likelihood of a successful recapitalization, the regulatory risk associated with continued stand-alone operation and potential discounts for outstanding TARP preferred stock under a recapitalization scenario. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, however, the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Miscellaneous. Cascade has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of $2,000,000, contingent, and payable, upon closing of the merger. Cascade has paid Sandler O’Neill a fee of $250,000 for rendering its opinion and monthly retainer fees since January 2010, a portion of which of which will be credited against the transaction fee. Cascade has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has, in the past, provided certain investment banking services to both Cascade and Opus, and has received compensation for such services. Most recently, Sandler O’Neill served as financial advisor in connection with Cascade’s consideration of possible strategic alternatives to preserve and enhance shareholder value. In addition, Sandler O’Neill acted as co-placement agent for Opus in connection with its recent private placement of equity securities, which was completed in September 2010. Sandler O’Neill may provide additional services to Opus and Cascade and receive compensation for such services in the future. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Cascade and Opus and their respective affiliates and may actively trade the debt and/or equity securities of Cascade for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Cascade’s Directors and Executive Officers in the Merger

Some of the directors and executive officers of Cascade have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cascade. The independent members of Cascade’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved, including the following:

Stock Ownership. The directors and officers of Cascade, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 1,294,264 shares of Cascade common stock, including 100 shares of restricted stock that  will be vested at the time of the merger, representing approximately 10.5% of the total outstanding shares of Cascade common stock.

Employment and Change of Control/Severance Agreements. Cascade is a party to an employment agreement with Carol K. Nelson, and change of control/severance agreements with four of its other executive officers, Steven R. Erickson, Robert G. Disotell, LeAnne M. Harrington and Debbie E. McLeod.  he following is a brief description of these agreements, which in certain circumstances, provide for payments upon termination of employment that occurs prior to or following a  change of control, including the proposed merger with Opus.  Cascade and Cascade Bank are currently prohibited by the FDIC Order and FDIC rules from making any severance or change of control payments under these agreements without the approval of the regulators.  We are also making retirement payments to one of our directors, Thomas M. Rainville, under his agreement with a predecessor bank as described below.

Employment Agreement.  Cascade Bank entered into an employment agreement with Ms. Nelson dated November 27, 2007, and amended November 21, 2008.  The employment of Ms. Nelson is terminable at any time for cause as defined in the agreement, and she may be terminated without cause in which case she would receive a severance benefit equal to two times her annual base salary plus incentive compensation. Such payment would, at the option of Cascade Bank, be made in a lump sum or in accordance with Cascade Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six months, after the date of Ms. Nelson’s termination of employment.

If Ms. Nelson terminates her employment for “good reason,” as defined in the agreement, she would receive a severance benefit equal to two times her base salary plus incentive compensation before salary deferrals over the twelve months preceding the month of termination, less statutory payroll deductions. Such payment would, at the option of Cascade Bank, be made in a lump sum or in accordance with Cascade Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six months, after the date of Ms. Nelson’s termination of employment.

The agreement also provides for the payment of severance benefits to Ms. Nelson in the event of her termination of employment following a “change of control”, as defined below, of Cascade or Cascade Bank . All of Ms. Nelson’s equity grants/benefits would become fully vested upon the effective date of the change of control. If Ms. Nelson left the employment of Cascade Bank, whether voluntarily or involuntarily, within twelve months after such change of control, she would be entitled to receive an amount equal to two times her base salary plus incentive compensation before salary deferrals over the twelve month period prior to the change of control. Such payment would not be made less than six months after Ms. Nelson’s termination of employment. During the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to a change of control, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of Cascade Bank to leave their employment; or (ii) any customers of Cascade Bank to remove their business from Cascade Bank to participate in any manner in any financial institution or trust company that competes with or will compete with Cascade Bank in King, Snohomish or Pierce counties, in Washington state, or any start-up or other financial institution or trust company in King, Snohomish or Pierce counties, in Washington state.

The agreement also provides that, if Ms. Nelson retires after age 57, she will receive a severance benefit in an amount equal to two times her base salary plus incentive compensation before salary deferrals over the twelve months prior to her retirement, with such amounts payable in twenty-four consecutive, equal, monthly installments, with the first such payment due on the first day of the seventh month following her retirement. In addition, Ms. Nelson would be entitled to the vesting of all stock-based compensation and certain health benefits. During the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to her retirement after age 57, she would be restricted from becoming or serving as an officer, director, founder or employee of any financial institution with its main office in King, Snohomish or Pierce counties, in Washington state, or any other financial institution which, in the judgment of the Cascade Board of Directors, is in substantial competition with Cascade Bank, unless Ms. Nelson had first obtained the written consent of the Cascade Board of Directors.  Further, during the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to her retirement after age 57, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of Cascade Bank to leave their employment, or (ii) any customers of Cascade Bank to remove their business from Cascade Bank to participate in any manner in any financial institution or trust company that competes with or will compete with Cascade Bank in King, Snohomish or Pierce counties, in Washington state, or any start-up or other financial institution or trust company in King, Snohomish or Pierce counties, in Washington state.

If termination of the agreement occurs due to Ms. Nelson’s death, her estate would be entitled to receive, under her employment agreement, only the compensation and benefits earned and expenses reimbursable through the date the agreement is terminated. If termination occurs due to Ms. Nelson’s disability, she would continue to receive her salary until payments under Cascade Bank’s long-term disability plan commenced; or if Cascade Bank had no long-term disability plan on the date of disability, her salary would continue for a period of six months. In the event of Ms. Nelson’s death or disability while employed by Cascade Bank, all of her then outstanding, stock-based compensation which had not vested would be accelerated and fully vested.

Change of Control/Severance Agreements.Cascade Bank entered into change of control/severance agreements dated November 30, 2007, and amended November 21, 2008, with Messrs. Erickson and Disotell and with Mses. Harrington and McLeod.  These agreements generally provide that if for the period of time starting six months prior to the date the “change of control”, as defined below, is effected and ending twenty-four months after a change of control, if the executive is terminated other than for cause or the executive terminates for good reason (as such terms are defined in the agreements), such executive will generally be entitled to: (i) a severance payment equal to two times the executive’s annual base salary plus incentive compensation for the prior year, (ii) continued life, medical, dental and disability coverage substantially identical to the coverage maintained by Cascade Bank for the executive prior to the effective date of the change of control for twenty-four months after the effective date of a change of control, except to the extent such coverage may be changed in its application to all Cascade Bank’s employees on a nondiscriminatory basis; and (iii) the acceleration of any unvested stock-based compensation so any such stock-based compensation shall be 100% vested and immediately exercisable in full as of the date of such termination. Payments incident to a change of control must be paid to the executive in a lump sum no sooner than six months after the date of the executive’s termination as described above.

The employment and change of control agreements generally define a “change of control” as the acquisition of Cascade stock that, together with stock then owned by the acquiror or acquirors, constitutes more than 50% of the total fair market value or total voting power of Cascade.  “Change of control” also includes the acquisition of assets of Cascade that have a total gross fair market value of 40% or more of the total gross fair market value of all of Cascade’s assets prior to the acquisition.

The maximum aggregate amount of the change of control or severance payments (based on two times their base salaries plus incentive compensation) due to Ms. Nelson, Messrs. Erickson and Disotell, and Mses. Harrington and McLeod, upon such termination of their employment pursuant to their agreements, would be $621,638, $362,065, $325,323, $296,555 and $302,225, respectively. Pursuant to the merger agreement, Opus will assume the obligations under the employment agreement and change of control/severance agreements described above, and the above-described change of control/severance payments will be payable by Opus, if any such executive’s employment is terminated pursuant to the terms of his or her agreement on or after the effective time of the merger, and such payment is not prohibited by any bank regulatory authority. However, Opus intends to retain each such person, as described below in “ - Proposed Retention Arrangements.”

Proposed Retention Arrangements.  Opus and Cascade have agreed to use their reasonable efforts to cooperate with respect to establishing retention arrangements for certain employees of Cascade and Cascade Bank who will continue to work with Opus following the closing of the merger.  Following execution of the merger agreement, representatives of Cascade and Opus have discussed various retention arrangements for Cascade's executive officers and other employees.  No retention arrangements have been finalized at this time.  However, it is anticipated that in exchange for the release of any claims under, and the cancellation of, the Cascade employment and change of control/severance agreements described above, Opus intends to:

•
enter into a new employment agreement with Ms. Nelson and new change of control agreements with each of Messrs. Disotell and Erickson and Mses. Harrington and McLeod, with substantially similar terms as their respective Cascade agreements;

•	increase the base salary of each of these executive officers; and

•	provide a retention payment to each of these executive officers.

Opus also intends to enter into a change of control agreement with Debra L. Johnson, the chief financial officer of Cascade, increase her base salary and provide a retention payment.  The specific terms and conditions of all of the retention arrangements will be determined by Opus prior to closing, in consultation with Cascade's senior management.

Agreement with Director.  In addition, Cascade Bank assumed an executive salary continuation agreement dated April 15, 1987, between a bank that Cascade Bank merged with a number of years ago, American First National Bank, and one of Cascade's directors, Thomas M. Rainville. Mr. Rainville continues to receive approximately $2,083 per month from Cascade Bank, pursuant to that agreement. Mr. Rainville was formerly the president of the predecessor bank, and was entitled to start receiving such payments upon his retirement at age 65.  Such  payments continue for his lifetime, and in the event of his death within ten years after his retirement, monthly payments of $1,250 are payable to his beneficiaries for the balance of the ten year period. While receiving such payments, Mr. Rainville is prohibited from competing with Cascade Bank in any business which is substantially similar to to the business of Cascade Bank within a radius of 100 miles of Cascade's Bank's headquarters in Everett, Washington, without the written consent of Cascade Bank.

Insurance and Indemnification. Opus has agreed to maintain Cascade’s existing policies of directors and officers liability insurance (or provide comparable coverage and amounts on terms no less favorable than Cascade’s existing policy) for a period of six years after the merger.  Opus has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Cascade for six years after the merger. Cascade previously purchased a prepaid non-cancellable six-year tail policy for $1.5 million.

Certain Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee benefit matters. See “The Merger Agreement--Certain Employee Matters.”

Effects on Cascade if the Merger is Not Completed

If the merger is not consummated for any reason, our shareholders will not receive the merger consideration, we will remain subject to the FDIC Order and the FRB Agreement, and our current management, under the direction of our Board of Directors, will continue to manage us as a stand-alone, independent business, and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in the Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement and any updates to those risks and uncertainties set forth in the subsequent current and quarterly reports and press releases we file with the SEC. See also “Where You Can Find More Information.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to “U.S. holders”, as defined below, of Cascade common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger that may arise under (i) the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or (ii) the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who acquired their shares of Cascade common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for U.S. federal income tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

As used herein, the term “U.S. holder” means a beneficial owner of Cascade common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Cascade common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cascade common stock should consult their own tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect as of the date of this document. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

In general, the receipt of cash for Cascade common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you receive cash in exchange for your shares of Cascade common stock pursuant to the merger, you will generally realize and recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains recognized by non-corporate U.S. holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may be subject to backup withholding on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service. The backup withholding rate is 28%.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the tax consequences of the merger to you, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Approvals

Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

Federal Deposit Insurance Corporation. The merger is subject to the prior written approval of the FDIC pursuant to the Bank Merger Act. In considering whether or not to approve the merger, the FDIC will evaluate the competitive effects that the merger will have on banking in the communities served by the banks, examine the capital, management and earnings of the parties involved in the merger, assess the convenience and needs of the community, and take into consideration the effectiveness of each insured party with regard to combating money-laundering activities. Because the merger will be an interstate merger, the FDIC will also consider Washington law with respect to interstate bank mergers (including seasoning or age requirements), planned compliance with local filing requirements, deposit concentration limits, the Community Reinvestment Act record of both Opus and Cascade Bank, and the adequacy of Opus’ capital and management.

Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

State of California. The California Financial Code allows, with the approval of the Commissioner of California DFI, a bank or trust company organized under the laws of another U.S. state to merge into a California state bank. The Commissioner will approve the application for approval of a merger, if the Commissioner finds all of the following:

•
The merger will not result in a monopoly and will not be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the banking, savings association, or industrial loan business in any part of the state of California.

•	The merger will not have the effect in any section of the state of California of substantially lessening competition, tending to create a monopoly, or otherwise being in restraint of trade.

•	Upon consummation of the proposed merger, the merged bank’s shareholders’ equity will be adequate and its financial condition will be satisfactory.

•	The directors and executive officers of the surviving depository corporation will be satisfactory.

•
The merged bank will afford a reasonable promise of successful operation, and it is reasonable to believe that the merged bank will be operated in a safe and sound manner and in compliance with all applicable laws.

•	The merger will be fair, just and equitable.

Board of Governors of the Federal Reserve System. The merger is subject to the prior approval of, or receipt of a waiver from the application requirements of, the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The FRB’s Regulation Y provides that the approval of the FRB is not required for certain bank merger acquisitions by bank holding companies if the merger acquisition transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act and certain other requirements are met. The FRB has indicated that Opus is eligible to apply for a waiver of the approval requirements of the Federal Reserve in connection with the merger.

State of Washington. Washington law requires Opus to file with the Washington DFI a copy of the applications for approval of the merger filed with the FDIC and the California DFI.

Status of Applications and Notices. Opus and Cascade Bank have filed all applications necessary to receive the requisite approvals of the FDIC and the California DFI on March _____, 2011. Opus has also filed copies of the FDIC and California DFI applications with the Washington DFI on March _____, 2011. Opus intends to request a waiver from the FRB from the application and approval requirements under the BHC Act .

There can be no assurance that either the FDIC or the California DFI will approve the merger, or that the FRB will agree that no application will be required, or if required, approved. If such approvals are received, there can be no assurance as to the date of such approvals, that such approvals will not contain any conditions, restrictions or requirements which the Opus Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered the merger agreement had such conditions or restrictions been known at the date hereof (any such condition, restriction or requirement, a “burdensome condition”).

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement does not purport to describe all of the terms of the merger agreement. The following summary is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

The merger will result in Opus Acquisition merging with and into Cascade, with Cascade surviving the merger as a wholly-owned subsidiary of Opus. If the shareholders of Cascade approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the latter part of the second quarter of 2011. We cannot predict, however, the exact timing of the consummation of the merger or whether the merger will be consummated at all.

Merger Consideration

Upon completion of the merger, shares of Cascade common stock will be converted into the right to receive approximately $0.45 in cash per share, without interest and less any applicable withholding taxes. As a result of the merger, certificates for Cascade common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In addition, Opus will purchase all of the outstanding shares of our preferred stock and warrant issued to Treasury under the TARP Capital Purchase Program for aggregate consideration of $16.25 million, and will deliver those preferred shares and the warrant to Cascade prior to the closing of the merger for cancellation.

Effect of the Merger on Cascade Stock Options and Restricted Shares

On March 25, 2011, Cascade had outstanding options to purchase 380,810 shares of Cascade’s common stock, of which 280,701 options were held by five Cascade officers and two Cascade directors. All of Cascade’s outstanding options have an exercise price in excess of the per share merger consideration. As such, each Cascade option will be terminated at the effective time of the merger and no merger consideration will be paid for any of Cascade’s outstanding options. Each of Cascade’s stock option and equity incentive plans will be terminated as of the effective date of the merger.

On March 25, 2011, Cascade had outstanding 5,700 shares of restricted stock issued pursuant to Cascade’s equity incentive plans. At the effective time of the merger, each of these outstanding shares of restricted stock, to the extent not already vested, will vest and will be converted into shares of its common stock. As a result, holders of shares of restricted stock will be entitled to receive the merger consideration provided to holders of Cascade’s common stock generally, net of any amounts that must be withheld under federal and state income and employment tax requirements.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $21.75 million, which includes approximately $16.25 million to purchase Treasury’s preferred stock and warrant and $5.5 million to pay Cascade’s shareholders and holders of restricted shares the amounts due to them under the merger agreement at the closing of the merger. The merger is not subject to a financing condition. These payments are expected to be funded by Opus from cash on hand.

Exchange of Cascade Stock Certificates

 Prior to the closing, Opus will deposit with a paying agent cash in an amount equal to the total merger consideration payable to Cascade shareholders. The paying agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Cascade common stock. Opus will select the paying agent, who shall be reasonably acceptable to Cascade.

As soon as reasonably practicable following the closing of the merger, the paying agent will mail to each holder of record of Cascade common stock a form of transmittal letter with instructions on how to surrender certificates representing shares of Cascade common stock for the merger consideration.

Please do not send in your Cascade stock certificates until you receive the letter of transmittal and instructions from the paying agent. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

After you mail the letter of transmittal and your Cascade stock certificates in accordance with the instructions, a check in the amount of cash that you are entitled to receive will be mailed to you. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the merger.

Any portion of the cash to be paid in the merger that remains unclaimed by the shareholders of Cascade for six months after the effective date of the merger will be repaid by the paying agent to Opus. If you have not complied with the exchange procedures prior to six months after the merger, you may only look to Opus for payment of the cash you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws. Moreover, if outstanding certificates for shares of Cascade common stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property and any other applicable law, become the property of Opus, free and clear of all claims or interest of any person previously entitled to such claims.

If your Cascade stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The paying agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Opus against claims related to your common stock.

After the merger is completed, there can be no transfers of Cascade shares.

Effective Date and Time of the Merger

The merger agreement provides that the merger will be effective on the last business day of the month during which the satisfaction or waiver of the conditions to closing are satisfied, or a mutually agreeable date. The merger will become effective upon filing the articles of merger with the Washington Secretary of State or at the time and date specified in the articles of merger.

It is currently anticipated that the merger will become effective in the latter part of the second quarter of 2011, assuming all conditions to the respective obligations of Opus and Cascade to complete the merger have been satisfied, although delays could occur. We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied. Further, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before August 1, 2011, unless failure to complete the merger by that time is due to the failure of the party seeking to terminate to perform or observe the covenants and agreements of such party, or in the case of a termination by Cascade, a breach by any director or officer of Cascade to perform his or her obligations under the applicable shareholder agreements.

Conduct of Business Pending Effective Time

From the date of the merger agreement until the merger is effective, except as permitted by the merger agreement or as previously disclosed to Opus, or as Opus otherwise consents in writing, Cascade will not and will cause its subsidiaries not to:

•	conduct their business other than in the ordinary and usual course consistent with past practices and in compliance with the FDIC Order and the FRB Agreement;

•
fail to use their reasonable best efforts to preserve their business organization, keep available the present services of their employees, and preserve the goodwill of their customers and others with whom they conduct business;

•
authorize, issue or sell any additional shares of capital stock of Cascade, other than the shares of Cascade’s common stock issuable upon conversion of 5,700 outstanding restricted shares of Cascade’s common stock upon the effectiveness of the merger;

•
permit any additional shares of their capital stock to become subject to grants of employee or director stock options, warrants, convertible securities, or other rights to purchase or dispose of any of their capital stock or other ownership interests in, or securities issued by, either of them;

•	declare or pay any dividend with respect to Cascade’s capital stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify or purchase or otherwise acquire, any shares of their capital stock;

•
enter into, amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar arrangement with any director, officer or employee, subsidiary or affiliate of Cascade;

•
grant any salary or wage increase, award any incentive or other bonus payment, or increase any employee benefit, except changes that are required by applicable law and to satisfy certain existing contractual obligations;

•
hire any employee, independent contractor or consultant, or promote any employee, independent contractor or consultant except to satisfy existing contractual obligations, fill vacancies, and certain other limited exceptions described in the merger agreement;

•
enter into, establish, adopt, amend or terminate, or make any contributions to (except as otherwise may be required by law or existing contract), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Cascade or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable;

•
sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its material assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in compliance with the FDIC Order and FRB Agreement and in a transaction that, together with all other such transactions, is not material to Cascade and its subsidiaries taken as a whole;

•
purchase or acquire, including by merger or consolidation or by investment in a partnership or joint venture, any of the assets, business, securities, deposits or properties of any other entity other than in the ordinary course of business consistent with past practice (including loan collateral foreclosures), including by merger or by investment;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate;

•	amend Cascade’s or its subsidiaries’ articles of incorporation or bylaws or enter into any letter of intent, agreement or plan of consolidation, merger, share exchange or reorganization;

•	make any change in its accounting principles, practices or methods other than as required by changes in laws or regulations, or GAAP, or to satisfy the FDIC Order or the FRB Agreement;

•	enter into, cancel, fail to renew, or terminate any material contract or lease, or amend or modify in any material respect any material contract or lease;

•
settle any action, lawsuit, proceeding, order or investigation for an amount which exceeds the available insurance proceeds by more than $25,000 and/or would impose any material restriction on its business or would create precedent for claims that are reasonably likely to be material to Cascade and its subsidiaries;

•
enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by the FDIC Order, FRB Agreement, applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility;

•	apply or enter into any contract to open, relocate or close any branch, office servicing center or facility;

•
except (i) as required by the FDIC Order or the FRB Agreement, (ii) for deferral of regularly scheduled dividend payments on the TARP preferred stock, and (iii) for deferral of regularly scheduled payments on Cascade’s outstanding junior subordinated debentures, fail to pay any liability, or fail to pursue collection of any accounts receivable or indebtedness owed to Cascade, in a manner substantially consistent with their recent past practice;

•	introduce any new marketing campaigns or any new sales compensation or incentive programs, or, subject to certain exceptions, sponsor any charitable organization or make charitable contributions;

•	enter into any swap, hedge or other derivatives contract;

•
incur any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for the obligations of any other person, except in the ordinary course of its banking business;

•
except in the ordinary course of their business, acquire any debt or equity security, or other ownership interest in any company or other entity, real estate or investment, other than federal funds or U.S. government securities or U.S. government agency securities with a term of 90 days or less;

•
make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, except in the ordinary course of business consistent with past practices and in compliance with the FDIC Order;

•
make any new loan over $1.0 million or modify any loan in excess of $1.0 million that is adversely classified by Cascade Bank, enter into any loan securitization, or create any special purpose funding;

•
make any investment or commitment to invest in real estate or in any real estate development project, other than in the ordinary course of business consistent with past practices (including foreclosure);

•	make or propose to make any loan or enter into any transaction with its directors, officers or employees, or their affiliates subject to certain limited exceptions;

•
take any action that is intended or is reasonably likely to result in any of their representations and warranties being untrue in any material respects, or in any condition to the closing of the merger not being satisfied or any material violation of the merger agreement;

•
make or change any tax election, settle or compromise any tax liability in an amount greater than $100,000, or agree to extend or waive the statute of limitations on tax assessments or determinations in excess of $100,000, enter into any closing agreement with respect to an amount of taxes greater than $100,000, surrender any claim to a material tax refund, adopt or change any method of accounting for taxes, or file any amended tax return; or

•
take any action that would cause the merger agreement or the merger to be subject to the provisions of any state anti-takeover law or state law that purports to limit or restrict business combinations.

In addition, from the date of the merger agreement to and including the closing date, Opus will:

•
operate its business only in the usual, regular and ordinary course, which includes the acquisition of the assets and liabilities of failed banks from the FDIC Resolution Program as well as whole banks and branch transactions;

•	use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct in all material respects at all times;

•
take no action which could reasonably be thought to adversely affect the ability of any party to obtain such regulatory approvals required for the transactions contemplated hereby without the imposition of a burdensome condition as described in the merger agreement; and

•	take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

We refer you to Article IV of the merger agreement, which is attached as Appendix A to this proxy statement for a more complete description of  restrictions and agreements on the conduct of the business of Cascade and Opus pending the merger.

Additional Covenants

In the merger agreement, Cascade, Cascade Bank and Opus undertook various covenants relating to the conduct of their respective businesses pending completion of the merger and to use their reasonable best efforts in good faith to consummate the merger. See “The Merger Agreement—Conduct of Business Pending Effective Time.” In addition to such covenants, Cascade has agreed to:

•
file this proxy statement within 30 days from the date of the merger agreement, and, as soon as reasonably practicable, convene a special meeting of shareholders to consider and vote on the merger agreement;

•	take all reasonable lawful action to obtain the necessary approvals by its shareholders of the merger agreement;

•
use its reasonable best efforts, subject to applicable laws relating to the exchange of information, and upon reasonable notice, to give Opus access to all of its personnel, properties, representatives, books and records and to provide additional financial and operating data and other information about its business and properties;

•
the extent permitted by law, to provide Opus all information concerning Cascade required for inclusion in any application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	use its best efforts to take all actions necessary to consummate the merger, including in connection with filing applications with, or obtaining approvals from, governmental entities; and

•	execute and deliver such instruments and take such actions as Opus may reasonably require to cause the amendment or termination of any of Cascade’s employee benefit plans.

In the merger agreement, Opus agreed to:

•
confer with Cascade regarding the status of matters relating to the completion of the matters contemplated by the merger agreement and, to the extent permitted by law, to notify Cascade of any governmental complaints which would adversely affect the ability of the parties to consummate the merger;

•	file all required initial necessary regulatory filings within 30 days from the date of the merger agreement;

•
for a period of six years after the merger is effective, to maintain the separate existence of Cascade, with articles of incorporation and bylaws containing substantially identical provisions with respect to indemnification and limitation of liability as those contained in Cascade’s articles of incorporation and bylaws prior to the consummation of the merger;

•
pay in the ordinary course and as due all of Cascade’s and its subsidiaries’ debt and obligations as and when due, including premiums for a period of six years for Cascade’s existing directors’ and officers’ liability insurance policy or a tail policy for the same period providing coverage no less favorable than Cascade’s existing policy; and

•	assume Cascade’s obligations under its trust preferred debentures.

No Solicitation

So long as the merger agreement is in effect, Cascade and Cascade Bank may not:

•
solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal;

•	provide any confidential information or data to any person relating to any acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Opus;

•
approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

 However, Cascade may participate in negotiations or discussions in response to an unsolicited acquisition proposal that the Board of Directors determines is a “superior proposal” if the Board of Directors of Cascade has determined, based on the advice of its outside counsel and financial advisor, that the failure to do so would breach, or would reasonably be expected to result in a breach of the fiduciary obligations of Cascade’s Board of Directors, Cascade has agreed to notify Opus of any superior proposal received.

A “superior proposal” is defined as an acquisition proposal by a third party, to acquire more than 50% of Cascade’s outstanding common stock or all or substantially all of Cascade’s consolidated assets, which Cascade’s Board of Directors determines in good faith, after taking into account the advice of Cascade’s financial advisor and legal counsel, and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to closing), and the financial effect of the $2.25 million termination fee which would be payable to Opus, that (i) the consideration that would be payable to Cascade’s common shareholders has a readily ascertainable fair market value that exceeds the aggregate consideration that would be payable to the holders of Cascade common stock at the closing of the merger with Opus, (ii) such proposal is not subject to any due diligence investigation, financial or other contingency, other than the receipt of the approvals of regulatory or governmental authorities and Cascade’s shareholders, (iii) the terms of any disposition or other treatment of the TARP preferred stock and warrant has been presented to and accepted by Treasury, (iv) the pro forma balance sheet of such third party after giving effect to the terms of the acquisition proposal reflects a 10% Tier 1 leverage ratio, and (v) such proposal is otherwise reasonably likely to close on its terms.

Conditions to Completion of the Merger

The respective obligations of Opus and Cascade to consummate the merger are subject to the satisfaction, or waiver by the other party, of the following conditions:

•	the approval of the merger agreement by holders of at least two-thirds of the shares of Cascade common stock issued and outstanding as of the record date of _______, 2011;

•
the receipt of all regulatory approvals required, so long as none of the approvals contains any conditions, restrictions or requirements which Opus reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered into the merger agreement had such conditions, restrictions or requirements been known when Opus entered into the merger agreement; and

•
no governmental authority of competent jurisdiction has been enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which would prohibit the merger.

The obligations of Cascade are also subject to the fulfillment or written waiver by Cascade of each of the following conditions:

•
the representations and warranties of Opus in the merger agreement are true and correct, except that such representations and warranties will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on it and Cascade receives a certificate, signed on behalf of Opus to such effect; and

•	Opus has performed in all material respects all obligations required to be performed it pursuant to the merger agreement, and Cascade receives a certificate, signed on behalf of Opus to such effect.

The obligations of Opus are also subject to the fulfillment or written waiver by Opus of each of the following conditions:

•
the representations and warranties of Cascade in the merger agreement are true and correct, except that such representations and warranties will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on Cascade and Opus has received a certificate, signed on behalf of Cascade to such effect;

•	Cascade has performed in all material respects all obligations required to be performed by the merger agreement, and Opus has received a certificate, signed on behalf of Cascade to such effect;

•
all regulatory approvals required to consummate the merger of Opus and Cascade Bank, including without limitation the approval of California DFI and the FDIC, have been obtained and remain in full force and effect, and all applicable statutory waiting periods have expired or been terminated;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger of Opus and Cascade Bank is in effect;

•
no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of the merger of Opus and Cascade Bank; and

•	Treasury has provided its approval or non-objection of the purchase by Opus Acquisition of the TARP preferred stock and warrant held by Treasury.

Cascade cannot guarantee whether all of the conditions to the acquisition will be satisfied or waived by the party permitted to do so. See Article VII of the merger agreement, which is attached to this proxy statement as Appendix A, for a more complete description of the conditions to the merger.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Opus will take all reasonable action so that employees of Cascade and its subsidiaries will be entitled to participate in the Opus employee benefit plans of general applicability to the same extent as similarly-situated employees of Opus and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of Cascade and its subsidiaries until such employees are permitted to participate in the Opus benefit plans. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Opus employee benefit plans, Opus will recognize years of service with Cascade and its subsidiaries to the same extent as such service was credited for such purpose by Cascade to the extent that it does not result in duplication of benefits

At and following the effective time of the merger, Opus will honor and will be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Cascade and its subsidiaries and current and former directors of Cascade and its subsidiaries existing as of the effective date of the merger, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Cascade to the extent that each of the foregoing has been previously disclosed to Opus. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger”. In addition, Cascade’s 401(k) Plan will be terminated upon closing of the merger and all plan benefits of the participants will be 100% vested.

If employees of Cascade or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Opus, Opus will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Opus;

•
provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•
waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Opus and Cascade have agreed to use their reasonable efforts to cooperate with respect to establishing retention arrangements for certain employees of Cascade and Cascade Bank who will continue to work with Opus following the closing of the merger. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger”. Cascade has agreed, subject to the consummation of the merger, to adopt a severance policy pursuant to which eligible employees will be entitled to one week’s salary for each year of employment, up to a maximum of twelve weeks’ salary.

Representations and Warranties of Cascade and Opus

The merger agreement contains a number of customary representations and warranties made by Opus and Cascade with respect to themselves and their respective subsidiaries. These representations and warranties relate to (among other things):

•	corporate organization, standing and authority;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory matters; and

•
authorization, execution, delivery, performance and confidentiality of the merger agreement, and required consents, orders and authorizations of governmental entities relating to the merger agreement and related matters.

Cascade also has made additional representations and warranties to Opus with respect to (among other things):

•	capitalization;

•	compliance with its Securities and Exchange Commission reporting obligations and the accuracy of such reports;

•	the accuracy of their respective financial statements, effective internal controls and absence of undisclosed liabilities;

•	the absence of insider trading violations under federal securities laws;

•	compliance with registration requirements under the Securities Act;

•	accuracy of information in this proxy statement;

•	compliance with environmental laws;

•	loans to directors and officers

•	material contracts, leases and defaults;

•	employee benefit plans;

•	the payment of taxes, filing of tax returns and other tax matters;

•	compliance with the Community Reinvestment Act;

•	insurance coverage;

•	subsidiaries’ investments;

•	personal property;

•	loan portfolio and allowance for loan losses;

•	risk management instruments;

•	information technology;

•	fiduciary accounts;

•	books and records;

•	intellectual property rights;

•	compliance with the Bank Secrecy Act and the USA PATRIOT Act;

•	employment relations;

•	receipt of a fairness opinion;

•	brokers’ and/or finders’ fees;

•	the absence of agreements on directorships; and

•	the non-applicability of anti-takeover provisions.

Opus also has made additional representations and warranties to Cascade with respect to (among other things):

•	the availability of funds to pay the merger consideration;

•	the absence of any event or circumstance since September 30, 2010, that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect with respect to Opus; and

•	accuracy of information supplied for inclusion in this proxy statement.

For information on these representations and warranties, please refer to Article V of the merger agreement, which is attached to this proxy statement as Appendix A. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “Conditions to the Merger” .

Amendments and Waivers

Prior to the completion of the merger, any provision of the merger agreement may be waived (except with regard to the receipt of regulatory and shareholder approvals) by the party benefited by the provision, or amended or modified at any time, by an agreement in writing among the parties executed in the same manner as the merger agreement, except that after the special meeting of Cascade’s shareholders, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

Termination of the Merger Agreement and Termination Fee

The merger agreement may be terminated and the merger abandoned at any time upon the mutual consents of Opus and Cascade.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Opus or Cascade if:

•
provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and which breach would entitle the non-breaching party not to consummate the merger;

•
if the merger is not consummated by August 1, 2011, except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or observe the covenants and agreements of such party or the failure of any of Cascade’s shareholders (if Cascade or Cascade Bank is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant shareholder agreement executed in connection with the merger agreement;

•
if the approval of any governmental authority required is denied by final nonappealable action or an application for such approval is permanently withdrawn at the request of a governmental authority, provided, however, that no party has the right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party; and

•	if Cascade’s shareholders do not approve the merger agreement.

Cascade may terminate the merger agreement,in which case Cascade will be obligated to pay Opus a $2.25 million termination fee, if:

•
at any time prior to the special meeting of Cascade’s shareholders to vote on the merger with Opus, Cascade receives an acquisition proposal from a third party and the Cascade Board of Directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such proposal is financially superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such “superior proposal” would be inconsistent with the proper exercise of its fiduciary duties and Opus does not make another proposal at least as favorable as the third party’s acquisition proposal within five business days after written notice by Cascade that its Board of Directors intends to accept the other proposal.  Any termination by Cascade pursuant to this termination right is conditioned upon Cascade paying Opus a $2.25 million termination fee.

Opus may terminate the merger agreement, in which case Cascade will be obligated to pay Opus a $2.25 million termination fee, if:

•
Cascade breaches the non-solicitation provisions described under “The Merger Agreement—No Solicitation”; Cascade’s Board of Directors fails to make its recommendation to its shareholders to approve the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Opus; or Cascade materially breaches its obligations by failing to call, give notice of, convene and hold the special meeting of Cascade’s shareholders; or

•
a tender offer or exchange offer for 15% or more of the outstanding shares of Cascade’s common stock is commenced and Cascade’s Board of Directors recommends that Cascade’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

Cascade is required to pay a $2.25 million termination fee if an acquisition proposal has been publicly announced or otherwise communicated or made known to our senior management or Board of Directors (or any third party has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal), and:

•	the merger agreement is terminated:

▪	by Opus because of an uncured breach of any of Cascade’s or Cascade Bank’s representations, warranties or covenants set forth in the merger agreement;

▪	by Opus or Cascade or Cascade Bank prior to the vote of Cascade’s shareholders on the merger agreement because the merger has not been consummated by August 1, 2011; or

▪	by Opus or Cascade or Cascade Bank if Cascade’s shareholders do not approve the merger agreement; and

•
we enter into a “control transaction” within 15 months after such termination, or a “control transaction” is consummated otherwise than pursuant to an agreement with Cascade or Cascade Bank within 18 months after such termination.

A “control transaction” is defined as an acquisition by a third party by purchase, merger, sale or otherwise, of more than 50% voting control of Cascade or Cascade Bank or a majority of the assets of Cascade or Cascade Bank, including by issuance of securities.

If the merger agreement is terminated by either Cascade or Cascade Bank or Opus  due to a breach of a representation, warranty, covenant or undertaking by the other party, the breaching party is required to pay the non-breaching party $1.5 million  as liquidated damages.  In the event Opus is entitled to be paid both the $1.5 million in liquidated damages as well as the $2.25 million termination fee, the maximum amount payable to Opus by Cascade and Cascade Bank will not exceed $2.25 million.

Cascade Shareholder Agreements

Each of Cascade’s directors and executive officers has executed and delivered to Opus a shareholder agreement in connection with the execution and delivery of the merger agreement by Cascade. In the shareholder agreement, each individual agreed to vote his or her shares of Cascade’s common stock in favor of the merger agreement and against any competing transactions that may be proposed. In addition, each individual agreed to not transfer their shares of Cascade’s common stock prior to the consummation of the merger as provided in the shareholder agreement. The form of the shareholder agreement is attached as Annex A to the merger agreement which is attached as Appendix A to this proxy statement.

DISSENTERS’ RIGHTS OF APPRAISAL

Cascade Dissenters’ Rights

In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington, the “WBCA”), Cascade’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Cascade common stock.  For purposes of Chapter 13 of the WBCA, “fair value” with respect to dissenters’ shares means the value of the shares of Cascade common stock immediately before the date of the merger agreement, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. The “fair value” of your shares  may be more or less than the merger consideration.  The right of a dissenting Cascade shareholder to receive payment of the “fair value” of their Cascade common stock will terminate if (i) the merger is abandoned or rescinded, (ii) a court has permanently enjoined the merger or set the merger aside, or (iii) the Cascade shareholder has withdrawn their demand with the written consent of Cascade.

Cascade shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 in order to perfect their rights. Cascade and Opus will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Cascade shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

A shareholder who wishes to assert dissenters’ rights must (i) deliver to Cascade before the vote is taken by Cascade shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger agreement. Your notice to demand payment should specify your name and mailing address, the number of shares of Cascade common stock you own, and that you intend to demand cash payment for your Cascade shares if the merger agreement is approved. The notice must be separate from your proxy. Your vote against the merger agreement, alone, will not constitute notice of your intent to exercise your dissenters’ rights. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Cascade at the following address within the requisite time period:

Cascade Financial Corporation
Attn: Corporate Secretary
2828 Colby Avenue
Everett, Washington 98201

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Cascade a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Cascade the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Cascade prior to the vote being taken by Cascade shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement.  Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Cascade common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, Opus as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) set a date by which Opus must receive the payment demand, which date will be between 30 and 60 days after notice is delivered; and (v) be accompanied by a copy of Chapter 23B.13 of the WBCA. A shareholder wishing to exercise dissenters’ rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Opus is required to pay each dissenter with properly perfected dissenters’ rights Opus’ estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. The payment must be accompanied by: (i) the corporation’s latest annual and quarterly financial statements; (ii) an explanation of how Opus estimated the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment under Chapter 23B.13.280 of the WBCA; and (v) a copy of Chapter 23B.13 of the WBCA. With respect to a dissenter who did not beneficially own Cascade shares prior to the public announcement of the merger,  Opus may elect to withhold payment. After the effective date of the merger, however, Opus must estimate the fair value of the shares, plus accrued interest, and then send an offer to the dissenting shareholder to whom Opus withheld payment explaining how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under Chapter 13. Opus must pay the estimated fair value for dissenting shareholders that accept the payment of the estimated fair value as full satisfaction of their demand for payment. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. The rate of interest is generally required to be the rate at which Opus currently pays on its principal bank loans.

A dissenting shareholder may submit their own estimate of the “fair value” of their Cascade common stock, plus accrued interest, and demand payment of such estimate if the dissenter is dissatisfied with Opus’ estimate of the fair value or believes that the interest due was incorrectly calculated. Any such demand is waived if the dissenting shareholder does not notify Opus of such an estimate within thirty (30) days of Opus’ payment or offer of payment. The right to submit and demand payment on an alternate estimate also applies to circumstances where (i) Opus fails to make payment on the dissenter’s demand within sixty (60) days after the date set for demanding payment, or (ii) Cascade and Opus do not consummate the merger and fail to return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment. If Opus does not accept the dissenters’ estimate and the parties do not otherwise settle on a fair value, then Opus must, within 60 days, petition a court to determine the fair value. If Opus fails to petition an appropriate court within this time frame, it will be required to pay the dissenting shareholder’s estimated fair value of Cascade’s common stock.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Cascade who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT CASCADE FINANCIAL CORPORATION

Description of Business

For a description of our business, see Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which is attached as Appendix D to this proxy statement. The Form 10-K that is attached to this proxy statement does not include the exhibits originally filed with such report.

Regulatory Actions

FDIC Order

On July 21, 2010, Cascade Bank entered into   the FDIC Order . The regulators alleged that Cascade Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and Board of Directors supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Cascade Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Cascade Bank neither admitted nor denied the alleged charges. Under the terms of the FDIC Order, Cascade Bank cannot pay any cash dividends or make any payments to Cascade without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Cascade Bank to:

•	review the qualifications of Cascade Bank’s management;

•	provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of Cascade Bank or employing any individual as a senior executive officer;

•	increase director participation and supervision Cascade Bank affairs;

•
develop a capital plan and increase Tier 1 leverage capital to 10% of Cascade Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets by November 18, 2010, and maintain such capital levels, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators;

•
eliminate from its books, by charge-off or collection, all loans classified “loss” and all amounts in excess of the fair value of the underlying collateral for assets classified “doubtful” in the Report of Visitation dated February 16, 2010 that have not been previously collected or charged-off, by July 30, 2010;

•
reduce the amount of loans classified “substandard” and “doubtful” in the Report of Visitation that have not previously been charged off to not more than 130% of Cascade Bank’s Tier 1 capital and allowance for loan losses, within 180 days;

•
eventually reduce the total of all adversely classified loans by collection, charge-off or sufficiently improving the quality of adversely classified loans to warrant removing any adverse classification, as determined by the regulators;

•
formulate a written plan to reduce Cascade Bank’s levels of nonperforming assets and/or assets listed for “special mention” by Cascade Bank to an acceptable level and to reduce the Bank’s concentrations in commercial real estate and acquisition, development and construction loans;

•
develop a 3-year strategic plan and budget with specific goals for total loans, total investment securities and total deposits, and improvements in profitability and net interest margin, and reduction of overhead expenses;

•	submit a written plan for eliminatingCascade Bank’s reliance on brokered deposits, in compliance with FDIC’s rules;

•
eliminate and/or correct all violations of law set forth in the Report of Visitation and the Report of Examination dated May 18, 2009, and ensure future compliance with all applicable laws and regulations;

•
implement a comprehensive policy for determining the adequacy of the allowance for loan losses satisfactory to the regulators and remedy any deficiency in the allowance in the calendar quarter discovered by a charge to current operating earnings;

•	refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected;

•
refrain from extending additional credit with respect to other adversely classified loans, without the prior approval of a majority of the directors on the  Board of Directors of Cascade Bank or its loan committee, and without first collecting all past due interest;

•	implement a liquidity and funds management policy to reduce Cascade Bank’s reliance on brokered deposits and other non-core funding sources; and

•	prepare and submit progress reports to the FDIC and the Washington DFI.

The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington State DFI. A complete copy of the FDIC Order is attached as Exhibit 10.1 to the Form 8-K filed by Cascade with the SEC on July 21, 2010.

The FDIC Order does not restrict Cascade Bank from transacting its normal banking business. Cascade Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and Washington DFI did not impose any monetary penalties in connection with the FDIC Order.

FRB Written Agreement

Additionally, based on an examination concluded on March 11, 2010, Cascade entered into  the FRB Agreement with the FRB of San Francisco on November 4, 2010. Under the FRB Agreement Cascade cannot do any of the following without prior written approval of the FRB:

•	declare or pay any dividends;

•	make any distributions of principal or interest on junior subordinated debentures or trust preferred securities;

•	incur, increase or guarantee any debt;

•	redeem any outstanding stock.

The FRB Agreement also requires Cascade to:

•	take steps to ensure that Cascade Bank complies with the FDIC Order;

•
submit a written capital plan that provides for sufficient capitalization of both Cascade and Cascade Bank within 60 days, and notify FRB no more than 45 days after the end of any quarter in which any of Cascade’s capital ratios fall below the approved plan’s minimum ratios;

•	submit a written cash flow projection plan for 2011 within 60 days;

•
comply with FRB regulations governing affiliate transactions, as well as submit a written plan to reimburse Cascade Bank for all payments made by Cascade Bank in violation of sections 23A and 23B of the Federal Reserve Act or to collateralize the loan made by the Bank to the Corporation in accordance with the requirements of sections 23A and 23B of the Federal Reserve Act;

•
comply with notice and approval requirements of the Federal Deposit Insurance Act (FDI Act) related to the appointment of directors and senior executive officers or change in the responsibility of any current senior executive officer;

•	comply with restrictions on paying or agreeing to pay certain indemnification and severance payments without prior written approval;

•	submit a quarterly process report to the FRB.

The FRB Agreement will remain in effect until modified or terminated by the FRB. A complete copy of the FRB Agreement is attached as Exhibit 10.1 to the Form 10-Q filed by Cascade with the SEC on November 9, 2010.

These regulatory actions may adversely affect Cascade’s ability to obtain regulatory approval for future initiatives requiring regulatory action, such as acquisitions.

Description of Property

For a description of our properties, see Item 2 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Legal Proceedings

For a description of our legal proceedings, see Item 3 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Financial Statements and Supplementary Data

For our audited financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, and the notes thereto, see Item 8 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

For our management’s discussion and analysis of financial condition and results of operation, see Item 7 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Selected Financial Data

For our selected historical financial data for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, and for each of the fiscal quarters of 2010, 2009 and 2009, see Item 6 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Quantitative And Qualitative Disclosures About Market Risk

For our quantitative and qualitative disclosures about market risk, see Items 7A and 8 of the Form 10-K, which is attached as Appendix D to this proxy statement.

MARKET DATA AND DIVIDEND DATA

Cascade common stock is traded on the NASDAQ Capital Market under the ticker symbol of “CASB.” The following tables set forth for the high and low sale prices for our common stock as reported by NASDAQ over the last eight quarters and cash dividends paid on each share of our common stock for the quarters indicated:

Quarter Ended	High	Low
June 30, 2009	$4.35	$2.15
September 30, 2009	2.30	1.60
December 31, 2009	2.75	1.54

March 31, 2010	$3.20	$1.80
June 30, 2010	3.20	0.45
September 30, 2010	0.70	0.26
December 31, 2010*	1.04	0.30
March 31, 2011*

* Cascade transferred the listing of its common stock  from the Nasdaq Global Market to the Nasdaq Capital Market on December 8, 2010.

Quarter Ended	Dividend Declared	Record Date	Payment Date
December 2008	$0.045	01/06/09	01/20/09
March 2009	0.010	04/15/09	04/29/09

In June 2009, to preserve capital,  Cascade announced that it would temporarily suspend its regular quarterly cash dividend on common stock. For the foreseeable future, we do not intend to declare cash dividends.  Additionally, the FDIC Order and the FRB Agreement prohibit Cascade from paying dividends without the prior written approval of the regulators.

The closing sale price of our common stock on the NASDAQ Capital Market on March 3, 2011, the last trading day prior to the announcement of the merger, was $0.55. On _______________, 2011, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Capital Market was $_____ per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. Following the merger, there will be no market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of _________, 2011, the number of shares of Cascade common stock beneficially owned by each person or entity known by Cascade to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director, all executive officers named in the summary compensation table in our 2010 Form 10-K, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(1)		% of Shares Outstanding
Directors:
Richard L. Anderson	28,457		*
David W. Duce	59,356	(2)	*
Marion R. Foote	100,000		*
Jim Gaffney	21,607		*
Janice E. Halladay	34,637		*
Arnold R. Hofmann	12,419		*
Dennis R. Murphy	42,800		*
Carol K. Nelson**	154,817		1.3%
David R. O’Connor	170,341	(3)	1.4%
Thomas H. Rainville	141,031	(4)	1.1%
Christian H. Sievers	6,875		*
Ronald E. Thompson	57,920		*
G. Brandt Westover	55,596		*

Named Executive Officers:
Steven R. Erikson	96,082		*
Robert G. Disotell	188,925		1.5%

All executive officers and directors as a group (18 persons)	1,294,264		10.5%

*           Less than 1% of shares outstanding
**           Also an executive officer of Cascade and Cascade Bank

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses or other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which shares the persons named in the table possess voting and/or investment power. Shares of Cascade common stock held in accounts under Cascade’s 401(k) plan as of February 28, 2011 are included in the above table as follows: Ms. Nelson: 2,928 shares; Mr. Erickson: 44,789 shares; and Mr. Disotell 36,381 shares; all executive officers and directors as a group: 78,735 shares. These amounts do not include the remaining shares held by the Bank’s 401(k) plan for which Ms. Nelson and Messrs. Anderson and Westover act as trustees. The amounts shown also include the following amounts of common stock which the following individuals have the right to acquire within 60 days of February 28, 2011 through the exercise of stock options granted pursuant to the Company’s stock option plans: Mr. Anderson: 4,250 shares; Mr. Gaffney: 5,000 shares; Ms. Nelson: 84,756 shares; Mr. Erickson: 50,593 shares; Mr. Disotell: 45,593 shares; and all executive officers and directors as a group: 280,701 shares.

(2)	Includes 288 shares held by Mr. Duce’s children and 1,375 shares held by a testamentary trust of which Mr. Duce is trustee.

(3)	Includes 124,265 shares held by a trust in which Mr. O’Connor has a pecuniary interest.

(4)	Includes 87,651 shares held in the Rainville Familiy Limited Partnership of which Mr. Rainville is managing general partner.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that we do not have sufficient votes for a quorum or to approve the matters to be considered by our shareholders at the special meeting of shareholders, Cascade intends to adjourn the meeting to permit further solicitation of proxies. Cascade can only use proxies it receives at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its shareholders as a separate matter for consideration.

The Board of Directors of Cascade recommends that the shareholders vote “FOR” the proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

If shareholders properly execute their proxy, Cascade will consider that those shareholders voted in favor of the adjournment proposal unless their proxy indicates otherwise. If Cascade adjourns its special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the meeting.

Approval of the adjournment of the meeting requires the affirmative vote of the holders of a majority of the shares cast at the special meeting in person or by proxy on the matter.

OTHER BUSINESS

As of the date of this proxy statement, our Board of Directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2011 only if the merger is not completed. Proposals of shareholders intended to be presented at the 2011 annual meeting of shareholders and nominees to be proposed for election as directors at the 2011 annual meeting must be delivered in accordance with our bylaws and received by our Corporate Secretary, at 2828 Colby Avenue, Everett, Washington 98201, not less than 30 days nor more than 60 days prior to the date established by the Board of Directors for the annual meeting, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting, or in order for such nominees to be considered duly nominated.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Shareholders who share a single address will receive only one proxy statement at that address unless Cascade has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Cascade’s printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201, Attention: Corporate Secretary. Cascade will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Cascade in the same manner. If you own your shares of Cascade common stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at www.cascadebank.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201, Attention: Corporate Secretary, on our website at www.cascadebank.com or from the SEC through the SEC’s website at http://www.sec.gov.

Opus has supplied all information pertaining to Opus and Opus Acquisition, and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED APRIL ___, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 3, 2011

AMONG

OPUS BANK,

OPUS ACQUISITION, INC.,

CASCADE FINANCIAL CORPORATION

AND

CASCADE BANK

(Continued)

6.11	Notification of Certain Matters	52
6.12	Estoppel Letters	52
6.13	Assumption of Indenture Obligations	52
6.14	Antitakeover Statutes	52
6.15	Cooperation in Securing Approval or Non-objection for the TARP Purchase	52
6.16	Consents	53
6.17	Repayment of Intercompany Loan	53
6.18	Reports	53
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		53
7.01	Conditions to Each Party’s Obligation to Effect the Merger	53
7.02	Conditions to Obligations of CFC and Cascade Bank	53
7.03	Conditions to Obligations of Opus and Merger Sub	54
Article VIII TERMINATION		55
8.01	Termination	55
8.02	Effect of Termination and Abandonment	57
Article IX MISCELLANEOUS		59
9.01	Survival	59
9.02	Waiver; Amendment	59
9.03	Counterparts	59
9.04	Governing Law; Waiver of Jury Trial	59
9.05	Expenses	60
9.06	Notices	60
9.07	Entire Understanding; No Third Party Beneficiaries	61
9.08	Severability	61
9.09	Enforcement of the Agreement	62
9.10	Interpretation	62
9.11	Assignment	62
9.12	Alternative Structure	62

(Continued)

ANNEX A	Form of Shareholder Agreement

ANNEX B	Form of Bank Merger Agreement

ANNEX C	Form of Tenant Estoppel Letter

ANNEX D	Form of Landlord Estoppel Letter

(Continued)

Cascade Financial Corporation/Cascade Bank Disclosure Schedules

1.01	Shareholders
4.01(b)	Forbearances of CFC; Capital Stock
4.01(d)	Forbearances of CFC; Compensation; Employment Agreements; etc.
4.01(g)	Forbearances of CFC; Dispositions
4.01(i)	Forbearances of CFC; Capital Expenditures
4.01(p)	Forbearances of CFC; Marketing; Sponsorships
5.03(b)	CFC Capital Stock
5.03(c)(i)	Subsidiaries
5.03(c)(ii)	Subsidiaries
5.03(f)(i)	Regulatory Approvals; No Defaults
5.03(f)(ii)	Regulatory Approvals; No Default
5.03(h)	Legal Proceedings
5.03(i)(i)	Regulatory Matters
5.03(i)(iii)	Regulatory Matters
5.03(j)(i)	Compliance with Laws
5.03(j)(iii)	Compliance with Laws
5.03(k)(i)	Material Contracts
5.03(k)(iii)	Material Contracts; Defaults
5.03(l)	No Brokers
5.03(m)(i)	Employee Benefit Plans
5.03(m)(v)	Employee Benefit Plans
5.03(m)(vi)	Employee Benefit Plans
5.03(m)(viii)	Employee Benefit Plans
5.03(m)(x)	Nonqualified Deferred Compensation Plan
5.03(n)(i)	Employee; Labor Matters
5.03(n)(iv)	Employee; Labor Matters
5.03(n)(v)	Employee; Labor Matters
5.03(n)(vi)	Employee Disputes
5.03(o)	Environmental Matters
5.03(p)(xi)	Tax Matters
5.03(p)(xiii)	Tax Matters
5.03(q)(i)	Risk Management Instruments
5.03(r)(ii)	Non-Performing Loans
5.03(t)(i)	Intellectual Property
5.03(x)	Insurance
6.09(b)	Indemnification
6.10(b)	Benefits and Contractual Obligations
6.13	Assumption of Indenture Obligations

AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 3, 2011, among Opus Bank (“Opus”), Opus Acquisition, Inc. (“Merger Sub”), Cascade Financial Corporation (“CFC”) and Cascade Bank (“Cascade Bank”).

RECITALS

A.           Opus.  Opus is a California-chartered bank, having its executive offices in Irvine, California.

B.           Merger Sub.  Merger Sub is a Washington corporation and a wholly-owned subsidiary of Opus.

C.           CFC.  CFC is a Washington corporation, having its executive offices in Everett, Washington.

D.           Cascade Bank.  Cascade Bank is a Washington-chartered bank and a wholly-owned subsidiary of CFC.

E.           Board Action.  The respective Boards of Directors of Opus, Merger Sub, CFC and Cascade Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger (as defined herein) provided for herein.

F.           Shareholder Agreements.  As a material inducement to Opus to enter into this Agreement, and simultaneously with the execution of this Agreement, certain Shareholders (as defined herein) are entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CFC Common Stock (as defined herein) in favor of the approval and adoption of this Agreement.

G.           TARP Purchase.  As of the date hereof, the United States Department of Treasury (the “Treasury”) holds (i) 38,970 shares of CFC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and (ii) a warrant, dated November 21, 2008, to purchase 863,442 shares of the CFC Common Stock (as defined) at an exercise price of $6.77 per share (the “TARP Warrant” and, collectively with the TARP Preferred Stock, the “TARP Securities”).  On the Effective Date (as defined), Opus shall cause Merger Sub to purchase from the Treasury the TARP Securities and the right to receive all accrued but unpaid dividends on the TARP Preferred Stock on the terms and subject to the conditions set forth in a letter dated March 3, 2011 from the Treasury to Opus (the “Treasury Letter”) (collectively, the “TARP Purchase”).  Immediately following the TARP Purchase, Opus intends to deliver the TARP Securities to CFC for cancellation.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 3.05.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between Opus and Cascade Bank, the form of which is attached hereto as Annex B and which form shall be subject to such changes as Opus shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Burdensome Condition” has the meaning set forth in Section 7.01(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of California or Washington are authorized or obligated to close.

“Cascade Bank” has the meaning set forth in the preamble to this Agreement.

“Cascade Bank Board” means the Board of Directors of Cascade Bank.

“Certificate” means a certificate that immediately prior to the Effective Time evidenced shares of CFC Common Stock.

“CFC” has the meaning set forth in the preamble to this Agreement.

“CFC 401(k) Plan” has the meaning set forth in Section 6.10(e).

“CFC Articles” means the Articles of Incorporation of CFC, as amended by Articles of Amendment dated November 21, 2008.

“CFC Board” means the Board of Directors of CFC.

“CFC Bylaws” means the Bylaws of CFC, as amended.

“CFC Common Stock” means the common stock, $0.01 par value per share, of CFC.

“CFC ESOP” has the meaning set forth in Section 5.03(m)(xvi).

“CFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CFC and its Subsidiaries and any predecessor of and any successor to CFC (or to another such predecessor or successor) and also shall be deemed to refer to any or all of CFC and its Subsidiaries.

“CFC IT Systems” has the meaning set forth in Section 5.03(u).

“CFC Loan Property” has the meaning set forth in Section 5.03(o).

“CFC Meeting” has the meaning set forth in Section 6.02(a).

“CFC Options” means the options to acquire CFC Common Stock issued under the CFC Stock Option Plans.

“CFC Preferred Stock” means the preferred stock, $0.01 par value per share, of CFC.

“CFC Stock Option Plans” means the CFC 1992 Stock Option and Incentive Plan, CFC 1994 Employee Stock Purchase Plan, CFC 1997 Stock Option Plan and CFC 2003 Long-Term Incentive Plan.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Classified Asset” has the meaning set forth in Section 5.03(r)(iii).

“Closing” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Department” means the Washington State Department of Financial Institutions, Division of Banks.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DFI” means the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an agent appointed by Opus and reasonably acceptable to CFC for the purpose of exchanging Certificates.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“FRB” means the Board of Governors of the Federal Reserve System or its delegatee, the Federal Reserve Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

“Indentures” means, collectively, the Indenture dated as of March 1, 2000, the Indenture dated as of December 15, 2004 and the Indenture dated as of March 30, 2006 entered into by CFC and each of the trustees named therein.

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” has the meaning set forth in Section 5.03(t)(i).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidated Damages Amount” has the meaning set forth in Section 8.02(d).

“Loans” has the meaning set forth in Section 4.01(t).

“Material Adverse Effect” means (i) with respect to CFC and Cascade Bank, any effect that is material and adverse to the financial condition, results of operations or business of CFC and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, or (d) the effects of any action or omission taken with the prior written consent of

Opus or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact (if any) they have on CFC and its Subsidiaries as a whole as measured relative to similarly situated companies in the banking industry, or (ii) with respect to CFC or Cascade Bank on the one hand or Opus on the other hand, any effect that would materially impair the ability of CFC and its Subsidiaries or Opus, as the case may be, to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.09(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Opus” has the meaning set forth in the preamble to this Agreement.

“Opus Benefit Plans” has the meaning set forth in Section 6.10(a).

“Opus Board” means the Board of Directors of Opus.

“OREO” means other real estate owned.

“PBGC” has the meaning set forth in Section 5.03(m)(i).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Agreements” means (i) the Consent Order, dated July 21, 2010, stipulated to by the Cascade Bank Board with the FDIC and the Department and  (ii) the Written Agreement, dated March 11, 2010, between CFC and the Federal Reserve Bank of San Francisco, in the case of (i) and (ii), as the same may be interpreted by such Governmental Agencies or as otherwise amended or modified.

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of CFC and Cascade Bank that is a shareholder of CFC.  The Shareholders are set forth in Section 1.01 of CFC’s Disclosure Schedule.

“Subsidiary” means each of the Persons set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“TARP Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“TARP Purchase” has the meaning set forth in the recitals to this Agreement.

“TARP Warrant” has the meaning set forth in the recitals to this Agreement.

“TARP Securities” has the meaning set forth in the recitals to this Agreement.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger, the TARP Purchase and any other transactions contemplated by this Agreement.

“Treasury” has the meaning set forth in the recitals to this Agreement.

“Treasury Letter” has the meaning set forth in the recitals to this Agreement.

“WBCA” means the Washington Business Corporation Act.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into CFC in accordance with the applicable provisions of the WBCA (the “Merger”), the separate corporate existence of Merger Sub shall cease and CFC shall survive and continue to exist as a corporation incorporated under the WBCA (CFC, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name.  The name of the Surviving Corporation shall be “Cascade Financial Corporation.”

(c) Certificate of Incorporation and Bylaws.  The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub immediately prior to the Merger.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the WBCA.

(f) Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CFC or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CFC, Merger Sub and their proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) the last Business Day of the month during which such satisfaction or waiver occurs, or (ii) such other date to which the parties may mutually agree in writing.  The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein.  The date of such filings is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2550 M Street, NW, Washington, DC  20037, or at such other place as the parties may mutually agree upon, on the Effective Date.  At the Closing, there shall be delivered to Opus and CFC the documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Merger Sub Stock.  Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

(b) Effect on CFC Common Stock.  Subject to Section 3.03, each share of CFC Common Stock shall be converted, by virtue of the Merger, into the right to receive an amount in cash, without interest, equal to the quotient of:  (i) $5.5 million and (ii) the total number of shares of CFC Common Stock issued and outstanding as of the Effective Time.

3.02 Exchange Procedures.

(a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, Opus shall deliver to the Exchange Agent an amount of cash sufficient to make all payments required to be made pursuant to this Article III, in exchange for Certificates representing outstanding shares of CFC Common Stock in accordance with this Article III (such cash amount, the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by Opus, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to Opus.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of CFC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.01. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly after the Effective Time, the Merger Consideration. Until surrendered as contemplated by this Section 3.02(b), each Certificate (other than Certificates representing Treasury Stock and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 3.01.

(c) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, the stock transfer books of CFC shall be closed and there shall be no transfers on the stock transfer books of CFC of the shares of CFC Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of CFC Common Stock shall cease to be, and shall have no rights as, shareholders of CFC other than to receive the consideration provided under this Article III, subject to Section 3.03 of this Agreement.  On or after the Effective Time, any Certificates presented to Opus or the Exchange Agent for transfer shall be cancelled and, subject to Section 3.03, exchanged for the Merger Consideration as provided herein.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Opus.  Any shareholders of CFC who have not theretofore complied with Section 3.02(b) shall thereafter look only to Opus for the Merger Consideration deliverable in respect of each share of CFC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of CFC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Opus (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Opus and the Exchange Agent shall be entitled to rely upon the stock transfer books of CFC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Opus and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Opus (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFC Common Stock such amounts as Opus or the Exchange Agent are required to deduct and withhold under the Code or applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CFC Common Stock in respect of which such deduction and withholding was made by Opus.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Opus, the posting by such Person of a bond in such amount as Opus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.03 Dissenting Shares.  Each outstanding share of CFC Common Stock, the holder of which has perfected his right to dissent pursuant to Section 23B.13.010.310 of the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA.  CFC shall give Opus prompt notice upon receipt by CFC of any such written demands for payment of the fair value of such shares of CFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA.  If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by Opus or the Surviving Corporation within the time period set forth in the WBCA.

3.04 CFC Options.  Prior to and effective as of the Effective Time, CFC shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.04, the CFC Stock Option Plans and shall have provided written notice to each holder of a then-outstanding CFC Option (whether or not such CFC Option is then vested or exercisable), that such CFC Option shall be, as of the date of such notice, exercisable in full, that such CFC Option shall terminate at the Effective Time and that, if such CFC Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall not be entitled to receive any consideration with respect to such CFC Option because the per share exercise price of such CFC Option is greater than the Merger Consideration.  CFC shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding CFC Option with regard to the cancellation of such CFC Option.  Subject to the foregoing, the CFC Stock Option Plans and all CFC Options issued thereunder shall terminate at the Effective Time.

3.05 Restricted Stock.  At the Effective Time, each outstanding share of restricted stock issued pursuant to the CFC Stock Option Plans, to the extent not already vested, shall vest and shall be converted into shares of CFC Common Stock, and thereby entitled to receive the Merger Consideration provided to holders of CFC Common Stock pursuant to Section 3.01(b), net of any amounts that must be withheld under federal and state income and employment Tax requirements.

3.06 Bank Merger.  As soon as practicable after the execution of this Agreement, or on such later date as Opus shall specify, Opus and Cascade Bank shall enter into the Bank Merger Agreement, which provides for the merger of Cascade Bank with and into Opus (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Opus shall specify).  The Bank Merger Agreement provides that the directors of Opus upon consummation of the Bank Merger shall be the directors of Opus immediately prior to the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of CFC.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Opus, each of CFC and Cascade Bank will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all Regulatory Agreements or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Opus the goodwill of the customers of CFC and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock.  Other than pursuant to Rights set forth on Schedule 4.01(b) of CFC’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of CFC capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of CFC, its ERISA Affiliates or its Subsidiaries or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, and (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of CFC’s Disclosure Schedule.

(e) Hiring.  Hire any person as an employee, independent contractor or consultant of CFC or any of its Subsidiaries or promote any employee, independent contractor or consultant, except (i) to satisfy contractual obligations existing as of the date hereof, (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of CFC or a Subsidiary of CFC, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, and (iii) to hire up to two (2) credit analysts, whose compensation individually shall not exceed $75,000 and whose aggregate compensation shall not exceed $150,000.

(f) Benefit Plans.  Except as set forth in this Agreement, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law (including Section 409A of the Code), or (ii) to satisfy contractual obligations existing as of the date hereof), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CFC or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions.  Except as required by this Agreement or to satisfy the Regulatory Agreements, and except as set forth on Schedule 4.01(g) of CFC’s Disclosure Schedules, sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in compliance with all Regulatory Agreements and in a transaction that, together with all other such transactions, is not material to CFC and its Subsidiaries taken as a whole.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(s)), deposits or properties of any other entity.

(i) Capital Expenditures.  Make any capital expenditures other than those identified on Schedule 4.01(i) of CFC’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate.

(j) Governing Documents.  Amend the CFC Articles or the CFC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CFC or enter into a plan of consolidation, merger, share exchange or reorganization with any person or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or to satisfy the Regulatory Agreements.

(l) Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CFC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CFC or any of its Subsidiaries of an amount which exceeds the total insurance proceeds payable in respect of such settlement, agreement or action by more than $25,000 and/or would impose any material restriction on the business of CFC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CFC and its Subsidiaries taken as a whole.

(n) Banking Operations.  Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other banking and operating policies, except as required by the Regulatory Agreements, applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o) Payments.  Except (i) as required by the Regulatory Agreements, (ii) for deferral of regularly scheduled dividend payments on the TARP Preferred Stock and (iii) for deferral of regularly scheduled interest payments on CFC’s outstanding junior subordinated debentures issued pursuant to the Indentures, either fail to pay the accounts payable or other liabilities of CFC or any of its Subsidiaries, or fail to pursue to collect any of the accounts receivable or other indebtedness owed to CFC or any of its Subsidiaries, in a manner substantially consistent with recent past practice of CFC and its Subsidiaries.

(p) Marketing; Sponsorships.  (i) Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements or (ii) sponsor or contribute to any charitable, non-profit or community organization, except for such sponsorships or contributions that do not exceed $1,000 individually or $25,000 in the aggregate and for such pledges as are set forth on Schedule 4.01(p) of CFC’s Disclosure Schedule.

(q) Derivatives Contracts.  Enter into any Derivatives Contract.

(r) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, fixed-rate Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(s) Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case, with a term of 90 days or less.

(t) Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which are consistent with and do not violate the requirements set forth in Sections 7(a) and (b) of the Consent Order dated July 21, 2010 stipulated to by Cascade Bank; (ii) (x) make any new Loan in excess of $1.0 million or (y) modify any Loan in excess of $1.0 million that is rated “6” or higher under Cascade Bank’s internal classification system, in each case, without Opus’ written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed to have been received to the extent that CFC or Cascade Bank has provided written notice to Opus hereunder which Opus has not objected to within two Business Days of receipt of such written notice, or (iii) enter into any Loan securitization or create any special purpose funding entity.

(u) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v) Transactions with Insiders.  Make or propose to make any loan to or enter into any transaction with CFC, any of its Subsidiaries, or any of their respective directors, officers or employees or any Affiliate thereof, other than credit card loans, provided that all such credit card loans are maintained in accordance with applicable terms, including applicable credit line limits, and are made or maintained in the ordinary course, consistent with past practice.

(w) Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(x) Tax Elections.  Make or change any Tax election, settle or compromise any Tax liability of CFC or any of its Subsidiaries in an amount greater than $100,000, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of CFC or any of its Subsidiaries in an amount greater than $100,000, enter into any closing agreement with respect to any amount of Taxes greater than $100,000 or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(y) Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Opus) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Covenants of Opus.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as otherwise expressly contemplated herein, Opus shall: (i) subject to clauses (iv) and (v), operate its business only in the usual, regular and ordinary course, which includes the acquisition of the assets and liabilities of failed banks from the FDIC Resolution Program as well as whole banks and branch transactions; (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct in all material respects at all times; (iv) take no action which could reasonably be thought to adversely affect the ability of any party to obtain such regulatory approvals required for the transactions contemplated hereby without the imposition of a Burdensome Condition; and (v) take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules.  On or prior to the date hereof, CFC has delivered to Opus a schedule and Opus has delivered to CFC a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV or Article VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard.  Solely for purposes of determining whether the condition set forth in Section 7.02(a) or 7.03(a), as the case may be, has been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CFC and Cascade Bank in Section 5.03 or Opus and Merger Sub contained in Sections 5.04 or 5.05, respectively, other than the representations and warranties set forth in Section 5.03(b), 5.03(m)(vi), and Section 5.03(m)(viii), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Section 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of CFC and Cascade Bank.  Subject to Section 5.01, CFC and Cascade Bank hereby represent and warrant to Opus:

(a) Organization, Standing and Authority.  CFC is duly organized and validly existing under the laws of the State of Washington.  CFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  CFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the CFC Articles and CFC Bylaws which have previously been made available to Opus are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of CFC and each of its Subsidiaries previously made available to Opus contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors) through the date hereof, with the exception of any portions thereof (including any and all related documents and materials) with respect to any potential acquisition, merger, capital raising or strategic transaction with any Person other than Opus, which have been redacted.

(b) CFC Capital Stock.  The authorized capital stock of CFC consists solely of 65,000,000 shares of CFC Common Stock, of which 12,271,529 shares are issued and outstanding as of the date hereof (including 5,700 unvested shares of restricted stock issued pursuant to the CFC Stock Option Plans), and 500,000 shares of CFC Preferred Stock, of which 38,970 shares of TARP Preferred Stock are issued and outstanding as of the date hereof.  As of the date hereof, no shares of CFC Common Stock were held in treasury by CFC or otherwise directly or indirectly owned by CFC.  The outstanding shares of CFC Common Stock and TARP Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CFC Common Stock or TARP Preferred Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of CFC’s Disclosure Schedule sets forth (i) for each CFC Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CFC Common Stock subject to each CFC Option, the number of shares of CFC Common Stock subject to CFC Options that are currently exercisable and the exercise price per share and (ii) for each unvested grant of restricted stock issued pursuant to the CFC Stock Option Plans, the name of the grantee, the date of the grant, the number of shares of CFC Common Stock subject to the grant of restricted stock and the date(s) of vesting for such grants of restricted stock.  In addition, the TARP Warrant provides for the purchase of 863,442 shares of CFC Common Stock by the Treasury at an exercise price of $6.77 per share.  Except for the CFC Options and restricted stock grants set forth on Section 5.03(b) of CFC’s Disclosure Schedule and the TARP Warrant, there are no shares of CFC Common Stock reserved for issuance, CFC does not have any Rights issued or outstanding with respect to CFC Common Stock and CFC does not have any commitment to authorize, issue or sell any CFC Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CFC may vote are outstanding.  No Equity Securities have been issued or authorized for issuance by CFC from September 30, 2010 through the date hereof.

(c) Subsidiaries.

(i) (A) Section 5.03(c)(i) of CFC’s Disclosure Schedule sets forth a list of all of CFC’s Subsidiaries together with the Employer Identification Number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule, CFC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to CFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to CFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CFC’s rights to vote or to dispose of such securities and (F) all the Equity Securities of CFC’s Subsidiaries held by CFC or its Subsidiaries are fully paid and nonassessable and are owned by CFC or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CFC Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of CFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CFC’s Subsidiaries and stock in the FHLB, CFC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of CFC’s Subsidiaries has been duly organized, is validly existing and, with respect to each CFC Subsidiary, is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  Each of CFC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of Cascade Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Cascade Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power.  Each of CFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each CFC and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and CFC has the corporate power and authority to cause Cascade Bank to consummate the Bank Merger Agreement, and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval by CFC’s stockholders of this Agreement.

(e) Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding CFC Common Stock, this Agreement and the Transaction and the Bank Merger and Bank Merger Agreement have been authorized by all necessary corporate action of CFC and Cascade Bank and the CFC Board and the Cascade Bank Board on or prior to the date hereof and the CFC Board has recommended that stockholders of CFC adopt this Agreement and directed that such matter be submitted for consideration by CFC’s stockholders at the CFC Meeting.  Each of CFC and Cascade Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Opus and Merger Sub, this Agreement is a valid and legally binding obligation of CFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CFC or any of its Subsidiaries in connection with the execution, delivery or performance by CFC and Cascade Bank of this Agreement and by Cascade Bank of the Bank Merger Agreement, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CFC Common Stock, (C) the filing of articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger and (D) the approval of this Agreement by the holders of two-thirds of the outstanding shares of CFC Common Stock.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by CFC and Cascade Bank, as applicable, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CFC or any of its Subsidiaries or to which CFC or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CFC Articles, the CFC Bylaws or similar governing documents of CFC’s Subsidiaries or (C) except as Previously Disclosed, require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities; Internal Controls.

(i) CFC’s Annual Report on Form 10-K for the year ended December 31, 2009 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006 with the SEC (collectively, CFC’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CFC and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive (loss) income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows of CFC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.  Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The books and records of CFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) CFC has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2006.  None of CFC’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  CFC has made available to Opus true, correct and complete copies of all written correspondence between the SEC, on the one hand, and CFC and any of its Subsidiaries, on the other hand, occurring since December 31, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to CFC’s Securities Documents.  To the knowledge of CFC, none of the CFC’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii) Except as set forth on the consolidated balance sheet of CFC dated as of September 30, 2010 and included in CFC’s Securities Documents filed prior to the date hereof, neither CFC nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after September 30, 2010 in the ordinary course of business consistent with past practice and, to CFC’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since September 30, 2010, (A) CFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither CFC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to CFC.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by CFC or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CFC or its Subsidiaries, to cause CFC or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CFC or its Subsidiaries.  Since the cash dividend declared on March 26, 2009, CFC has not declared, set aside or paid any cash, stock or other dividend or any other distribution with respect to the capital stock of CFC or any of its Subsidiaries nor have any shares of capital stock of CFC been purchased, redeemed or otherwise acquired, directly or indirectly, by CFC or any of its Subsidiaries.

(vi) The records, systems, controls, data and information of CFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi).  CFC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CFC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CFC by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CFC’s outside auditors and the audit committee of the CFC Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CFC’s internal controls over financial reporting.  No such disclosures have been or were required to be made as of the date of this Agreement.  If between the signing of this Agreement and the Effective Time, any such circumstances are discovered by CFC, these disclosures will be made in writing by management to CFC’s auditors and audit committee and copies shall be provided to Opus.  The Chief Executive Officer and the Chief Financial Officer of CFC have signed, and CFC has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CFC nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form  or manner of filing or submission of such certifications.

(vii) Since the enactment of the Sarbanes-Oxley Act, (i) neither CFC nor any of its Subsidiaries nor, to the knowledge of CFC or Cascade Bank, any director, officer, employee, auditor, accountant or representative of CFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CFC or any of its Subsidiaries, whether or not employed by CFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFC or any of its Subsidiaries or their respective officers, directors, employees or agents to the CFC Board or any committee thereof or, to the knowledge of CFC or Cascade Bank, to any director or officer of CFC or any of its Subsidiaries.

(h) Legal Proceedings.  Except as set forth on Section 5.03(h) of CFC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CFC or any of its Subsidiaries and, to CFC’s or Cascade Bank’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to

CFC’s or Cascade Bank’s knowledge, there are no facts which could reasonably give rise to any litigation, arbitration, claim or other proceeding that could reasonably be expected to have a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CFC.

(i) Regulatory Matters.

(i) Except for the Regulatory Agreements or as set forth in Section 5.03(i)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  CFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither CFC nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii) Except for the Regulatory Agreements or as set forth on Section 5.03(i)(iii) of CFC’s Disclosure Schedule, (A) no Governmental Authority has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of CFC or Cascade Bank, investigation or inquiry into the business, operations, policies, practices or disclosures of CFC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CFC and its Subsidiaries), or, to the knowledge of CFC or Cascade Bank, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CFC or any of its Subsidiaries.

(iv) The most recent regulatory rating given to Cascade Bank as to compliance with the Community Reinvestment Act is “outstanding.”  To the knowledge of CFC and Cascade Bank, since the last regulatory examination of Cascade Bank with respect to Community Reinvestment Act compliance, Cascade Bank has not received any complaints as to Community Reinvestment Act compliance.

(j) Compliance With Laws.  Each of CFC and its Subsidiaries:

(i) except as Previously Disclosed, is and at all times since December 31, 2005 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Regulatory Agreements, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit

Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CFC and its Subsidiaries relating to customer data,  privacy and security;

(ii) has and at all times since December 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CFC’s and Cascade Bank’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except as set forth in the Regulatory Agreements or in Section 5.03(j)(iii) of CFC’s Disclosure Schedule, has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that CFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CFC’s or Cascade Bank’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents filed and listed as exhibits to CFC’s Securities Documents and as listed and described in Section 5.03(k)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to, bound by or subject to any contract, agreement, commitment, understanding or arrangement (whether written or oral): (A) with respect to the employment of any directors, officers, employees, independent contractors or consultants; (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries to indemnification from CFC or any of its Subsidiaries; (C) which provides for the payment by CFC or any of its Subsidiaries of payments upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving CFC or any of its Subsidiaries, including but not limited to, the Merger; (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement; (E) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on thirty (30) days or less notice; (F) which is a lease for any real or material personal property owned or presently used by CFC or any of its Subsidiaries; (G) which (1) restricts the conduct of their respective business or limits the freedom of CFC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict CFC or any of its Subsidiaries after consummation of the Merger), (2) restricts the ability of CFC or any of its Subsidiaries to disclose any confidential information, trade secrets or proprietary information belonging to or provided by another Person, (3) restricts the ability of CFC or any of its Subsidiaries to solicit or hire any Person, or (4) requires exclusive referrals of business or requires CFC or any of its Subsidiaries to offer products or services on a priority or exclusive basis; (H) which relates to or evidences third-party indebtedness for borrowed money of such Person; (I) which has the effect of providing that the consummation of the Transaction or the execution, delivery or effectiveness of this Agreement and the Bank Merger Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such contract, agreement, commitment, understanding or arrangement or give rise under such contract, agreement, commitment, understanding or arrangement to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of CFC or any of its Subsidiaries, or to any increased, accelerated or additional material rights or material entitlements of any Person; (J) which relates to the settlement or other resolution of any legal proceeding that has any continuing obligations, liabilities or restrictions; (K) which relates to the disposition or acquisition by CFC or any of its Subsidiaries, with obligations to third parties remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets; (L) which relates to a partnership or joint venture or similar arrangement; (M) which involves capital expenditures by CFC or any of its Subsidiaries; (N) which relates to licenses of Intellectual Property (whether CFC or any of its Subsidiaries is the licensor or licensee thereunder) material to its respective business; (O) which involves an “earn-out” agreement or similar arrangement; (P) which relates to future disposition or acquisition of any business enterprise or any interest in any business enterprise; or (Q) which are otherwise material to the business of CFC or any of its Subsidiaries (collectively, “Material Contracts”).  Except as set forth in Section 5.03(k)(i) of CFC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of CFC’s and Cascade Bank’s (as applicable) execution, delivery or performance of this Agreement and Bank Merger Agreement and the consummation of the Transaction.  True, correct and complete copies of all such Material Contracts have been made available to Opus as of the date hereof.

(ii) Each of the Material Contracts is in full force and effect and is a valid and binding obligation of CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto, enforceable against CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto in accordance with its terms.  CFC or its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract.  Neither CFC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, including but not limited to any Material Contract, by which their respective business, or their respective operations may be bound or affected, or under which their respective business or their respective operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by CFC or any of its Subsidiaries is currently outstanding.  Except as would not have a Material Adverse Effect, with respect to the Material Contracts, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii) Section 5.03(k)(iii) of CFC’s Disclosure Schedule sets forth a schedule of all officers and directors of CFC and its Subsidiaries who have outstanding loans from CFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers.  No action has been taken by CFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.  Copies of all agreements with Sandler O’Neill & Partners, L.P. have been previously furnished to Opus.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of CFC’s Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, employment agreements, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, matching charitable gift programs, tuition reimbursement programs, scholarship programs covering current or former employees of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates (the “Employees”) and current or former directors of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or maintained by CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or to which CFC, each of its Subsidiaries and CFC’s ERISA Affiliates contributed or are obligated to contribute thereunder for  current or former employees (the “Benefit Plans”).  True, correct and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or the U.S. Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the three most recent actuarial valuations, studies or estimates of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) written descriptions of all non-written agreements relating to the Benefit Plans and all communications to or from the DOL, the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), have been provided or made available to Opus).  For the purpose of this Agreement, an “ERISA Affiliate” is any entity which is considered one employer with CFC or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

(ii) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and all applicable laws, regulations and rulings and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Each Benefit Plan which is an

“employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS, and neither CFC nor Cascade Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the Benefit Plans.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates with respect to any ongoing, frozen or terminated Pension Plan.  Neither CFC, any of its  Subsidiaries nor any of CFC’s ERISA Affiliates has incurred, and none expects to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Pension Plan within the twelve (12)-month period ending on the date hereof or will be required to be filed in connection with the Transaction.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on or included in the consolidated financial statements of CFC included in CFC’s Securities Documents.  No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has an outstanding funding waiver.  The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the PBGC in the event such Benefit Plan is terminated does not exceed the fair market value of the assets of each such plan.  The liabilities of each Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable law.  No transaction has been entered into by CFC, any of its Subsidiaries or CFC’s ERISA Affiliates which has subjected or could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to any liability under Title IV of ERISA.  CFC or its Subsidiaries Bank has provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth on Schedule 5.03(m)(v) of CFC’s Disclosure Schedule, neither CFC, any of its Subsidiaries nor CFC’s ERISA Affiliates has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  CFC, any of its Subsidiaries and CFC’s ERISA Affiliates may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to a Tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement or the Bank Merger Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, except as set forth on Schedule 5.03(m)(vi) of CFC’s Disclosure Schedule and except pursuant to any contractual arrangement adopted pursuant to the provisions of Section 6.10(f) or (g), (A) entitle any Employees or any current or former director or independent contractor of CFC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of CFC’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Except as set forth on Schedule 5.03(m)(x) of CFC’s Disclosure Schedule, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(xi) None of CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates maintains or participates in, or has maintained or participated in, any multi-employer plans.

(xii) No contributions pursuant to a Benefit Plan has been made by CFC, any of its Subsidiaries or CFC’s ERISA Affiliates in such amounts that would violate Section 404 of the Code.

(xiii) CFC, each of its Subsidiaries and CFC’s ERISA Affiliates have in force and have had in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans.  There does not exist any pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to CFC, each of its Subsidiaries and CFC’s ERISA Affiliates, as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

(xiv) Except as set forth in this Agreement, none of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has any commitment, intention or understanding to create, terminate or adopt any new Benefit Plan, and since the beginning of the current fiscal year, no event has occurred and no condition of circumstance has existed that would be expected to result in an increase in the benefits under, or the expense of, maintaining a Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year.

(xv) None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(xvi) The Cascade Financial Corporation Employee Stock Ownership Plan (the "CFC ESOP") was merged in to the CFC 401(k) Plan effective December 31, 2006.  Effective with the merger, all account balances in the CFC ESOP were transferred to the CFC 401(k) Plan and the CFC ESOP was terminated in accordance with the terms of the CFC ESOP, ERISA, the Code, and all applicable laws.  No act or omission has occurred and no condition exists with respect to the CFC ESOP or its termination that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Neither CFC nor Cascade Bank is aware of any circumstances likely to result in the loss of the qualification of the CFC

ESOP under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries or ERISA Affiliates has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of the CFC ESOP, or any agent representing any of the foregoing that brings into question the qualification of the CFC ESOP.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the CFC ESOP.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to the CFC ESOP that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to the CFC ESOP, nor has the CFC ESOP been the subject of an audit, investigation or examination by a Governmental Authority.

(n) Employee; Labor Matters.

(i) Section 5.03(n)(i) of CFC’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of CFC and each of its Subsidiaries and each other employee, independent contractor, consultant and agent of CFC and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors, consultants and agents and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by CFC and each of its Subsidiaries with any of its respective officers, employees, independent contractors, consultants and agents, including those to increase the compensation or to modify the conditions or terms of employment.

(ii) To the knowledge of CFC and Cascade Bank, no officer or director of CFC or any of its Subsidiaries  or any employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could (A) adversely affect the performance by a Person performing duties for or on behalf of CFC or any of its Subsidiaries or (B) adversely affect the ability of CFC or any of its Subsidiaries  to conduct its business.

(iii) Neither CFC nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  Neither CFC nor any of its Subsidiaries has any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to CFC or any of its Subsidiaries, in any capacity.

(iv) Except as set forth on Section 5.03(n)(iv) of CFC’s Disclosure Schedule, none of the officers, employees or consultants of CFC or any of its Subsidiaries has informed CFC or such Subsidiary of his or her intent, nor does CFC or Cascade Bank have any knowledge of any of the officers, employees or consultants of CFC or any of its Subsidiaries having an intention, to terminate employment with CFC or any of its Subsidiaries during the next twelve (12) months.

(v) Neither CFC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is CFC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CFC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CFC’s or Cascade Bank’s knowledge, threatened, nor is CFC or Cascade Bank aware of any activity involving employees of CFC or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.  Except as set forth on Section 5.03(n)(v) of CFC’s Disclosure Schedule, the employment of each officer and employee of CFC and each of its Subsidiaries is terminable at the will of CFC or such Subsidiary.

(vi) (A) Except as set forth on Schedule 5.03(n)(vi) of CFC’s Disclosure Schedule, there is no pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceeding involving CFC or any of its Subsidiaries and any present or former employee(s) of CFC or any of its Subsidiaries and (B) no other Person, to the knowledge of CFC or Cascade Bank, has threatened any claim or any legal proceeding, against CFC or any of its Subsidiaries (or, to the knowledge of CFC or Cascade Bank, against any officer, director, employee or agent of CFC or any of its Subsidiaries) relating to employees or former employees of CFC or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(o) Environmental Matters.  Except as set forth on Section 5.03(o) of CFC’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CFC or Cascade Bank, threatened against CFC or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to CFC.  To the knowledge of CFC or Cascade Bank, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on with respect to CFC.  CFC and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.  To CFC’s or Cascade Bank’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CFC or any of its Subsidiaries, or any property in which CFC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“CFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any CFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither CFC nor any of its Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Neither CFC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To CFC’s or Cascade Bank’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CFC or any of its Subsidiaries, any currently or formerly owned or operated property, any CFC Loan Property, or, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against CFC or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CFC Loan Property.  CFC has Previously Disclosed and made available to Opus copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CFC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CFC Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown (or required to be shown) to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CFC Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, and (E) the CFC Group has not extended or waived the statute of limitations for any such Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) CFC has made available to Opus (A) true and correct copies of all U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of the CFC Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the CFC Group, or its income, assets or operations.

(iii) No written claim has been made by a taxing authority in a jurisdiction where the CFC Group does not file Tax Returns that the CFC Group is or may be subject to taxation by that jurisdiction.

(iv) There are no audits or investigations by any taxing authority or proceedings in progress with respect to the CFC Group, nor has the CFC Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(v) The CFC Group has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(vi) The CFC Group does not have a permanent establishment in any country other than the United States within the meaning of any applicable Tax treaty between the United States and such other country.

(vii) There are no Liens on any of the assets of the CFC Group that arose in connection with any failure (or alleged failure) to pay any Tax, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(viii) No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the CFC Group.

(ix) The CFC Group is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction.

(x) The CFC Group will not be required to include any adjustment in taxable income for any period ending after the Effective Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Effective Date or pursuant to a “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law with any Tax authority with regard to the Tax liability of the CFC Group for any period ending on or before the Effective Date.  No item of income or gain reported by the CFC Group for financial accounting purposes in any period ending before the Closing is required to be included in the income of CFC or any of its Subsidiaries for Tax purposes in any period ending after the Effective Date.

(xi) Except as set forth in Section 5.03(p)(xi) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person.

(xii) The CFC Group has not engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes.

(xiii) Except as set forth on Schedule 5.03(p)(xiii) of CFC’s Disclosure Schedule, no member of the CFC Group has been a party to a transaction that was reported as a reorganization within the meaning of Section 368 of the Code or has distributed stock of a corporation (or has had its own stock distributed) in a transaction that was reported to qualify under Section 355 of the Code.

(xiv) No member of the CFC Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which CFC is the parent) or has any liability for Taxes of any Person (other than as a member of the CFC Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xv) The CFC Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. tax forms 1099, W-9 and W-8) for customers and vendors.  If the CFC Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements.  Additionally, the CFC Group timely files and pays all withholding tax obligations as required by U.S. tax law.

(xvi) The CFC Group shall make available to Opus true and correct schedules setting forth the income Tax attributes (such as but not limited to current and accumulated net operating losses and adjusted Tax basis of the CFC Group's assets and of the stock of Cascade Bank) of the CFC Group including any applicable limitations or restrictions on the use of those Tax attributes (such as but not limited to prior limitations under Section 382 of the Code).

(q) Risk Management Instruments.

(i) Except as set forth in Section 5.03(q)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of CFC or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CFC Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CFC and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CFC and Cascade Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data tapes previously provided to Opus through CFC’s data room accurately reflect the Loan portfolio of CFC and its Subsidiaries as of the date of such Loan tape.

(ii) CFC has Previously Disclosed as to CFC and each of its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any written or, to CFC’s and Cascade Bank’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CFC’s and Cascade Bank’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import, each a “Classified Asset”) by CFC, a CFC Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Department or the FDIC would agree with the loan classifications established by CFC or any of the CFC Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CFC or a CFC Subsidiary, or to the knowledge of CFC or Cascade Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties.  All real and personal property owned by CFC or a Subsidiary of CFC or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  CFC has good, marketable and valid title free and clear of all Liens to all of the real properties and all material personal properties and assets reflected on the consolidated balance sheet CFC as of September 30, 2010, included in CFC’s Securities Documents or acquired after such date, other than properties sold by CFC in the ordinary course of business, except as reflected on the consolidated balance sheet of CFC as of September 30, 2010 included in CFC’s Securities

Documents filed prior to the date of this Agreement.  All real and personal property which is material to CFC’s business on a consolidated basis and leased or licensed by CFC or a Subsidiary of CFC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time and CFC and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto.  Neither CFC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the knowledge of CFC or Cascade Bank, as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any real property lease, (ii) give any Person the right to declare a default or exercise any remedy under any real property lease, (iii) give any Person the right to accelerate the maturity or performance of any real property lease, or (iv) give any Person the right to cancel, terminate or modify any real property lease.  CFC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t) Intellectual Property.

(i) Each of CFC and its Subsidiaries owns or possesses valid and binding licenses and other rights to use, without payment of any amount, all Intellectual Property which is listed and described in Section 5.03(t)(i) of CFC’s Disclosure Schedule (other than commercially available “shrink wrap” licenses), and neither CFC nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.  Each of CFC and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens, and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the knowledge of CFC or Cascade Bank, such Intellectual Property is valid and enforceable.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

(ii) (A) CFC and each of its Subsidiaries owns, or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted; (B) to the knowledge of CFC or Cascade Bank, the use of any Intellectual Property by CFC and its Subsidiaries and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the knowledge of CFC or Cascade Bank, no Person is challenging, infringing on or otherwise violating any right of CFC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CFC or any of its Subsidiaries; and (D) neither CFC or any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending legal proceeding against CFC or any of its Subsidiaries with respect to any Intellectual Property used by CFC or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof are unaware of any facts or events that would give rise to any legal proceeding against CFC or any of its Subsidiaries that is likely to succeed.

(u) Information Technology; Security & Privacy.  To CFC’s or Cascade Bank’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of CFC’s business (collectively, “CFC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The CFC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither CFC nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the CFC IT Systems.  CFC and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither CFC nor any of its Subsidiaries is in breach of any Material Contract related to any CFC IT Systems.

(v) Fiduciary Accounts.  CFC and each of its Subsidiaries has properly administered all accounts for which its acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither CFC nor any of its directors, officers or employees, have committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w) Books and Records.  Since December 31, 2006, the books and records of CFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CFC and such Subsidiaries.

(x) Insurance.  Section 5.03(x) of CFC’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by CFC and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  CFC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; neither CFC nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There are currently no claims pending against CFC or any of its Subsidiaries under any Insurance Policies.

(y) Allowance For Loan Losses.  CFC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CFC’s (or Cascade Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements and the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of CFC Common Stock is necessary to approve this Agreement and the Merger on behalf of CFC.  No other vote of the stockholders of CFC is required by law, the CFC Articles, the CFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Merger.

(ii) The CFC Board has taken all necessary action so that no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation under the WBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CFC Articles and CFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion.  The CFC Board has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the consideration to be paid to the holders of CFC Common Stock is fair from a financial point of view.

(bb) Transactions in Securities.

(i) All offers and sales of CFC Common Stock and the TARP Securities by CFC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither CFC, none of CFC’s Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, (a) any director or executive officer of CFC or Cascade Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CFC Common Stock or other securities issued by CFC (i) during any period when CFC or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc) Registration Obligation.  Neither CFC nor any of CFC’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd) No Agreements on Directorships.  Neither CFC, any Subsidiary of CFC nor any Affiliate of CFC has entered into any agreement which obligates CFC or a Subsidiary of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC, and as of the date hereof, there are no obligations or commitments on the part of CFC, or any Subsidiary or Affiliate of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC.

(ee) Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Opus.  Subject to Section 5.01, Opus hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Opus is duly organized and validly existing as a California-chartered bank and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.  Opus is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Opus.  Opus has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power.  Opus has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Opus has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the Bank Merger Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement, the Merger, the Bank Merger Agreement and the Bank Merger have been authorized by all necessary corporate action of Opus and the Opus Board on or prior to the date hereof.  This Agreement has been duly executed and delivered by Opus and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this

Agreement is a valid and legally binding agreement of Opus enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Opus or any of its Subsidiaries in connection with the execution, delivery or performance by Opus of this Agreement, the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices, and articles of combination with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB and (B) the filing of the articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Opus, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Opus or to which Opus or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of Opus or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(e) Material Adverse Effect.  Since September 30, 2010, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Opus.

(f) Legal Proceedings.

(i) Opus is not a party to any, and there are no pending or, to the best of Opus’ knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Opus, except for such litigation, claim or other proceeding which in the good faith judgment of Opus will not have a Material Adverse Effect with respect to Opus.

(ii) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Opus or the assets of Opus which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Opus.

(g) Regulatory Matters.

(i) Neither Opus nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. Opus has paid all assessments made or imposed by any Governmental Authority.

(ii) Opus has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii)  (A) No Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the knowledge of Opus, investigation or inquiry into the business, operations, policies, practices or disclosures of Opus (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Opus), or, to the knowledge of Opus, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Opus.

(h) Compliance With Laws.

(i) Opus is in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Opus’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) no notification or communication from any Governmental Authority (A) asserting that Opus is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Opus’s knowledge, do any grounds for any of the foregoing exist).

(i) Ownership of CFC Common Stock.  Neither Opus nor any of its Affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of more than 5% of the outstanding shares of CFC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(j) Financing.  Opus has and will have available to it at the Effective Time immediately available funds necessary to consummate the Transaction.

(k) Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Merger Sub.  Subject to Section 5.01, Merger Sub hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Washington.  Merger Sub is a wholly-owned subsidiary of Opus.

(b) Corporate Power.  Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement and the Merger have been authorized by all necessary corporate action of Merger Sub and the Board of Directors of Merger Sub on or prior to the date hereof.  Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this Agreement is a valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities.  Merger Sub has not conducted any activities or operations other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Transaction.  Merger Sub has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of CFC, Cascade Bank and Opus agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries (to the extent applicable) to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Opus, CFC or Cascade Bank is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transaction, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the Transaction or seeking material damages; provided, however, that CFC or Cascade Bank shall not be permitted without the consent of Opus, and Opus shall not be required, to take any action that is reasonably likely to result in a Burdensome Condition; and provided further, that neither CFC nor Cascade Bank shall be obligated to pay or incur any material costs in connection with any of the foregoing actions in (i), (ii) or (iii) nor to waive its right to terminate this Agreement pursuant to Section 8.01(c) to the extent the Merger cannot under any circumstance be consummated by August 1, 2011.

6.02 Shareholder Approval.

(a) CFC agrees to take, in accordance with applicable law and the CFC Articles and the CFC Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “CFC Meeting”).  Except with the prior written approval of Opus, no other matters shall be submitted for the approval of the CFC stockholders at the CFC Meeting.  The CFC Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and, subject to Section 6.02(b), shall not (x) withdraw, modify or qualify in any manner adverse to Opus such recommendation or (y) take any other action or make any other public statement in connection with the CFC Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CFC at the CFC Meeting for the purpose of approving the Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction.  In addition to the foregoing, CFC shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, CFC and the CFC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) CFC shall have complied in all material respects with Section 6.07;

(ii) the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law,

(iii) if the CFC Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CFC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Opus pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CFC shall notify Opus, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Opus a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CFC shall, and shall cause its financial and legal advisors to, during the period following CFC’s delivery of the notice referred to in clause (B) above, negotiate with Opus in good faith for a period of up to five Business Days (to the extent Opus desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Proxy Statement.

(a) CFC agrees to prepare the proxy statement relating to the CFC Meeting (together with the proxy solicitation materials of CFC constituting a part thereof, the “Proxy Statement”) to be filed by CFC with the SEC as soon as reasonably practicable after the date hereof and in any event not later than the 30th day following the date hereof.  Opus and CFC shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the Proxy Statement, and Opus, and its legal, financial and accounting advisors, shall have the right to review in advance and comment upon such Proxy Statement prior to its filing and mailing to stockholders.

(b) Each of CFC and Opus agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CFC’s stockholders and at the time of the CFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of CFC and Opus further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

6.04 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, each of Opus and CFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Opus as soon as reasonably practicable after the execution hereof and in no event (except for delays caused by CFC or its

Subsidiaries) later than the 30th day following the date hereof.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Opus to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities or third parties that would reasonably be expected to result in a Burdensome Condition.  Each of Opus and CFC shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all of the information relating to such party and any of its Subsidiaries (to the extent applicable) that appears in any filing made by the other party with, or written information submitted to, any third party or any Governmental Authority in connection with the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

(c) The parties agree that they will consult with each other with respect to the obtaining of all regulatory approvals and consents necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each party also shall promptly advise the others upon receiving any communication from any Governmental Authority or other Person whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.05 Press Releases.  CFC and Opus shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of CFC, the rules or regulations of the securities exchange on which it trades.  CFC and Opus shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) CFC agrees to use its best efforts, upon reasonable notice and subject to applicable laws relating to the exchange of information, to, and shall cause its Subsidiaries to, afford Opus and Opus’ officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CFC and to such other information relating to CFC and its

Subsidiaries as Opus may reasonably request and, during such period, to furnish promptly to Opus (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal securities laws and federal or state banking, lending, consumer finance or privacy laws, subject to any applicable restrictions that limit CFC’s ability to furnish to Opus confidential supervisory information relating to CFC or its Subsidiaries, and (ii) all other information concerning the business, properties and personnel of CFC and its Subsidiaries as Opus may reasonably request.  Notwithstanding the foregoing, except as set forth in Section 6.07 hereof, CFC shall not be required to furnish any information regarding CFC Board deliberations concerning the transactions contemplated by this Agreement or with respect to an Acquisition Proposal.

(b) As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, CFC shall prepare and furnish to Opus (i) an unaudited consolidated statement of income of CFC and its Subsidiaries for the month then ended, (ii) an unaudited balance sheet for CFC for the month then ended, (iii) an unaudited balance sheet for Cascade Bank for the month then ended  and (iv) any key internal management reports relating to the foregoing.

(c) From the date of this Agreement until the Effective Time, the Opus senior manager responsible for the integration of CFC and Cascade Bank with Opus shall confer with CFC and Cascade Bank senior management on a regular basis regarding the business and operations of Opus and CFC.

(d) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of October 26, 2010 between Opus and CFC (the “Confidentiality Agreement”).  Such Confidentiality Agreement is hereby amended to incorporate the provisions of Section 9.04 and Section 9.09 of this Agreement and to delete any inconsistent provisions in the Confidentiality Agreement.

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07 Acquisition Proposals.

(a) Since January 30, 2011, CFC and Cascade Bank have, and have directed and used their reasonable best efforts to cause their Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by them) (all of the foregoing, collectively, “Representatives”) to, cease any discussions or negotiations with any other parties that may have been ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and have used their reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CFC or Cascade Bank thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, CFC and Cascade Bank shall not, and shall cause their directors, officers or employees (and those of any CFC Subsidiary) or any Representative retained by either of them (or any Subsidiary) not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Opus or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CFC Meeting, if the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law, CFC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the CFC Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Opus and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CFC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CFC or Cascade Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFC or Cascade Bank, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CFC Common Stock then outstanding or all or substantially all of CFC’s consolidated assets, which the CFC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the Termination Fee which would be payable to Opus, and after taking into account the advice of CFC’s financial advisor (which shall be a nationally recognized investment banking firm and it being agreed that Sandler O’Neill & Partners, L.P. meets this requirement) and outside counsel, that (i) the consideration that would be payable to the holders of CFC Common Stock has a readily ascertainable fair market value that exceeds the aggregate consideration that would be payable to the holders of CFC Common Stock at the Closing of the Transaction, (ii) such proposal is not subject to any due diligence investigation, financial or other contingency (other than the receipt of the approvals of Governmental Authorities and the stockholders of CFC), (iii) the terms of any disposition or other treatment of the TARP Securities has been presented to and accepted by Treasury, (iv) the pro forma balance sheet of such third party after giving effect to the tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction on the terms proposed in such proposal reflects a 10% Tier 1 leverage ratio, and (v) such proposal is otherwise reasonably likely to be consummated on the terms set forth.

(b) In addition to the obligations of CFC and Cascade Bank set forth in Section 6.07(a), CFC shall promptly (within 24 hours) advise Opus orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Opus informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Opus all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to Opus.

(c) Notwithstanding anything herein to the contrary, CFC and the CFC Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) CFC agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of CFC or its Subsidiaries shall be deemed a breach of this Section 6.07 by CFC.

(e) The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by CFC, its Subsidiaries or any Representative of CFC or its Subsidiaries.  It is accordingly agreed that Opus shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Opus is entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Opus shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08 Certain Policies.  Prior to the Effective Date and after CFC has been advised in writing that all of Opus’ conditions to Closing have been satisfied or waived, each of CFC and its Subsidiaries, as may be requested by Opus, shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Opus; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by

CFC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach,  violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CFC or its management with any such adjustments.

6.09 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Opus shall maintain the separate corporate existence of CFC as the Surviving Corporation and the articles of incorporation and bylaws of the Surviving Corporation shall have substantially identical provision with respect to indemnification and limitation of liability as those contained in the CFC Articles and CFC Bylaws.  Opus shall cause CFC to pay in the ordinary course and as due all of CFC’s and its Subsidiaries debt and obligations as and when due, including the premiums for the insurance coverages required to be maintained by the Surviving Corporation pursuant to Section 6.09(d), which Opus shall, if necessary, fund the payment therefor.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation and Opus, jointly and severally (the “Indemnifying Party”), shall defend, indemnify and hold harmless each present and former director and officer of CFC or a CFC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CFC or any CFC Subsidiary or is or was serving at the request of CFC or any of the CFC Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CFC Articles and the CFC Bylaws or equivalent documents of any CFC Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by CFC pursuant to this Section 6.09, in each case as in effect on the date hereof.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) The Surviving Corporation (and Opus to the extent it is required to provide indemnification pursuant to Section 6.09(a)) shall maintain CFC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CFC’s existing policy covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time.

(e) Opus and the Surviving Corporation shall preserve and store in a safe and secure manner and location (including electronically) the books and records (including, without limitation, all corporate minutes described in Section 5.03(a)) of CFC and Cascade Bank prior to the Effective Time, and provide or make available to any Indemnified Party and his/her legal counsel, copies of any such documents they may request for the purpose of defending or responding to any claim, action, suit or proceeding.

(f) If Opus or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Opus or the Surviving Corporation shall assume the obligations set forth in this Section 6.09.

6.10 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Opus shall take all reasonable action so that employees of CFC and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Opus of general applicability (the “Opus Benefit Plans”) to the same extent as similarly-situated employees of Opus (it being understood that inclusion of the employees of CFC and its Subsidiaries in the Opus Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of CFC and its Subsidiaries until such employees are permitted to participate in the Opus Benefit Plans and provided further, however, that nothing contained herein shall require Opus to make any grants to any former employee of CFC under any discretionary equity compensation plan of Opus.  Opus shall cause each Opus Benefit Plan in which employees of CFC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for purposes of eligibility to participate in, vesting of benefits under or accrual of benefits under, any defined benefit pension plan) under the Opus Benefit Plans, the service of such employees with CFC and its Subsidiaries to the same extent as such service was credited for such purpose by CFC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Except for the commitment to continue those Benefit Plans of CFC and its Subsidiaries that correspond to Opus Benefit Plans until employees of CFC and its Subsidiaries are included in such Opus Benefit Plans, nothing herein shall limit the ability of Opus to amend or terminate any of CFC’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Opus shall honor, and Opus and the Surviving Corporation, jointly and severally, shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CFC and its Subsidiaries and current and former directors of CFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CFC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.  The severance or termination payments which are payable pursuant to such agreements, plans or policies of CFC and its Subsidiaries (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of CFC and its Subsidiaries become eligible to participate in a medical, dental or health plan of Opus, Opus shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Opus, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Each of CFC, its Subsidiaries, its ERISA Affiliates and Opus acknowledges and agrees that all provisions contained within this Section 6.10 with respect to Employees and directors are included for the sole benefit of CFC and Opus and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CFC, its Subsidiaries, Opus or any of their respective Affiliates.

(e) The CFC 401(k) Plan shall be terminated immediately prior to, and effective as of, the Effective Time. Upon termination, all participants in the CFC 401(k) Plan shall be 100% vested in their account balances upon such amendment.  In connection with the termination of the CFC 401(k) Plan, CFC shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the CFC 401(k) Plan.  CFC shall adopt amendments to the CFC 401(k) Plan as may be reasonably required by the IRS as a condition to granting a favorable determination letter with respect to such termination.  No distributions from the CFC 401(k) Plan shall be made, except as may be required by law, until receipt of a favorable determination letter.  CFC shall maintain the CFC 401(k) Plan and make all required filings in accordance with the terms of the CFC 401(k) Plan, ERISA, the Code and other applicable Law until all assets are distributed from the CFC 401(k) Plan.

(f) Prior to the Closing Date, CFC shall adopt, subject to the Closing of the Transaction, a severance policy in the form set forth in Section 6.10 of Opus’ Disclosure Schedule.

(g) Following the execution of this Agreement, Opus and CFC shall use reasonable efforts to cooperate with respect to the establishment of retention arrangements for certain employees of CFC and its Subsidiaries that will continue with Opus following the Closing of the Transaction.

6.11 Notification of Certain Matters.  Each of CFC, Cascade Bank and Opus shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 Estoppel Letters.  CFC shall use its commercially reasonable efforts to obtain and deliver to Opus at the Closing with respect to all real estate (i) owned by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex C from all tenants and (ii) leased by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all lessors.

6.13 Assumption of Indenture Obligations.  Following the Merger, Opus shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of CFC under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by CFC or any of its Subsidiaries.

6.14 Antitakeover Statutes.  Each of Opus and CFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.15 Cooperation in Securing Approval or Non-objection for the TARP Purchase.  Opus agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to secure the approval of, or non-objection by the Treasury of the TARP Purchase, including but not limited to providing the Treasury with any documentation required by the Treasury Letter, including but not limited to the Agreement.  Each of CFC and Cascade Bank agree to use their reasonable best efforts in good faith to cooperate with Opus in securing any documentation that may be required by the Treasury in connection with its review of the Transaction pursuant to the Treasury Letter.

6.16 Consents.  CFC and Cascade Bank shall use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices pursuant to the terms of the Material Contracts, which will be required as a result of the Transactions being consummated.

6.17 Repayment of Intercompany Loan.  On the Effective Time, Opus shall cause CFC to repay the balance of the loan made by Cascade Bank to CFC in the amount of $430,000 plus interest.

6.18 Reports.  Each of Opus, CFC and CFC’s Subsidiaries shall file all reports required to be filed by it with Governmental Authorities between the date of this Agreement and the Effective Time and CFC and CFC’s Subsidiaries shall deliver to Opus copies of all such reports promptly after the same are filed.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Shareholder Approval.  This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CFC Common Stock.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Opus Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Opus would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Transaction.

7.02 Conditions to Obligations of CFC and Cascade Bank.  The obligation of CFC and Cascade Bank to consummate the Merger is also subject to the fulfillment or written waiver by CFC and Cascade Bank prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Opus and Merger Sub set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(b) Performance of Obligations of Opus.  Opus and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(c) Other Actions.  Opus and Merger Sub shall have furnished CFC and Cascade Bank with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CFC and Cascade Bank may reasonably request.

7.03 Conditions to Obligations of Opus and Merger Sub.  The obligations of Opus and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Opus prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CFC and Cascade Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Opus shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

(b) Performance of Obligations of CFC and Cascade Bank.  CFC and Cascade Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and Opus and Merger Sub shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

(c) Bank Merger.  All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the DFI and the FDIC, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(d) Consents.  All consents, approvals authorizations, notices and waivers required pursuant to the terms of the Material Contracts, all of which are identified in Section 5.03(k)(i) of CFC’s Disclosure Schedules, shall have been obtained and delivered by CFC and Cascade Bank as of the Effective Date.

(e) TARP Purchase Approval or Non-objection.  The Treasury shall have provided its approval or non-objection to the TARP Purchase by Merger Sub pursuant to the terms of the Treasury Letter.

(f) Other Actions.  CFC and Cascade Bank shall have furnished Opus and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Opus may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By the mutual consent in writing of Opus, Merger Sub, CFC and Cascade Bank.

(b) Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event that the Merger is not consummated by August 1, 2011, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party or parties seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Shareholders (if CFC or Cascade Bank are the parties seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e) No CFC Stockholder Approval.  By either Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, if any approval of the stockholders of CFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CFC Meeting or at any adjournment or postponement thereof.

(f) CFC Failure to Recommend; Etc.  By Opus and Merger Sub if (i) CFC shall have materially breached the provisions of Section 6.07 in any respect adverse to Opus, (ii) the CFC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Opus, or (iii) CFC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the CFC Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers.  By Opus and Merger Sub if a tender offer or exchange offer for 15% or more of the outstanding shares of CFC Common Stock is commenced (other than by Opus), and the CFC Board recommends that the stockholders of CFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal.  At any time prior to the CFC Meeting, by CFC in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by CFC and the CFC Board in compliance with Section 6.07(a) hereof, provided, however, that this Agreement may be terminated by CFC pursuant to this Section 8.01(h) only after the fifth Business Day following CFC’s provision of written notice to Opus advising Opus that the CFC Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Opus does not, in its sole discretion, make an offer to CFC that the CFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal, and provided further, that termination under this Section 8.01(h) shall not be deemed effective until payment of the Termination Fee required by Section 8.02(b)(i) is tendered to Opus.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(d) and Article IX (except for Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Opus, Merger Sub, CFC nor Cascade Bank shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement; provided, however, that the Termination Fee shall in all events constitute the sole and exclusive compensation and remedy of Opus in the event the Transaction is not consummated as a result of or related to a termination of this Agreement by Opus pursuant to Section 8.01(f) or (g) or CFC pursuant to Section 8.01(h).

(b) The parties hereto agree that CFC shall pay Opus $2.25 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Opus pursuant to Section 8.01(h), CFC shall not later than concurrent with such termination, pay the Termination Fee to Opus; or

(ii) if this Agreement is terminated by Opus pursuant to Section 8.01(f) or (g), CFC shall pay the Termination Fee to Opus on the second Business Day following the termination of this Agreement; or

(iii) if this Agreement is terminated by (A) Opus pursuant to Section 8.01(b), (B) by either Opus or CFC or Cascade Bank pursuant to Section 8.01(c) and at the time of such termination no vote of the CFC stockholders contemplated by this Agreement at the CFC Meeting shall have occurred, or (C) by either Opus or CFC pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CFC or Cascade Bank or the CFC Board or the Cascade Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CFC contemplated by this Agreement at the CFC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination CFC or Cascade Bank enters into an agreement with respect to a Control Transaction, then CFC shall pay to Opus an amount equal to two-thirds of the Termination Fee on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, CFC shall pay to Opus the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CFC or Cascade Bank within 18 months after such termination, then CFC shall pay to Opus the Termination Fee (less any amount previously paid by CFC pursuant to clause (1) above) on the date of such consummation of such Control Transaction.  As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any

Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CFC or Cascade Bank or a majority of the assets or CFC or Cascade Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CFC or by any Person other than CFC or its Subsidiaries of more than 50% of the voting power of Cascade Bank or (iii) any merger, consolidation or other business combination transaction involving CFC or any of its Subsidiaries as a result of which the stockholders of CFC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Opus.

(c) If CFC fails to pay Opus the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CFC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Opus in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Opus prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) If this Agreement is terminated by either CFC or Cascade Bank on the one hand or Opus on the other hand due to a breach of a representation, warranty, covenant or undertaking by the other party or parties, the breaching party or parties shall be liable for and shall promptly pay to the non-breaching party or parties upon written demand $1.5 million (the “Liquidated Damages Amount”), without prejudice to any other rights or remedies as may be available to Opus under Section 8.02(b) above, provided however that to the extent Opus is entitled to be paid both the Liquidated Damages Amount set forth in this Section 8.02(d) as well as the Termination Fee set forth in Section 8.02(b) above, in no event will the amount payable to Opus pursuant to Section 8.02(b) and this Section 8.02(d) exceed $2.25 million.  Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by the non-breaching party or parties.  If the breaching party or parties fails to pay the non-breaching party or parties the amounts due under this paragraph (d), the breaching party or parties shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party or parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided the non-breaching party or parties prevail on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) The parties agree that the agreements contained in Sections 8.02(b) and 8.02(d) above are integral parts of the transactions contemplated by this Agreement, that without such agreements neither party would have entered into this Agreement, and constitute liquidated damages and not a penalty.

ARTICLE IX

MISCELLANEOUS

9.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CFC Meeting no amendment shall be made which by law requires further approval by the stockholders of CFC without obtaining such approval.

9.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington (without giving effect to choice of law principles thereof).

(b) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(c).

9.05 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Opus and Merger Sub to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Cascade Bank to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
and Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:                  Glen P. Garrison
Thomas A. Sterken
Fax:  (206) 623-3384

9.07 Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement (as amended by Section 6.06(d) of this Agreement) between Cascade Bank and Opus represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement between Cascade Bank and Opus supersede any and all other oral or written agreements heretofore made. The letter of intent dated as of January 28, 2011, and the letter agreement dated December 15, 2010, are superseded by this Agreement. Except for the Indemnified Parties’ right to enforce Opus’ obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and the rights of any employees of CFC and its Subsidiaries under Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect with respect to CFC or Opus, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including, without limitation, the Confidentiality Agreement referenced in Section 6.06(d)) were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Opus may at any time modify the structure of the acquisition of CFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of CFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) the modification does not change the intended federal income tax consequences of the transactions contemplated by this Agreement and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.  In the event Opus elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                            OPUS BANK

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            OPUS ACQUISITION, INC.

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            CASCADE FINANCIAL CORPORATION

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

                            CASCADE BANK

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of March 3, 2011, among __________________, a shareholder (“Shareholder”) of Cascade Financial Corporation, a Washington corporation (“CFC”), Opus Bank, a California-chartered bank (“Opus”), and, solely for purposes of the last sentence of Section 8, CFC.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CFC, Cascade Bank, a Washington-chartered bank and wholly-owned subsidiary of CFC, Opus and Opus Acquisition, Inc., a wholly-owned subsidiary of Opus (“Merger Sub) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which CFC will merge with Merger Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of CFC Common Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of CFC Common Stock identified on Exhibit I hereto (such shares, together with all shares of CFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Opus to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CFC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of CFC, or in connection with any written consent of the stockholders of CFC, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (w) in favor of adoption and approval of the Merger Agreement and the Merger; (x) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFC contained in the Merger Agreement or of Shareholder contained in this Agreement; (y) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; and (z) against the election of new members of CFC’s board of directors, other than the nominees of the majority of the board of directors in office on the date of this Agreement.

2.           Transfer of Shares.

(a)           Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the written approval of Opus, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)           Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Opus as follows:

(a)           Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of CFC Common Stock owned beneficially or of record by Shareholder.  Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)           Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.           No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to CFC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CFC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of CFC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Opus with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the CFC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.           Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify Opus promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of CFC Common Stock or other securities of CFC of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were CFC.

6.           Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Opus if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Opus will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of Opus for any such failure and will not oppose the granting of such relief on the basis that Opus may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Opus’ seeking or obtaining such equitable relief.

7.           Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.           Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs CFC to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.  CFC agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the CFC Common Stock.

9.           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Opus to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Shareholder to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
      Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:  Glen P. Garrison
       Thomas A. Sterken
Fax:  (206) 623-3384

11.           Miscellaneous.

(a)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)           Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CFC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CFC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of CFC.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law.

(ii)          Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e)(iii).

(f)           Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.           Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

13.           Non-Solicitation.

(a)           In order that Opus may have and enjoy the full benefit of ownership of CFC and the businesses it conducts following the Effective Time, Shareholder agrees that for a period of 24 months after the Effective Date, Shareholder will not take any affirmative action to hire, attempt to hire, contact or solicit with respect to hiring, any Person who was an employee of CFC or any Subsidiary or Affiliate of CFC prior to the Effective Time of the Merger or becomes an employee of Opus or any of its subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of Opus or any of its subsidiaries, provided that the foregoing shall not apply to any Person whose employment with Opus or any of its subsidiaries terminated more than six months prior to the time Shareholder first solicited such Person for employment following the Effective Date or was involuntarily terminated by Opus or any of its subsidiaries.  Nothing contained in this Section 13 is intended to prohibit general advertising or general solicitation not specifically directed at employees of Opus or its subsidiaries.

(b)           Shareholder acknowledges and agrees that the businesses conducted by CFC are highly competitive, a significant portion of CFC’s competitiveness and its value as a going enterprise is derived from its workforce, and that the covenant made by Shareholder in this Section 13 is made in consideration of the payments of the Merger Consideration and as a necessary inducement for Opus to enter into the Merger Agreement and consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 13 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that, although Shareholder and Opus each consider the restrictions contained in this Section 13 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 13 is unenforceable against any party, the provisions of this Section 13 shall be deemed amended to apply as to such maximum extent as such court may judicially determine or indicate to be enforceable.  Shareholder acknowledges that breach of Section 13 would cause Opus irreparable harm and consents to the entry of an injunction without bond in the event Shareholder breaches or threatens to breach Section 13.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

OPUS BANK

By:
Name:           Stephen H. Gordon
Title:           Chairman, President and Chief Executive

   Officer

CASCADE FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

________________________________

(Signature)

EXHIBIT I
SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of CFC Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on CFC Common Stock

ANNEX B

AGREEMENT OF MERGER

Agreement of Merger, dated as of ______ ___, 2011, by and between Opus Bank (the “Acquiror Bank) and Cascade Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a Washington chartered bank and a wholly-owned subsidiary of Cascade Financial Corporation (“CFC”); and

WHEREAS, the Acquiror Bank is a California chartered bank; and

WHEREAS, The Acquiror Bank, CFC and the Bank have entered into an Agreement and Plan of Reorganization, dated as of March 3, 2011 (the “Agreement”), pursuant to which Opus Acquisition, Inc., a wholly-owned subsidiary of Acquiror Bank, will merge with and into CFC (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of the states of California and Washington. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2.           Effective Time. The Merger shall become effective on the date and at the time that the Articles of Merger are filed with the California Secretary of State, the California Department of Financial Institutions and the Washington State Secretary of State, unless a later date and time is specified as the effective time in such Articles of Merger (the “Effective Time”).

3.           Articles of Incorporation; Bylaws. The Articles of Incorporation, as amended (the “Article of Incorporation”), and the Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.           Name; Offices. The name of the Surviving Bank shall be “Opus Bank.”  The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities after the date hereof.

5.           Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who are the directors of the Acquiror Bank immediately prior to the Effective Time, and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time.  The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

6.           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(i)           all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

(ii)           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7.           Effect on Shares of Stock.

(a)           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)           At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8.           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9.           Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

10.           Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

11.           Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.           Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.           Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

14.           Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the DFI and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

15.           Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

16.           Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

OPUS BANK

By:
Name:           Stephen H. Gordon
Title:           Chairman, President and Chief

   Executive Officer

CASCADE BANK

By:
Name:
Title:

ANNEX C

TENANT ESTOPPEL LETTER

__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ___________________ (“Landlord”) and __________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries, by Opus Bank (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.  If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.           No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.           There exists no defense to, or right of offset against, enforcement of the Lease by Landlord.  Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.           Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee.  Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

________________________________

By:  ____________________________
Name:  __________________________
Title:  ___________________________

SCHEDULE A

LEASE

ANNEX D

LANDLORD ESTOPPEL LETTER
__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ____________________________________________ (“Landlord”) and ________________________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries by Opus Bank. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.           No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.           Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

___________________________________

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

SCHEDULE A

LEASE

APPENDIX B

March 3, 2011

Board of Directors
Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201

Ladies and Gentlemen:

Cascade Financial Corporation (“Cascade”), Cascade Bank, a wholly-owned subsidiary of Cascade (“Cascade Bank”), Opus Bank (“Opus”) and Opus Acquisition, Inc., a wholly owned subsidiary of Opus (“Opus Acquisition”), have entered into an Agreement and Plan of Reorganization, dated as of March 3, 2011 (the “Agreement”), pursuant to which Opus Acquisition will merge with and into Cascade (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Cascade common stock issued and outstanding immediately prior to the Effective Time (the “Cascade Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive an amount in cash, without interest, equal to the quotient of: (i) $5,500,000 and (ii) the total number of shares of Cascade issued and outstanding as of the Effective Time (the “Merger Consideration”). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to holders of the Cascade Common Stock.

Sandler O’Neill + Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Cascade and Cascade Bank that we deemed relevant; (iii) certain unaudited financial statements and other historical financial information of Opus, including Opus’ call report for the quarter end date December 31, 2010, that we deemed relevant in determining Opus’ financial capacity to undertake the Merger; (iv) internal financial projections for Cascade and Cascade Bank for the years ending December 31, 2011 through December 31, 2013; (v) a comparison of certain financial information for Cascade and Cascade Bank, with similar institutions for which publicly available information is available, including those publicly traded institutions with elevated levels of non-performing assets; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the banking industry, including those recent business combinations involving institutions with elevated levels of non-performing assets as seller; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Cascade the business, financial condition, results of operations and prospects of Cascade and Cascade Bank, including certain operating, liquidity, regulatory, asset quality and other financial matters.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Cascade or Opus or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Cascade or Opus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any loan, investment or other FASB141(R) mark, the collateral securing assets or the liabilities (contingent or otherwise) of Cascade or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Cascade nor have we reviewed any individual credit files relating to Cascade and we express no opinion on the adequacy of the allowance for loan losses of Cascade.

With respect to the financial projections for Cascade used by Sandler O’Neill in its analyses, the senior management of Cascade confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Cascade. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Cascade or Opus since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Cascade will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Cascade received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

B - 1

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Cascade’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past we have provided certain investment banking services to Cascade and received fees from Cascade for such services. Most recently, we have served as financial advisor in connection with Cascade’s consideration of possible strategic alternatives to preserve and enhance shareholder value. We also acted as co-placement agent to Opus in connection with its recent private placement of equity securities, which was completed in September 2010. Cascade and Cascade Bank have agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Cascade or Opus. We may also actively trade the equity and/or debt securities of Cascade for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Cascade in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Cascade as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transaction related thereto. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of the Cascade Common Stock and does not address the underlying business decision of Cascade to undertake the Merger, and management has advised us of their belief that the Merger represents the sole alternative for Cascade and Cascade Bank. We express no opinion as to the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for Cascade or the effect of any other strategic or financial transaction in which Cascade might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of Cascade Common Stock from a financial point of view.

Very truly yours,

Sandler O’Neill + Partners, L.P.

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APPENDIX C

DISSENTERS’ RIGHTS UNDER THE

WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010  Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020  Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030  Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200  Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210  Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220  Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230  Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240  Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250  Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260  Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270  After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280  Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300  Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310  Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

CASCADE’S ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

[To be included in the definitive proxy filing and mailing]

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APPENDIX E

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Admission Ticket

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASCADE FINANCIAL CORPORATION

PROXY

The undersigned shareholder of Cascade Financial Corporation, a Washington corporation ("Cascade"), having read the notice of special meeting of shareholders and the definitive proxy statement, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Carol K. Nelson and Debra K. Johnson, or either of them, with the full power and authority to act as proxy of the undersigned and with the full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of shareholders of Cascade to be held on _____, 2011 at 5:00 pm, Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, and at any adjournments or postponements thereof, on the matters set forth in this proxy and described in the definitive proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE ENCLOSED. THIS PROXY CARD WILL BE VOTED BY THE PROXIES OR THE TRUSTEES OF THE 401(K) PLAN, AS THE CASE MAY BE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' EACH OF THE LISTED PROPOSALS.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

To change the address on your account, please check the box and indicate your new address in the address space provided below ☐

____

Shareholder's Signature

Signature of Shareholder ____________________	Signature of Shareholder ____________________
Date: ______________	Date: ______________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through _____, 2011, 2:00 PM, Pacific Time.

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CASCADE FINANCIAL CORPORATION

INTERNET

http://www.proxyvoting.com/casb

Use the Internet to vote your proxy. Have proxy card in hand when you access the website.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or telephone you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

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